SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SAFECO CORPORATION

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2007 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Seattle, Washington
Dear Shareholder:	April 2, 2007

You are invited to attend the annual meeting of the shareholders of Safeco Corporation. It will be held on Wednesday, May 2, 2007 at 11:00 a.m. Pacific Time, at a new location: The Seattle Public Library, Microsoft Auditorium. The street address for The Seattle Public Library is 1000 Fourth Avenue, Seattle, Washington 98104.

At the meeting, we will consider and vote on the following matters, which are described in more detail in this proxy statement:

1.	Election of five directors, four to serve a term of three years and one to serve a term of one year.

2.	Ratification of Ernst & Young LLP’s appointment as our independent registered public accounting firm.

3.	A shareholder proposal regarding majority voting in the election of directors.

4.	Any other business that may come before the meeting properly.

Please read this proxy statement carefully to learn more about these and related matters. Our annual report for 2006 is also included to give you more information about our progress.

Your vote is important. Please vote your shares before the meeting, using the Internet, the phone or your proxy card or voting instruction form. Please vote before the meeting, even if you plan to attend. Thank you.

Sincerely,

Paula Rosput Reynolds President and Chief Executive Officer

SAFECO CORPORATION

Notice of Annual Meeting of Shareholders

When:	11:00 a.m., Pacific Time, Wednesday, May 2, 2007

Where:	* New Location* The Seattle Public Library, Microsoft Auditorium 1000 Fourth Avenue Seattle, WA 98104

Record Date: March 5, 2007

Agenda:

1.      Election of five directors, four to serve a term of three years and one to serve a term of one year.

2.      Ratification of Ernst & Young LLP’s appointment as our independent registered public accounting firm.

3.      A shareholder proposal regarding majority voting in the election of directors.

4.      Any other business that may come before the meeting properly.

The Board of Directors urges you to vote FOR items 1 and 2 above and AGAINST item 3.

More information on all of these matters is included in the following proxy statement. You are entitled to vote on these matters and to attend the annual meeting if you held Safeco shares as of the close of business on our record date, March 5, 2007.

This proxy statement is being sent to Safeco’s shareholders on or about April 2, 2007.

Voting Instructions – YOUR VOTE IS IMPORTANT!

Please vote your shares before the meeting, using the Internet, the phone or your proxy card or voting instruction form. Please vote before the meeting even if you plan to attend. This helps ensure the presence of a quorum at our meeting so we can transact business. When you vote your shares promptly, you also help save costs we might otherwise incur for additional proxy solicitation.

Voting by Internet or phone is fast and convenient and saves postage and proxy tabulation costs. You may also vote your shares by mail. An addressed envelope is enclosed for your convenience, and no postage is required if you mail it in the United States. Voting now by Internet, phone or mail will not prevent you from changing your vote later. Instructions for changing your vote are given on page 2.

HOW TO VOTE BY INTERNET

24 hours a day – 7 days a week

1. Read this proxy statement.

2. If you’re a registered shareholder, locate your control number on your proxy card. Go to: https://www.proxypush.com/saf and follow the instructions for casting your vote.

3. If you’re an employee participant in the Safeco Stock Ownership Fund, locate your control number in the e-mail you received from The Bank of New York. Go to https://www.proxypush.com/saf and follow the instructions for casting your vote. If you’re a non-employee participant in this fund, just follow the instructions in Step 2 above.

4. If you’re a beneficial shareholder (you hold your shares through a bank, broker or other institution), follow the instructions on your voting instruction form.

HOW TO VOTE BY PHONE

Toll-free, 24 hours a day – 7 days a week

1. Read this proxy statement.

2. If you’re a registered shareholder, locate your control number on your proxy card. Call 1-866-307-0791 and follow the instructions given for casting your vote.

3. If you’re an employee participant in the Safeco Stock Ownership Fund, locate your control number in the e-mail you received from The Bank of New York. Call 1-866-307-0791 and follow the instructions for casting your vote. If you’re a non-employee participant in this fund, just follow the instructions in Step 2 above.

4. If you’re a beneficial shareholder (you hold your shares through a bank, broker or other institution), follow the instructions on your voting instruction form.

PLEASE DO NOT SUBMIT A PAPER PROXY CARD OR VOTING INSTRUCTION FORM IF YOU ARE VOTING BY INTERNET OR PHONE.

SAFECO CORPORATION

2007 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

SAFECO CORPORATION

Safeco Plaza, Seattle, Washington 98185

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS—MAY 2, 2007

Questions and Answers about these Materials, Voting and the Meeting

Why have I received these materials?    You are a Safeco shareholder and as such our Board of Directors wants you to vote at our May 2, 2007 annual shareholders’ meeting. Shareholders are invited to attend the meeting. Even if you do not attend, the board asks you to vote on the proposals discussed in this proxy statement. Our annual report for 2006 is also included in this package if you’ve received the materials by mail, and is available online at www.safeco.com/ar.

What information does this proxy statement cover?    The proxy statement includes information on the proposals our shareholders will vote on at the annual meeting, how voting works, the compensation we pay our directors and certain officers, our corporate governance practices and certain other required information.

What proposals are we voting on?    The proposals up for a shareholder vote are:

(1)	Election of five directors, four to serve a three-year term and one to serve a one-year term on our Board of Directors. Safeco’s nominees for these positions are Robert S. Cline, Maria S. Eitel, John S. Hamlin, Paula Rosput Reynolds and Charles R. Rinehart, each of whom is currently a Safeco director. You can read more about these director nominees and our continuing directors starting on page 5.

(2)	Ratification of our selection of Ernst & Young LLP to be our independent registered public accounting firm for 2007. You can read more about Ernst & Young LLP on page 21.

(3)	A shareholder proposal regarding majority voting in the election of directors. You can read more about this shareholder proposal on page 7.

How does the board recommend I vote on these proposals?    The board recommends that you vote “FOR” each director nominee, “FOR” the ratification of the Audit Committee’s appointment of Ernst & Young LLP and “AGAINST” the shareholder proposal.

Who is entitled to vote on these proposals?    If you owned Safeco shares as of the close of business on the record date, March 5, 2007, you are entitled to vote on these proposals.

What is the record date and what does it mean?    The record date for the 2007 annual meeting of shareholders is March 5, 2007. Owners of our common stock as of the close of business on the record date are entitled to receive notice of the meeting and to vote their shares at or before the meeting.

How many shares can be voted?    On March 5, 2007, there were 105,608,256 shares of Safeco common stock outstanding. All of these shares may be voted, and they are our only class of voting stock outstanding. You have one vote for each share of Safeco common stock that you own.

How do I cast my vote?    If you are a registered shareholder, meaning that your name and shareholdings are registered with our transfer agent, you may vote by any one of the following methods: (1) Internet, (2) phone, (3) mail, using your proxy card, or (4) in person at the meeting. When you vote your shares before the meeting, you are instructing another person to vote your shares for you at the meeting in the manner that you indicate. These persons, called proxies, are named on your proxy card.

If, like many shareholders, you are a beneficial shareholder and hold your shares in “street name,” meaning that you hold your shares through a bank, broker or other institution, you must instruct that institution how to vote your shares. They will usually provide you with an appropriate voting instruction form when they send you this proxy statement.

What if I am a Safeco Stock Ownership Fund participant?    If you participate in the Safeco 401(k)/Profit Sharing Retirement Plan’s Safeco Stock Ownership Fund, you may instruct Wells Fargo, the plan administrator and named fiduciary for voting purposes, how to vote the shares allocated to your account. Unless you are a current employee of Safeco, you will receive a voting card in the mail from The Bank of New York, Safeco’s tabulator of proxy votes. The card will show the number of units held in your plan account and will permit you to give instructions for voting the allocable shares those units represent. Please follow the instructions on the card. Current employees will receive an e-mail from The Bank of New York with instructions for voting by Internet or phone. As explained on the card or in the e-mail, your Internet, phone or written instructions will serve to inform Wells Fargo how to cast your vote. If you do not give timely voting instructions, Wells Fargo will vote your shares in the same proportion as the other Safeco Stock Ownership Fund shares were voted. For example, suppose 70% of the shares in the fund that voted were for a proposal, and 30% of the shares were against it. If you held 100 shares through the fund and didn’t vote, your shares would be voted 70 in favor and 30 against the proposal.

Other parts of this Questions and Answers section refer to registered shareholders and beneficial shareholders. For purposes of these Questions and Answers, Safeco Stock Ownership Fund participants should refer to the instructions for registered shareholders.

How can I change or revoke my vote?    If you are a registered shareholder, you can revoke your proxy or change your vote in one of these ways:

(1)	If you voted by Internet or phone, by casting a new vote by the method you used previously no less than 48 hours before the meeting;

(2)	If you voted by proxy card, by delivering another proxy card dated after your prior proxy card no less than 48 hours before the meeting;

(3)	Regardless of the method you used to cast your previous vote, by attending the meeting and voting in person; and

(4)	Regardless of the method you used to cast your vote, by delivering a written notice of revocation of your vote no less than 48 hours before the meeting to the Secretary of Safeco at Safeco Plaza, Seattle, Washington 98185.

If you are a beneficial shareholder, you should contact the institution that holds your shares directly to change your vote.

What is the quorum requirement?    No proposal may be acted on unless we establish a quorum at our meeting. To establish a quorum, we need to have represented at the meeting, either in person or by proxy, at least a majority of our outstanding shares as of the record date.

What is the vote required to pass a proposal?    Once a quorum is present, under Washington State law, the director candidates, of which there are five, who receive the five highest numbers of votes cast will be elected. For Proposal 2 (the ratification of accountants) and Proposal 3 (majority voting in the election of directors) to pass, Washington law requires that the proposal must receive more votes in favor of it than against it.

How are abstentions counted?    If you affirmatively abstain from voting on a proposal, your vote will not count as a vote cast, but the abstention will be represented at the meeting and will count toward establishing a quorum.

If you are a registered shareholder and you do not vote, your shares will not be represented at the meeting and will not affect the outcome of our proposals. If you are a registered shareholder and return a blank but signed proxy card, your shares will be voted in the manner recommended by the Board of Directors, which is for Proposals 1 and 2 and against Proposal 3.

What are broker non-votes, and how are they counted?    If you are a beneficial shareholder and do not vote (that is, you do not give voting instructions to your broker), your broker may have discretionary authority to vote your shares for you on certain proposals that are considered routine matters. When a broker votes a client’s shares on some but not all of the proposals, the missing votes are called broker non-votes. Proposals 1 and 2 are considered routine matters and brokers may vote either for Proposal 1 or for Proposal 2, or for both, unless you direct otherwise. Proposal 3 is not considered a routine matter and brokers may not vote your shares without your instructions. The Board of Directors recently approved an amendment to our Corporate Governance Guidelines, which requires any nominee in an uncontested election who receives a greater number of votes withheld than votes cast for his or her election or re-election to tender his or her resignation to the Board of Directors. In that event, the Board, following a recommendation from the Nominating/Governance Committee, will then decide whether to accept the resignation or whether other action should be taken. This policy is more fully described under “Proposal 1: Election of Directors” on page 4. For each of Proposals 2 and 3, the proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will have no impact on the outcome of Proposals 1, 2 and 3.

Are the proxy statement and annual report available online?    Yes. This proxy statement and our annual report for 2006 are available at www.safeco.com/ar.

How can I request electronic delivery of my proxy materials?    If you are a registered shareholder, you may elect to receive future proxy materials electronically in any of the following ways:

•	When you vote online;

•	When you vote by phone;

•	By e-mailing The Bank of New York, our transfer agent, at shareowners@bankofny.com; or

•	By checking the appropriate box on your proxy card.

If you request electronic delivery, and you are a registered shareholder, you will receive a proxy card by mail that will show you the Internet link to use for viewing our proxy statement and annual report online.

If you are a beneficial shareholder, please contact your bank, broker or other institution through which you hold your shares to request electronic delivery, or if available, follow the instructions on your voting instruction form.

If I request electronic delivery, may I still get paper copies?    Yes. Paper copies of our annual report and proxy statement are available to you on request. Registered shareholders may request paper copies by calling The Bank of New York at (800) 524-4458 or by contacting our Investor

Relations department by e-mail at ir@safeco.com or by phone at (877) 947-7232 and selecting option “5” to speak with a representative. Beneficial shareholders (those who hold their shares through a bank, broker or other institution) may contact that institution to request paper copies of our proxy materials, or contact our Investor Relations department.

We used to get multiple copies of these materials, but now we only get one. Why?    If you and others at your mailing address hold stock through a bank, broker or other institution, you were probably notified that your household would start receiving only one annual report and proxy statement for each company whose stock you hold that way. This practice is known as “householding.” Its purpose is to reduce the volume of duplicate information you receive and to reduce associated printing and postage costs. Unless you responded that you did not want to participate in householding, your household will receive a single copy of the proxy statement and annual report, accompanied by separate voting instruction forms for each shareholder. If you want to receive multiple household copies in the future, please contact the bank, broker or other institution through which you hold your shares.

I’m a registered shareholder—may I request householding?    No. Based on our analysis, the number of registered shareholders who are eligible for householding does not justify the expense of administering a householding program at this time. Safeco performs this analysis annually and will let you know of any changes to this policy.

Who is soliciting my voting proxy, and who is paying for this?    The Board of Directors is soliciting your proxy on behalf of Safeco, and Safeco is paying all expenses of soliciting proxies for this meeting. We have retained Georgeson Shareholder Communications Inc., of New York, N.Y., to help us solicit proxies personally or by mail, phone or Internet. We anticipate the cost for this service will be $7,000 plus reasonable out-of-pocket expenses. We will also reimburse banks, brokers and similar institutions for reasonable expenses incurred in forwarding proxy solicitation materials to beneficial shareholders. Safeco management expects to solicit proxies only through the mail, but if proxies are not received promptly, our employees also may solicit proxies personally or by mail, phone or Internet.

Proposal 1:  Election of Directors

Safeco’s Board of Directors consists of 12 directors. For election purposes, the board is divided into three classes. Each class serves a different three-year term, such that one of the three classes stands for election each year. Our bylaws state that each class must consist, as nearly as possible, of one-third of the total number of directors. Subsequent to our 2006 shareholder meeting, we named two new directors: John S. Hamlin and Charles R. Rinehart. In 2007, Class III is up for election, including Mr. Cline, Ms. Eitel, Mr. Hamlin and Ms. Reynolds. Mr. Rinehart was assigned to Class I, which will be up for election in 2008. Under Washington law, the terms of directors who are appointed to fill vacancies during the year expire at the next shareholder meeting at which directors are elected.

Accordingly, at our 2007 annual meeting, shareholders will vote on four nominees to serve a three-year term as Class III directors. If elected, their term will end at the 2010 annual meeting, or later, if more time is necessary to elect and qualify their successors. Also at our 2007 annual meeting, shareholders will vote on one nominee, Mr. Rinehart, to serve a one-year term as a Class I director. If elected, his term will end at the 2008 annual meeting, or later if more time is necessary to elect and qualify his successor. Under our Restated Articles of Incorporation, a shareholder may vote each share held for each director position only once per election; in other words, the Articles do not provide for cumulative voting. In addition, director nominees who receive the greatest number of votes cast by the shares present in person or represented by proxy at the annual meeting will be elected directors under Washington law. However, the Board of Directors recently adopted a director resignation policy as part of our Corporate Governance Guidelines, which provides that any director nominee in an uncontested election who receives a greater number of votes withheld than votes cast for his or her election or re-election must tender his or her resignation to the Board within five business days from the certification of the shareholder vote by the inspector of elections. The Nominating/Governance Committee will make a recommendation to the Board as to whether to accept the director’s resignation or whether other action should be taken. The director whose resignation is under consideration will abstain from participating in both the Nominating/Governance Committee’s recommendation and the Board’s decision with respect to the resignation. The Board will act on the resignation within 90 days following the submission of the director’s resignation and publicly disclose its decision within four business days of its decision. If a resignation is not accepted by the Board, the director will continue to serve.

2007 Nominees for Director

Class III Term If Elected: Through 2010 Annual Meeting

Robert S. Cline, 69, has been one of our directors since 1992. Mr. Cline was Chairman of the Board of Directors and Chief Executive Officer of Airborne, Inc., an air freight carrier, from 1984 until his retirement in May 2002. He is also a director of Esterline Technologies Corp., an aerospace technology company.

Maria S. Eitel, 44, has been one of our directors since August 2005. She has been president of the Nike Foundation and vice president of Nike Inc., since 2004. From 1998 through 2004, Ms. Eitel served as Nike Inc.’s vice president for Corporate Responsibility. Before joining Nike, Ms. Eitel was senior manager of Microsoft Corporation’s European Corporate Affairs Group. She previously held positions in public affairs, communications and media affairs at the Corporation for Public Broadcasting, a private, non-profit corporation created by Congress, MCI Communications Corp., a provider of communication services, and the White House.

John S. Hamlin, 41, joined our Board of Directors in November 2006. Mr. Hamlin is President and Managing Partner of Bozeman Limited Partnership, an Austin-based private equity firm. Previously, Mr. Hamlin was senior vice president of Dell Inc.’s Online Business and Global Brand Marketing until February 2007, serving as senior vice president of Dell’s U.S. consumer business from 2000 to 2005. He joined Dell in 1996 and has held a variety of marketing and operations positions both in the United States and Japan. He previously worked in the venture capital field and served as a strategic consultant at Bain & Company for six years.

Paula Rosput Reynolds, 50, was appointed Safeco Corporation’s president, chief executive officer and a director of the company effective January 1, 2006. Previously Ms. Reynolds was chairman, president and chief executive officer of AGL Resources, an Atlanta-based energy services holding company that includes six natural gas utility companies, wholesale services and energy investments. Appointed as AGL Resources’ CEO in August 2000 and as its chairman in February 2002, she previously served as president of one of AGL Resources’ principal subsidiaries, Atlanta Gas Light Company, from 1998-2000. Ms. Reynolds earlier served as president and CEO of Houston-based Duke Energy North America, which operated power-generating facilities across the United States, and as senior vice president of Pacific Gas Transmission Company. Ms. Reynolds also serves on the boards of directors of Coca-Cola Enterprises, a company that produces, markets and distributes Coca-Cola products, and Delta Air Lines, an air transportation carrier.

Class I Term if Elected: Through 2008 Annual Meeting

Charles R. Rinehart, 60, joined our Board of Directors in March 2007. Mr. Rinehart is the former President and Chief Executive Officer of H.F. Ahmanson & Company, formerly a savings and loan association, until 1998, serving as President and Chief Operating Officer from 1989 to 1993. Before joining H.F. Ahmanson, he was President and Chief Operating Officer of AVCO Financial Services in 1983, becoming its President and Chief Executive Officer in 1985. Before joining AVCO, Mr. Rinehart was Executive Vice President of Fireman’s Fund Insurance Company. He is also a director of VeriFone Holdings, Inc., a company that automates transactions among consumers, merchants and financial institutions.

The Board of Directors unanimously recommends that you vote “FOR” each of the above Class I and Class III director nominees.

Continuing Directors

Class I—Term Expires at 2008 Annual Meeting

Joseph W. Brown, 58, has been one of our directors since 2001 and was named non-executive Chairman of the Board effective January 1, 2006. Mr. Brown has served as Chairman of MBIA Inc., a financial services company, since 1999, and served as MBIA’s Chief Executive Officer from 1999 to May 2004. Mr. Brown plans to step down as Chairman of MBIA effective May 2007. Before joining MBIA, he was Chairman, President and Chief Executive Officer of Talegen Holdings, Inc., formerly the insurance holdings operation of Xerox Corporation, from 1992 through 1998. Before joining Talegen, Mr. Brown was President and Chief Executive Officer of Fireman’s Fund Insurance Company.

Kerry Killinger, 57, has been one of our directors since January 2003. He is the Chairman and Chief Executive Officer of Washington Mutual, Inc., a financial services company, and served as that company’s Chairman, President and Chief Executive Officer from 1991 through January 2005. He began serving as the President and as a director of that company in 1988, as its Chief Executive Officer in 1990, and as its Chairman of the Board of Directors in 1991.

Gary F. Locke, 57, has been one of our directors since February 2005. Mr. Locke is a Partner at the Seattle law firm of Davis Wright Tremaine LLP. Mr. Locke served as the Governor of Washington State from 1997 to 2005. From 1994 to 1997 he served as the chief executive of King County in Washington State. He was elected to the Washington State House of Representatives in 1982, where he served on the House Judiciary and Appropriations Committees, in his final five years as chair of the House Appropriations Committee.

Class II—Term Expires at 2009 Annual Meeting

Joshua Green III, 70, has been one of our directors since 1981. Mr. Green is Chairman and Chief Executive Officer of the Joshua Green Corporation, a family investment firm, and Chairman of its wholly-owned subsidiary, Sage Manufacturing Corporation, a manufacturing company.

Peter L.S. Currie, 50, has been one of our directors since July 2005. Mr. Currie is president of Currie Capital LLC, a private investment firm. Previously he was a managing member of General Atlantic LLC, a worldwide private equity investment company where he continues to serve as special advisor. Before joining General Atlantic, Mr. Currie was a partner and co-founder of The Barksdale Group, an early-stage venture capital firm. Mr. Currie also served as executive vice president and chief administrative officer of Netscape Communications and executive vice president and chief financial officer of McCaw Cellular Communications, Inc. Mr. Currie serves on the board of CNET Networks, Inc., an interactive media company, Sun Microsystems, Inc., a company that provides products and services for network computing, and Clearwire Corporation, a provider of wireless high-speed Internet services, and he is a charter trustee of Phillips Academy.

William G. Reed, Jr., 68, has been one of our directors since 1974 and served as our Lead Director from May 2000 until the 2004 annual meeting. Mr. Reed was Chairman of the Board of Directors of Safeco from January 30, 2001 until January 1, 2003, and served as our Acting Chairman and Acting Chief Executive Officer for a one-month period from January 1, 2001 through January 30, 2001. Mr. Reed was the Chairman of Simpson Investment Company, a private forest products holding company, until his retirement in 1996. He is also a director of PACCAR Inc., a truck manufacturing company, and Washington Mutual, Inc., a financial services company, and its subsidiary, Washington Mutual Bank.

Judith M. Runstad, 62, has been one of our directors since 1990. Mrs. Runstad has been Of Counsel to the Seattle law firm Foster Pepper PLLC since 1998 and was a Partner with that firm from 1978 to 1998. She is also a director of Wells Fargo & Company, a diversified financial services company, and Potlatch Corporation, a real estate investment trust.

Proposal 2: Ratification of Appointment of

Independent Registered Public Accounting Firm

Our Audit Committee is responsible for the appointment, termination, compensation and oversight of the audit work of our independent registered public accounting firm, which serves as our independent auditor. The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for 2007. Ernst & Young LLP also served as our independent registered public accounting firm for 2006.

We are not required to submit to a vote of the shareholders for ratification our selection of independent registered public accounting firm, but the Audit Committee recommends that the board submit this matter to shareholders as a matter of good corporate practice. If the shareholders fail to ratify selection of Ernst & Young LLP as our independent registered public accounting firm, the Audit Committee will reconsider whether to retain the firm. The Audit Committee may then retain Ernst & Young LLP or another firm without re-submitting this matter to a shareholder vote. Even if the shareholders ratify Ernst & Young LLP’s appointment, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Safeco and its shareholders.

A representative of Ernst & Young LLP will be at the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote “FOR” ratification of Ernst & Young LLP’s appointment as our independent registered public accounting firm.

Proposal 3: Shareholder Proposal Regarding

Majority Voting in the Election of Directors

The United Brotherhood of Carpenters and Joiners of America, or the Proponent, with a mailing address of 101 Constitution Avenue, N.W. Washington, D.C. 20001, has notified Safeco that it intends to present the resolution set forth below at the annual meeting for action by shareholders. The Proponent’s supporting statement for the resolution, along with our Board of Directors’ statement in opposition, is set forth below. As of November 28, 2006, the Proponent beneficially owned 2,300 shares of Safeco’s common stock. Proxies solicited on behalf of the Board of Directors will be voted “AGAINST” this proposal unless shareholders specify a contrary choice in their proxies.

Proponent’s Proposal

Resolved: That the shareholders of Safeco Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Proponent’s Supporting Statement: In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Wal-Mart, Safeway, Home Depot, Gannett, Marathon Oil, and Supervalu, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of the submission of this proposal, our Company and its board had not taken either action.

We believe the critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in Company governance documents. Our Company needs to join the growing list of companies that have taken this action. With a majority vote standard in place, the board can then consider action on developing post election procedures to address the status of directors that fail to win election. A combination of a majority vote standard and a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Safeco’s Opposition Statement

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

Adopting the proposal raises difficult issues and has potentially unintended and/or undesirable consequences.

Safeco’s Board of Directors recognizes that majority voting in director elections is an issue that has recently received significant attention because many feel that it strengthens director accountability to shareholders and prevents the election of directors with very few votes. However, there is significant disagreement, risk and uncertainty concerning the consequences of adopting such a proposal and the exact form that such a proposal should take, if adopted.

Uncertainty as to the election process created by this proposal will result if a director running for election or reelection gets less than the required number of votes, resulting in a failed election. A failed election of one or more director nominees would raise questions as to the status of those persons. Under current Washington law, the director, even though not elected or re-elected, would remain or “holdover” on the board indefinitely until a successor is elected and qualified or the director resigns. Even if the director were to resign, questions would arise regarding the enforceability of the resignation and the remaining directors, not the shareholders, would fill the resulting vacancy. In addition, as a NYSE-listed company, Safeco must comply with listing standards that include requirements for maintaining independent directors and directors with particular qualifications or expertise. The failure to elect a particular nominee, depending on the independence and qualifications of the remaining directors, could impair Safeco’s ability to comply with those listing standards.

Adopting the proposal is unnecessary given Safeco’s commitment to good corporate governance and its adoption of a director resignation policy.

Safeco’s Board does not believe that electing directors under a majority vote standard would result in a more effective Board. Under the longstanding plurality-vote standard, Safeco’s shareholders have a history of electing strong and independent Boards with the highest standards of ethics and integrity and commitment to good corporate governance. Further, in Safeco’s history, no Board-nominated director has ever had a majority of votes withheld in his or her election. So the proposal would not have had any effect on the composition of Safeco’s Board of Directors.

In addition, Safeco’s Board of Directors has adopted and disclosed a director resignation policy in our Corporate Governance Guidelines to address the status of director nominees that receive more withhold votes than for votes. A copy of our Corporate Governance Guidelines is on our website at www.safeco.com/governance. We believe this establishes a meaningful role for shareholders to elect directors, while reserving for the Board an important post-election role in determining the continued status of an unelected director.

The proponent suggests that Safeco should make fundamental changes to its system of elections without regard to alternative measures that have been adopted by other companies and pending legislative changes in the Washington State legislature that will reduce shareholder uncertainty and the risks of a less democratic process. Safeco’s Board of Directors is cautious about making fundamental changes to our corporate governance system that already has helped Safeco deliver superior performance to our shareholders in recent years.

We will continue to monitor these developments and be prepared to take whatever action we deem appropriate to further our longstanding commitment to the highest standards of corporate governance. At this time, however, we believe that the shareholder proposal would raise difficult issues and perhaps have unintended, unforeseen and potentially harmful consequences for our shareholders.

The Board of Directors unanimously recommends that you vote “AGAINST” the proposal regarding majority voting in the election of directors.

Security Ownership of Directors and Executive Officers

Here is information as of February 28, 2007, regarding the beneficial ownership of Safeco common stock and phantom stock units by our directors, our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for 2006, and all of our directors and executive officers as a group.

Name	Number of Shares Beneficially Owned and Nature of Beneficial Ownership(1)	Number of Shares Acquirable Within 60 Days(2)	Number of Stock Units Held(3)	Percent of Class
Joseph W. Brown	10,000	4,000	9,870	*
Arthur Chong	5,464	0	0	*
Robert S. Cline	7,000	8,000	39	*
Peter L.S. Currie	0	0	0	*
Maria S. Eitel	0	0	0	*
Joshua Green III(4)	2,547,432	8,000	4,833	2.42
John S. Hamlin	0	0	0	*
Michael H. Hughes	6,967	15,515	0	*
Ross J. Kari	1,571	0	0	*
Kerry Killinger	0	0	5,560	*
Michael E. LaRocco**	25,296	0	0	*
Dale E. Lauer**	0	0	0	*
Gary F. Locke	0	0	204	*
Allie R. Mysliwy	28,927	121,308	1,869	*
William G. Reed, Jr.(5)	175,749	0	0	*
Paula Rosput Reynolds	17,242	0	296	*
Charles R. Rinehart	0	0	0	*
Judith M. Runstad	9,000	8,000	0	*
All directors and executive officers as a group as of February 28, 2007 (18 persons; does not include LaRocco** or Lauer**)	2,819,455	164,823	23,406	2.82

*	Total beneficial ownership of our outstanding common stock (including shares subject to stock options that may be exercised within 60 days) is less than 1%.
**	Mr. LaRocco resigned as an executive officer of Safeco effective July 12, 2006 and Mr. Lauer retired on July 31, 2006.

(1)	These numbers include shares allocated to executives’ accounts under the 401(k)/Profit Sharing Retirement Plan’s Safeco Stock Ownership Fund. Share numbers do not include restricted stock right (RSR) holdings that have not yet settled, including directors’ annual grants of RSRs, which settle to the extent vested when the director leaves the board, as described in more detail under “Compensation of Directors” on page 71.

(2)	Shares that may be purchased within 60 days by exercise of options granted under Safeco’s Long-Term Incentive Plan of 1997, as amended (the LTIP), and the Safeco Incentive Plan of 1987.

(3)	These numbers represent share equivalents to phantom stock units acquired under Safeco’s Deferred Compensation and Supplemental Benefit Plan for Executives and Safeco’s Deferred Compensation Plan for Directors. All non-employee directors may choose to defer all or part of their compensation into a phantom stock fund and other measurement funds that track our 401(k) plan investments. Our executive officers also may choose to defer all or part of their cash compensation and settlement of RSRs granted under Safeco’s LTIP into the phantom stock fund. The phantom stock fund is a measurement fund that ties credited earnings to the performance of the Safeco Stock Ownership Fund; see pages 59 and 74 for additional details.

(4)	Represents 2,546,832 shares owned by the Joshua Green Corporation, a corporation in which Mr. Green has a substantial interest and with respect to which Mr. Green exercises voting and investment power, and 600 shares owned by his spouse.

(5)	Includes 7,772 shares owned by Mr. Reed’s spouse and 5,000 shares owned by a charitable foundation for which Mr. Reed has sole voting and investment power. Mr. Reed disclaims any beneficial interest in the shares owned by the charitable foundation.

Principal Holders of Our Common Stock

Here is the stock ownership of those shareholders who owned more than 5% of our outstanding common stock as of December 31, 2006:

Name/Address	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Dodge & Cox, Inc. 555 California Street, 40th Fl. San Francisco, CA 94104	9,979,045	8.6%

The information about Dodge & Cox is based on a Schedule 13G that firm filed on February 8, 2007. Dodge & Cox, Inc., reports that at December 31, 2006, it had sole dispositive power with respect to 9,979,045 shares of our common stock. It also reports it had sole voting power with respect to 9,315,945 shares of our common stock and shared voting power with respect to 106,000 shares of our common stock.

Section 16 Beneficial Ownership Reporting Compliance

Under Section 16 of the Securities Exchange Act of 1934, as amended, directors and certain officers of Safeco must report to the Securities and Exchange Commission (SEC) their holdings and transactions in our common stock. To our knowledge, all persons subject to these reporting requirements filed their Section 16 reports on time during 2006, except as noted below:

The settlements of Performance Stock Rights (PSRs) that occurred on February 1, 2006 for Michael E. LaRocco, Dale E. Lauer, Allie R. Mysliwy and Yomtov Senegor were reported late due to vendor error.

Corporate Governance Practices

Safeco is strongly committed to good corporate governance policies and practices. Our Corporate Governance Guidelines, our Director Independence Policy and the charters of our board committees are publicly available at www.safeco.com/governance and are also available in print to any shareholder upon request. We describe our principal corporate governance practices and policies below.

Size and Composition of the Board of Directors

Our bylaws provide that the number of directors will be set from time to time by resolution of the Board of Directors. Our board presently has 12 members. Our Corporate Governance Guidelines require a majority of the board consist of independent directors. A director is independent for this purpose when the board affirmatively determines that he or she has no material relationship with Safeco, other than as a director. This determination is made in accordance with our Director Independence Policy, which is consistent with NYSE and SEC rules.

The Nominating/Governance Committee is responsible for reviewing with the board annually the appropriate criteria and standards for determining director independence under our Director Independence Policy. In accordance with applicable NYSE rules, our Board adopted categories of relationships in our Director Independence Policy that are deemed to impair a director’s independence. Accordingly, our Director Independence Policy provides that a director will not be considered to be independent if he or she has one or more of the following categories of relationships with Safeco:

•

The director is currently employed or has been employed by Safeco within the last three years (employment as an interim Chairman or CEO will not disqualify a director from being considered as an independent director), or an immediate family member is, or has been within the last three years, an executive officer of Safeco.

•

The director or an immediate family member is a current partner of a firm that is Safeco’s internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and worked on Safeco’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Safeco’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director has received, or has an immediate family member who has received from Safeco in excess of $100,000 in direct compensation during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service, payments arising solely from investments in Safeco’s securities, compensation paid to an immediate family member who is a non-executive employee of Safeco or benefits under a tax-qualified retirement plan or non-discretionary compensation.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company to which Safeco made, or from which Safeco received, payments for property or services (other than those arising solely from investments in Safeco’s securities or payments under non-discretionary charitable contribution matching programs) in an amount which, in any of the last three fiscal years, exceeded 2% of such other company’s consolidated gross revenues, or $1,000,000, whichever is more. Both the payments and the consolidated gross revenues to be measured are those reported in the last completed fiscal year.

On February 7, 2007, our board reviewed the employment, business, charitable and other relationships we have with our directors (including ordinary course insurance relationships and relationships discussed under “Certain Relationships and Related Person Transactions” on page 76) and affirmatively determined that all of Safeco’s directors, other than Ms. Reynolds who cannot be considered independent because she is Safeco’s President and CEO, are independent in accordance with our Director Independence Policy because they have no relationships with Safeco that fall within the categorical standards listed above. Our board appointed Charles R. Rinehart as a director effective March 20, 2007. We believe that Mr. Rinehart is independent, based on information he provided in response to our independence inquiries. Our board will conduct a formal review of his independence in May 2007. In addition, former director G. Thompson Hutton was affirmatively determined to be independent by our board on February 1, 2006. Mr. Hutton resigned from our board effective March 15, 2006.

The Nominating/Governance Committee is also responsible for reviewing the qualifications of board candidates and for reviewing the board’s composition overall. In addition to reviewing independence, this review includes an assessment of each director’s skills, age, diversity and experience in the context of the board as a whole. The Nominating/Governance Committee selects nominees for board membership in accordance with established policies and principles and recommends those nominees to the full board for approval. More on the director nomination process can be found starting at page 17 under “Nominating/Governance Committee and Director Nominations.”

Director Responsibilities

A director’s basic responsibility is to discharge his or her duties to Safeco in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner that person reasonably believes to be in the best interests of Safeco.

Lead Director Responsibilities (assumed by our Non-Executive Chairman)

Safeco’s board established the role of “Lead Director” to serve as a liaison with independent directors for those periods when the Board Chair may also be our CEO. When the board appoints a non-executive Chair, that person also assumes the obligations of Lead Director. Effective January 1, 2006, Joseph W. Brown became our non-executive Chair of the Board and, accordingly assumed the duties of the Lead Director. These duties include:

•	Helping set the board’s agenda and meeting schedules;

•	Presiding over the board’s executive sessions (sessions attended only by non-employee directors) and board or shareholder meetings;

•	Acting as liaison to the independent directors;

•	Consulting with the Nominating/Governance Committee chair on governance matters;

•	Consulting with the Compensation Committee chair on matters relating to the Chief Executive Officer;

•	Serving as a point of contact for the company’s senior officers; and

•	Monitoring our shareholder communications processes, which are described in more detail below.

Board Meetings and Agenda

All of our directors are expected to attend board meetings and meetings of the committees on which they serve, and to spend the time necessary to properly discharge their responsibilities as directors. Any director may suggest items for meeting agendas and may raise other topics for consideration at any regularly scheduled meeting. The board reviews Safeco’s long-term strategic plans at least annually.

Annual Shareholders’ Meeting

Safeco does not have a policy regarding director attendance at our annual shareholders’ meeting, but all of our directors attended the meeting in 2006.

Director Retirement

The board has not established term limits for directors, but has established a director retirement age of 72. When a director’s principal occupation or business association changes substantially during his or her tenure as a director, other than due to normal retirement, that director is expected to offer to resign from the board. The Nominating/Governance Committee recommends to the board the action, if any, to be taken. In such circumstances, the board may or may not accept the offer of resignation.

Director Compensation

The Nominating/Governance Committee reviews the compensation of directors annually. The board’s policy is that the level and type of director compensation be competitive with that paid to directors on boards of similarly sized and situated corporations. Details about our directors’ compensation for 2006 and 2007 are given starting on page 71.

CEO Compensation and Management Succession

The Compensation Committee conducts an annual performance review of the Chief Executive Officer and oversees the evaluation process of the other executive officers. The CEO’s evaluation is based on both qualitative and quantitative factors, including actual performance of the business and fulfillment of business and financial goals. The Compensation Committee also oversees the management succession planning process.

Executive Sessions of Independent Directors

Independent directors meet in executive sessions on a regular basis with the lead director or non-executive Chair presiding over each session.

Shareholder and Interested Party Communications with Independent Directors

Our Chief Executive Officer, together with other senior management, is responsible for speaking on Safeco’s behalf, including establishing effective communications with our constituents, including our shareholders. One of the responsibilities of the non-executive Chair is serving as a point of contact for shareholder and interested party concerns. We have established the communication methods described below to enable shareholders and other interested parties to communicate with our independent directors as a whole or our non-executive Chair individually.

•	E-mail. Shareholders and other interested parties may send correspondence to Safeco’s shareholder communications e-mail box at shacom@safeco.com.

•	Mail. Shareholders and other interested parties may write to:

Shareholder Communications with Independent Directors
c/o Safeco Corporation
Safeco Plaza
Seattle, WA 98185

Our non-executive Chair of the Board monitors communications received by mail or e-mail, forwarding them to the appropriate committee or non-management directors and facilitating an appropriate response. In 2006, there were no such shareholder communications.

Audit, Compensation and Nominating/Governance Committees

The Audit, Compensation and Nominating/Governance Committees consist solely of directors who are not employees or former employees of Safeco and who qualify as “independent” under NYSE’s listing standards and our Director Independence Policy. Committee members are recommended by the Nominating/Governance Committee and appointed by the board of directors. The board’s policy is that the chair of each committee should rotate at least every five years. The charter for each committee details the responsibilities and powers of the committee. These charters can be found at www.safeco.com/governance and are also available in print to any shareholder upon request. Each committee’s charter provides that it will meet at least four times per year, and more often as necessary. The notice, agenda and materials for each committee are available to all of our directors, and all directors are welcome to observe any of these committees’ meetings.

Other Board and Committee Memberships

The Nominating/Governance Committee assesses whether any director or director candidate has sufficient time to devote to the substantial duties and responsibilities required of our directors. Generally, directors should not serve on more than three other public company boards. Audit Committee members may not serve on more than two other public company audit committees, unless the board determines that such simultaneous service would not impair the director’s ability to effectively serve on Safeco’s board. Our director and Audit Committee member, Peter L.S. Currie, serves on the audit committees of three other public companies as well as our Audit Committee. On February 7, 2007, our board determined that such simultaneous service does not impair Mr. Currie’s ability to effectively serve on our board and Audit Committee. In addition, the Audit Committee chair may only serve as the chair of one other public company Audit Committee. When Safeco directors are invited to serve on another public company board, they must advise our Chairman and the Nominating/Governance Committee chair before accepting the invitation.

Board Performance Evaluation and Continuing Education

The board and each committee undergo an annual self-evaluation process. The goal of this process is to increase the effectiveness of the board. New directors receive an orientation, and incumbent directors attend continuing education programs.

Code of Business and Financial Conduct and Ethics

All of our directors, officers and employees must adhere to our Code of Business and Financial Conduct and Ethics, which is publicly available at www.safeco.com/governance and is also available in print to any shareholder upon request. This code reflects our long-standing commitment to honest and ethical conduct. The code addresses a number of topics, but is designed primarily to promote:

•	Ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in the reports and documents we file with the SEC and in our other public communications;

•	Compliance with applicable laws, rules and regulations;

•	Prompt internal reporting of violations of the code; and

•	Accountability for adherence to the ethical standards set forth in the code.

Avenues for Reporting Complaints or Concerns

We encourage and expect our employees to report any illegal or unethical behavior, including any possible violation of our code of ethics, conflict of interest, non-compliance with law, fraud, or issue regarding accounting, internal accounting controls, auditing, or related matters. We provide numerous avenues for employees to report or discuss such matters, including:

•	Discussing the matter with an immediate manager;

•	Discussing the matter with a local Human Resources manager;

•	Reporting a concern via e-mail through our ethics mailbox;

•	Calling our internal employee hotline (anonymously, if preferred);

•	Calling an independent organizational consultant (anonymously, if preferred); or

•	Calling our external hotline (anonymously, if preferred).

Our Chief Legal Officer and our head of human resources also make themselves available directly for such reports or inquiries. We strictly prohibit any form of retaliation against employees for good faith reports of actual or suspected misconduct.

Board Attendance and Board Committees

Our Board of Directors met six times during 2006. During the year, all of our directors, other than Messrs. Hamlin and Rinehart who joined our board in November 2006 and March 2007, respectively, attended 75% or more of the board meetings and meetings of the committees on which they served.

Our board has four standing committees: Finance, Audit, Compensation, and Nominating/Governance. The Finance Committee has general oversight and supervision over Safeco’s finances, investments and major acquisitions and divestitures. You can read more about the functions of the Audit Committee starting on page 18, the Compensation Committee starting on page 75, and the Nominating/Governance Committee below.

Our board committees meet at least quarterly and otherwise as appropriate; they also may act by unanimous written consent. Here is a table showing which directors presently serve on each committee and how many times the committees met in 2006.

Name	Audit	Compensation	Finance	Nominating/ Governance
Joseph W. Brown, Chairman of the Board
Robert S. Cline	X*	X		X
Peter L.S. Currie	X			X
Maria S. Eitel		X		X
Joshua Green III	X		X	X*
John S. Hamlin			X
Kerry Killinger		X*	X
Gary F. Locke	X
Paula Rosput Reynolds			X
William G. Reed, Jr.		X	X*	X
Charles R. Rinehart**
Judith M. Runstad			X
Total Meetings in 2006	7	4	6	5

*	Committee Chair.
**	Mr. Rinehart joined the Board in March 2007. He will be considered for appointment to a committee at the Board’s May 2007 meeting.

Nominating/Governance Committee and Director Nominations

The members of our Nominating/Governance Committee are “independent” under NYSE’s listing standards and our Director Independence Policy. As set forth in more detail in its charter, posted at www.safeco.com/governance, this committee’s responsibilities include:

•	Identifying qualified director candidates;

•	Recommending nominees for our board committees;

•	Overseeing the board’s self-evaluation process;

•	Reviewing and overseeing our corporate governance practices and policies;

•	Reviewing our charitable contribution budget and the strategic direction of our community relations;

•	Reviewing director compensation; and

•	Reviewing our directors’ and officers’ insurance policy.

One of the most important functions of the committee is to identify qualified director candidates. The committee has established written procedures for selecting such candidates for recommendation to the board. These procedures, which apply both to candidates identified by the committee and to candidates recommended by shareholders, are described below.

The committee reviews the composition and needs of the board annually. If there is a vacancy on the board, the committee determines whether a search firm should be hired, and if one is hired, provides parameters for the search. The committee also asks current directors and executive officers for recommendations for director candidates. The committee has the sole authority to evaluate potential candidates’ qualifications and to recommend candidates to the board for nomination.

The minimum qualifications for serving as a Safeco director are twofold. First, each candidate must have an impeccable record of, and reputation for, honest and ethical conduct in his or her professional and personal activities. Second, the candidate must demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board’s oversight of Safeco’s business and affairs. Specific qualifications the committee considers include:

•	Independence;

•	Diversity;

•	Age;

•	Skills;

•	Experience in the context of the make-up of the board and its committees; and

•	The capacity and desire to represent the interests of our shareholders as a whole and not primarily any special interest group or constituency.

Once a potential candidate is identified, the committee collects and reviews publicly available information about the individual to assess whether further consideration is warranted. If further consideration is warranted, the chair or another director will contact the person. Generally, if he or she expresses a willingness to be considered and to serve on the board, the committee will request additional information from the person, review his or her accomplishments and qualifications further and with consideration of those of any other candidate the committee may be considering, and conduct one or more interviews with the person. Committee members may contact references provided by the candidate as well as members of the business community or others with first-hand knowledge of the person’s accomplishments and character. A background check on the individual is conducted through an outside investigation firm.

Shareholders who wish to recommend a potential board candidate to the committee may do so by sending the following information to the Nominating/Governance Committee Chair, c/o Safeco Corporation, Secretary, Safeco Plaza, Seattle, Washington 98185:

•	The name of the candidate and a brief biographical description and résumé;

•	The candidate’s contact information and documentation of his or her willingness to be nominated and, if elected, to serve;

•	A description of any relationships the candidate has with Safeco;

•	The submitting shareholder’s address and telephone number; and

•	A signed declaration of the shareholder’s current status as a shareholder and the number of shares currently held.

No candidates for director nominations were submitted to the committee by any shareholder in connection with the 2007 annual meeting. Any shareholder desiring to nominate a candidate for consideration by the committee in connection with our 2008 annual meeting must do so before February 7, 2008 to provide adequate time to consider the candidate and comply with our nomination procedures and our bylaws.

This year’s director slate includes one director who was appointed by the board in 2006 and another who was appointed by the board in 2007. Both of these directors have not previously been elected by the shareholders: John S. Hamlin and Charles R. Rinehart. The board appointed Mr. Hamlin and Mr. Rinehart upon recommendations of the Nominating/Governance Committee. An executive search firm recommended both Mr. Hamlin and Mr. Rinehart to the committee.

Audit Committee Report

Overview

Our committee has four members and each is, in the judgment of the Board, an “independent director” as defined in NYSE’s listing standards and the SEC’s rules. The audit committee financial experts are Robert S. Cline, chair, and Peter L.S. Currie.

How We Operate

We operate under a written charter that is available on our website at www.safeco.com/governance. We annually review our charter and recommend modifications to the full board for approval. To ensure we have sufficient time to meet our committee responsibilities, our Corporate Governance Guidelines provide that Audit Committee members may not simultaneously serve on the audit committees of more than two other public companies, unless the board determines that such simultaneous service would not impair the director’s ability to effectively serve on Safeco’s board. Our director and Audit Committee member, Peter L.S. Currie, serves on the audit committees of three other public companies as well as our Audit Committee. On February 7, 2007, our board determined that such simultaneous service does not impair Mr. Currie’s ability to effectively serve on our board and Audit Committee. In addition, the Audit Committee Chair may only serve as the chair of one other public company audit committee.

Safeco has a full-time internal audit department that provides objective assessments and advice to improve Safeco’s internal controls and processes with respect to its operational, compliance and financial activities. We hear regular reports from Safeco’s head of internal audit regarding the activities of this organization.

Safeco’s management is responsible for overseeing and evaluating the effectiveness and quality of the company’s system of internal controls relating to the reliability and integrity of our financial information. We regularly hear reports from management regarding the testing and effectiveness of Safeco’s internal controls, whether there are any significant control deficiencies and if so, how they are being remediated.

We have an annual agenda of topics by meeting that includes, among other items, reviewing Safeco’s financial statements, earnings releases, internal controls, auditing matters and compliance programs. We have the authority to engage our own outside advisors as necessary to perform the duties required under our charter.

Our Responsibilities

We, as members of Safeco’s Audit Committee, assist the board in fulfilling its responsibility to (i) oversee Safeco’s accounting and financial reporting process including its disclosure controls and procedures and its system of internal control over financial reporting; (ii) monitor the independence and performance of our independent registered public accounting firm (Ernst & Young LLP) and internal auditors; (iii) provide an avenue of free and open communication among the independent registered public accounting firm, internal auditors, management and the board; and (iv) oversee Safeco’s approach to business ethics and compliance with the law. We also pre-approve related person transactions, if any, between the company and any of its officers and directors. We meet whenever necessary to fulfill our responsibilities, and in 2006 we met seven times.

We are responsible for the retention and oversight of our independent registered public accounting firm and have established policies and procedures for the pre-approval of all our independent registered public accounting firm’s services. These policies and procedures require pre-approval of all audit and permitted non-audit services performed by our independent registered public accounting firm, and all such services were pre-approved in accordance with this policy in 2006. We may delegate administration of this pre-approval process to one or more committee members, but non-audit services pre-approved by a committee member must be ratified by the full committee at its next meeting. This policy also requires regular rotation of the lead and concurring audit partners and limits our hiring of former audit firm personnel as Safeco employees. We also periodically consider whether, in order to assure continuing auditor independence, there should be a rotation of the audit firm.

Management completed its annual documentation, testing and evaluation of Safeco’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Our committee was kept apprised of the progress of the evaluation. In connection with this oversight, we received periodic updates provided by management and Ernst & Young LLP. At the conclusion of the process, management provided us with a report on the effectiveness of Safeco’s internal control over financial reporting. We also reviewed the report of management contained in Safeco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm (included in Safeco’s Annual Report). These reports relate to Ernst & Young LLP’s audits of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of Safeco’s internal control over financial reporting and (iii) the effectiveness of Safeco’s internal control over financial reporting.

In performing our obligations as Audit Committee members, we provide significant oversight; however, management is responsible for the preparation, presentation and integrity of Safeco’s financial statements, accounting, system of internal control over financial reporting and procedures designed to assure compliance with accounting standards, applicable laws and regulations. Our independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting in accordance with Public Company Accounting Oversight Board requirements and generally accepted auditing standards.

We also oversee Safeco’s internal compliance programs. In addition, we have established a procedure for the receipt, retention and treatment of complaints received by Safeco regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

In connection with Safeco’s consolidated financial statements for the year ended December 31, 2006, we have:

•

Reviewed and discussed Safeco’s audit and the audited consolidated financial statements for 2006 with management and the independent registered public accounting firm, including a report by the independent registered public accounting firm regarding: (i) the critical accounting policies and practices used by Safeco; (ii) alternative accounting treatments within generally accepted accounting principles, including the ramifications of the use of alternative treatments and the treatment preferred by our independent registered public accounting firm; (iii) internal control over financial reporting; and (iv) other material written communications between our independent registered public accounting firm and management, including any management letter provided by our independent registered public accounting firm and our response to that letter and a review of difficulties, if any, the independent registered public accounting firm encountered in the course of their audit work and management’s response;

•

Discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with United States generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Safeco’s accounting principles and such other matters as are required to be discussed with us under generally accepted auditing standards and NYSE listing standards (including Statement on Auditing Standards Nos. 61 and 90, rules of the SEC, and other professional standards);

•

Received written disclosures and a letter from the independent registered public accounting firm as required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young LLP its independence; and

•

Based on the reviews and discussions described above, recommended to the Board of Directors that Safeco include its audited consolidated financial statements for the year ended December 31, 2006 in Safeco’s Annual Report on Form 10-K.

The Audit Committee:

Robert S. Cline, Chair

Peter L.S. Currie

Joshua Green III

Gary F. Locke

Independent Registered Public Accounting Firm’s Fees and Services

In connection with the audit of the 2006 consolidated financial statements and internal control over financial reporting, our Audit Committee entered into an engagement agreement with Ernst & Young LLP that described the terms of Ernst & Young LLP’s 2006 audit engagement with Safeco. That agreement is subject to alternative dispute resolution procedures and a mutual exclusion of punitive damages between Ernst & Young LLP and Safeco. The mutual exclusion of punitive damages is not included in the engagement agreement between Ernst & Young LLP and Safeco for 2007.

The following table shows the fees Safeco paid or accrued for audit and other services provided by Ernst & Young LLP for the years ended December 31, 2006 and 2005:

	2006	2005
Audit Fees	$3,425,000	$3,215,000
Audit-Related Fees	175,000	$318,000
Tax Fees	—	—
All Other Fees	—	—
Total	$3,600,000	$3,533,000

Audit Fees.    Audit fees for 2005 and 2006 consist of the fees paid to Ernst & Young LLP for professional services for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, review of quarterly consolidated financial statements, audit of annual statutory statements, and services that generally only the independent auditor can reasonably be expected to provide in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Audit-related fees for 2005 and 2006 were incurred for employee benefit plan audits and in 2005 for a SAS 70 Type II audit conducted on behalf of one of our subsidiaries. We also paid $10,000 for a subscription to Ernst & Young LLP’s online global accounting and auditing information tool in 2005 and 2006.

Tax Fees.    Ernst & Young LLP did not provide any tax services in 2005 or 2006.

All Other Fees.    Ernst & Young LLP did not provide any professional services in the “All Other Fees” category in 2005 or 2006.

Our Audit Committee concluded that the provision of the services listed above was compatible with maintaining the independence of Ernst & Young LLP and has retained Ernst & Young LLP to perform our 2007 audit. Information regarding Safeco’s pre-approval policies and procedures can be found in the Audit Committee Report on page 19.

Compensation Committee Report

The Compensation Committee of Safeco’s Board of Directors has reviewed and discussed the following Compensation Discussion and Analysis section of this proxy statement with Safeco’s management. Based on such review and discussion, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis section be included in Safeco’s Report on Form 10-K for 2006 and in this proxy statement. The names of Safeco’s Compensation Committee during 2006 and as of the date of this proxy statement appear below.

The Compensation Committee:

Kerry Killinger, Chair

Robert S. Cline

Maria S. Eitel*

William G. Reed, Jr.

*Appointed to Compensation Committee February 1, 2006

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis section describes Safeco’s compensation programs, practices and guiding principles for its most highly paid executive officers – specifically, those individuals listed in the Summary Compensation Table on page 44, whom we refer to as the “Named Executives.” This discussion focuses on the material principles underlying our executive compensation programs and decisions and gives you context for understanding the numerical data provided in the various tables that follow.

The Compensation Committee is the committee of Safeco’s Board of Directors that oversees our compensation and benefit programs. You can read more about its processes, procedures and governance starting on page 75. Safeco’s management supports the Compensation Committee in this role, supplying analysis and recommendations for its consideration, as discussed further starting on page 35.

Compensation Committee Discretion, Judgment, and Flexibility

This Compensation Discussion and Analysis reflects the material considerations and factors influencing the Compensation Committee’s significant decisions regarding 2006 compensation for our Named Executives. The Compensation Committee must necessarily exercise informed discretion and make informed judgments based on particular circumstances, with appropriate flexibility to take those actions which, based on all relevant factors, it believes support the strategic business interests of Safeco and our shareholders.

Primary Compensation Objectives

Furthering the interests of Safeco and our shareholders is the over-arching goal of our compensation programs. The Compensation Committee regularly examines our programs for alignment with this goal. The Compensation Committee believes that the interests of Safeco and our shareholders are well served when we attract talented people and engage them to accomplish annual and long-term objectives. The discussion below focuses on specific, key objectives of our compensation programs in light of this over-arching goal.

Compensation Objective—Pay for Performance

A primary objective of our compensation program is to motivate and reward high performance on a company and individual level. We tie compensation to those company performance measures that we believe are most closely correlated to increasing shareholder value over time. We believe it is also important to tie compensation to individual performance, because individual performance drives company performance over time. Individual goals may relate to operational objectives in specific functional areas, such as expense reduction initiatives, as well as specific leadership capabilities.

Safeco makes performance-based incentive compensation opportunities available to all salaried employees through one of several incentive plans whose overall funding is tied to business performance. Individual awards are influenced by the size of the aggregate award pool, which is based on company performance, but they also take into account individual performance. Generally, the more leadership and responsibility for company performance an executive has, the greater the percentage of total compensation the Compensation Committee believes should be tied to performance.

For our Named Executives, the portion of total compensation tied to meeting specific company and individual performance goals is significant. For 2006, approximately 70% - 80% of each of our Named Executive’s total compensation opportunity, at target-level performance, was tied to meeting company and individual performance goals.

During the first quarter of each year, the Compensation Committee selects company performance measures, establishes specific goals with respect to them, and communicates them to our Named Executives.

For 2006, our company goals related to the following performance measures:

•	Operating return on equity
•	Operating earnings per share
•	Premium growth
•	Combined ratio
•	Combined ratio relative to peers over time

You can read about our 2006 performance measures starting on page 27, how performance against these measures affected the 2006 incentive award pools starting on page 38, and about individual incentive awards made to Named Executives with respect to 2006 starting on page 39.

For Named Executives, our Performance Incentive Compensation Plan (PIC Plan) serves as the overall framework for incentive awards based on performance, whether in the form of cash or equity. The PIC Plan is discussed in more detail starting on page 26.

Compensation Objective—Link Compensation to Shareholder Interests

Another key objective is to link executive compensation to shareholders’ interests. We do so in two primary ways: by tying performance-based awards to those particular business objectives the Compensation Committee believes are most important for increasing shareholder value over time, and by awarding a significant portion of total compensation in the form of equity. We also require executives to hold equity at specified levels so long as they remain with the company. You can read about our executive stock ownership requirements on page 33.

In 2006, the target equity opportunity for our Named Executives comprised approximately 50% - 55% of their total target compensation opportunity. While competitive pay levels influence the levels of cash and equity compensation we pay, we believe that providing a significant portion of total compensation in the form of equity is particularly important in aligning executives’ interests with those of our shareholders. When the Compensation Committee makes equity awards, our executives benefit from share price appreciation over time, and this interest can help motivate them to manage our business to enhance shareholder value. Equity holdings can also continue to motivate them to stay with the company and manage our business well in a volatile market.

The equity awards we make include stock options and restricted stock rights, or RSRs. Some companies refer to RSRs as restricted stock units, or RSUs. We discuss our equity program in more detail starting on page 29 and some changes to this program for 2007 starting on page 42.

Compensation Objective—Pay Competitively

Another key objective is to pay competitively. To attract and retain top talent, we pay at levels and with types of compensation we believe are competitive, based on data about the levels and forms of compensation our industry competitors pay their executives. At least once per year, the Compensation Committee compares individual target and actual compensation with data from a group of peer companies (the “Compensation Peer Group”), the composition of which it re-examines annually. The Compensation Committee determines this group’s composition with advice from management as well as the Compensation Committee’s directly retained outside compensation consultant, who is a principal of the firm Towers Perrin.

The Compensation Committee believes that an appropriate peer group should be made up of a representative sample of companies with which we compete for executive talent, and that the group should be of sufficient size to ensure that the data gathered is statistically reliable. In terms of revenue, Safeco is generally in the middle range of companies who comprised our Compensation Peer Group for 2006, which were:

•      Ace USA

•      Allianz of America/Fireman’s Fund Ins.

•      Allmerica Financial/Hanover

•      Allstate Financial

•      American Family Insurance

•      American International Group

•      Chubb Corporation

•      CNA Financial

•      Erie Insurance Group

•      GEICO

•      Hartford Financial

•      Liberty Mutual

•      Mercury General Group

•      MetLife Property & Casualty Co.

•      Nationwide Insurance Companies

•      Ohio Casualty Insurance

•      OneBeacon Insurance Company

•      Progressive Corp

•      Sentry Insurance

•      St. Paul Travelers

•      State Farm Group

•      USAA

•      Zurich/Farmers Group

The Compensation Committee believes that the comparative data it reviews with respect to these companies forms an important part of the information it considers when making compensation decisions. The comparative data comes from a study conducted by Towers Perrin and includes information from Mercer HR Consulting, Hewitt Associates, and Towers Perrin, as well as publicly filed proxy statements. The study includes an analysis of separate components such as salary, equity value at grant, and cash incentives, as well as total direct compensation.

Generally, the Compensation Committee targets base salaries for our Named Executives close to the median salary of executives in similar positions in the Compensation Peer Group. Because median salaries change from year to year, our salaries at any given time may be slightly above or below the Compensation Peer Group median. Our Named Executives other than the Chief Executive Officer (CEO), share the same cash incentive compensation opportunity in terms of a percentage of salary, which, assuming target-level performance, is around the median of target cash incentive compensation opportunities at similar organizational levels within the Compensation Peer Group. The Named Executives other than the CEO also share the same equity incentive compensation opportunity in terms of a percentage of salary. The expected value of annual equity awards is targeted between the 50th and 75th percentile of the Compensation Peer Group, depending on organizational level. The CEO’s annual equity opportunity at target is close to the median; other Named Executives fall between the 50th and 75th percentile. When we speak of the “50th percentile” or “median,” we mean that half the companies in the Compensation Peer Group pay more and half pay less; the term “75th percentile” means that 75% of the Compensation Peer Group companies pay less, and 25% pay more. Our equity compensation component is generally positioned somewhat higher than our cash component for the Named Executives because we believe that to recruit and retain top talent, it can be appropriate for some component of compensation to be positioned higher than the median. In the view of our Compensation Committee, equity is a good component for such positioning, because it is the component most directly aligned with shareholder value creation.

The Compensation Committee also monitors the relative value of the cash and noncash components, as well as the current and long-term components, of our Named Executives’ compensation packages. The Compensation Committee believes these relative values are appropriate and competitive.

From time to time, paying competitively requires the flexibility to offer special inducements to attract senior executives to key positions. Accordingly, when circumstances warrant this approach, the Compensation Committee may consider special incentive arrangements not part of our regular compensation program as a means to recruit candidates for key, high-level positions. For example, it may consider making an executive whole for equity forfeited at a prior employer as an inducement to join Safeco, or other inducement or restoration incentives in the form of cash bonuses, first-year guarantees, or equity grants at hire, on a case-by-case basis. Several individuals among our most senior management were hired during 2006, and we offered them one-time cash incentive guarantees and special equity grants as described starting on page 37.

Elements of Compensation for Named Executives

Compensation Element—Salary

The Compensation Committee considers base salary to be an important element of total compensation at Safeco. Because cash and equity incentive opportunities, as well as certain other compensation opportunities, are typically expressed in terms of a percentage of base salary, it is particularly important that base salaries be calibrated appropriately.

As discussed above, the Compensation Committee targets base salaries for our Named Executives close to the median salary for executives in similar positions in the Compensation Peer Group. The Compensation Committee reviews Named Executives’ salaries annually. Increases, if any, are based on a number of factors. A primary factor is competitive market data, but the Compensation Committee also considers such other factors as internal equity, company performance, and individual performance.

Compensation Element—Cash and Equity Incentive Compensation

One of the most important components of our Named Executives’ total compensation is incentive compensation, which we award in the form of cash and equity. At Safeco, annual incentive compensation may be awarded if pre-established performance goals are met. We determine individual contributions and company performance against our pre-set goals, and award cash and equity incentives, after year-end. In this section on incentive compensation, we discuss both cash and equity incentive awards. You can read more about the types of equity awards we make and their terms starting on page 29.

Cash and Equity Incentive Compensation—Rationale. We believe that offering cash and equity incentives is important for several reasons. Both provide an opportunity to reward for individual and company performance. Both help keep our compensation program competitive. Cash incentives help focus our Named Executives on near-term operational goals, such as company-wide financial objectives. Equity incentives also help focus our Named Executives on long-term goals, particularly creation of shareholder value. Through service-based vesting requirements, equity incentives also help us retain talent.

Incentive Compensation—Framework For Named Executives: PIC Plan. The PIC Plan serves as the overall framework for incentive awards to our Named Executives, whether in the form of cash or equity. The PIC Plan is intended to tie the compensation of these executives to the company’s performance and to permit qualification of certain compensation as performance-based for purposes of Safeco’s ability to deduct it for federal income tax purposes. The plan also serves to provide a common approach to both cash and equity incentives for Named Executives. Our shareholders approved the PIC Plan in 2005, and the plan document was included as an appendix to our 2005 proxy statement.

The PIC Plan provides that no incentive awards may be paid pursuant to that plan unless our annual operating return on equity is at least 8%. If this minimum requirement is met, the Compensation Committee may, in its discretion, choose to make cash and equity awards to our Named Executives. The absolute per-person maximums on PIC Plan awards are an annual cash maximum of $6,000,000 and an annual equity maximum of 300,000 shares or share equivalents. Our Compensation Committee can exercise discretion to award incentives in amounts lower than these maximums, or to award no incentives at all. Our Named Executives each have a range of potential cash and equity awards, typically expressed as a percentage of salary, that influences the Compensation Committee’s exercise of discretion in determining the amount of awards, if any. These cash and equity salary percentage ranges for 2006 are shown on page 36.

For purposes of the PIC Plan, operating return on equity means the percentage equal to after-tax operating earnings divided by average total common shareholders’ equity. “After-tax operating earnings” means net income from continuing operations as reported on Safeco’s income statement, adjusted to eliminate: (1) the after-tax effects of net realized investment gains or losses; (2) the after-tax impact of any restructuring charges; and (3) the effect of significant, unusual and/or nonrecurring events. “Average total common shareholders’ equity” means the average of Safeco’s total common shareholders’ equity as reported on its balance sheet at the beginning and end of the year, each value adjusted to eliminate after-tax unrealized appreciation or depreciation of fixed-maturity investments.

Each year, awards to Named Executives under the PIC Plan are determined at the same time incentive awards are determined for all other employees eligible for incentive compensation. The Compensation Committee must certify in writing whether the 8% operating return on equity minimum has been met. If the 8% minimum is not met, no incentive awards may be made to our Named Executives under the PIC Plan. If the 8% minimum is met, the Compensation Committee exercises discretion as to whether and how much cash and equity it chooses to award the Named Executives, at or below the maximum amounts set forth above. As a general rule, the Compensation Committee’s discretion is informed by company results, individual performance, and award guidelines (shown on page 36) for each Named Executive. We discuss how the Compensation Committee determines individual cash and equity awards for Named Executives in general on page 29, and specific awards it made with respect to 2006 performance starting on page 39.

Incentive Compensation—Company Performance Measures. On an annual basis, the Compensation Committee selects cash and equity incentive performance measures for the company overall, and sets threshold, target and maximum goals with respect to these measures. This framework provides the ability to adjust the aggregate award pool over a continuum of company performance, as well as a floor below which we do not expect to make awards, and a cap on the amount of our potential aggregate awards.

Performance against the measures selected informs the overall award pool funding levels and can influence the levels of individual awards. The performance measures and goals are tied to our strategic plan and reflect consideration of historical performance and the performance of our peers and are communicated to employees, including the Named Executives. When the Compensation Committee set goals for 2006, it believed that achievement of all goals at target pool funding levels would be challenging and was substantially uncertain to occur; that achievement of all goals at or above maximum pool funding levels would be unlikely, but not impossible; and that achievement of all goals at least at threshold levels would be more likely than not to occur, but not certain. Actual company performance against these goals for 2006 is discussed on page 38.

Listed below are our performance measures for 2006 goals and an explanation of how we defined each performance measure for compensation purposes.

(1)	Operating return on equity: Income from continuing operations, excluding the after-tax effects of realized gains/losses, the after-tax impact of restructuring charges and the after-tax effects of significant, unusual and/or nonrecurring events divided by adjusted average shareholders’ equity, adjusted to eliminate after-tax unrealized appreciation or depreciation of fixed-maturity investments.

(2)	Operating earnings per share: Income from continuing operations, excluding the after-tax effects of realized gains/losses, the after-tax impact of restructuring charges and the after-tax effects of significant, unusual and/or nonrecurring events divided by average diluted shares outstanding.

(3)	Premium growth: Percent increase in net written premiums for the year over net written premiums for the previous year. Net written premiums represent the amount of premiums charged for policies issued with effective dates during the period.

(4)	Combined ratio: Expressed as a percentage, combined ratio equals losses plus expenses divided by our net earned premiums – the lower the ratio, the better the performance.

(5)	Comparative combined ratio: Percentage point difference between our average combined ratio relative to the median combined ratio of certain peers over a period of 12 consecutive quarters.

Our Compensation Committee selected these performance measures for a number of reasons. Primarily, these measures were thought to be the ones most closely correlated with near-term and long-term shareholder returns and shareholder value creation. They are typical for property and casualty insurance companies, and they are used by investors and analysts to assess our performance. How we weight the performance measures we choose, as well as the specific goals that are set, depend on our current business strategy and plan. For example, while premium growth is important, it must be balanced with the quality of the business represented by that growth. Combined ratio is one way to measure the quality of the policies we write. A low combined ratio is good, but similarly must be balanced against the growth expectations of investors and industry competition. We discuss our performance measures for 2007, and a new matrix-based incentive plan structure for 2007, starting on page 43.

In 2006, we used a different mix of measures for our cash incentive pool versus our equity incentive pool. The cash incentive measures were intended to motivate performance on near-term financial and operational goals. The equity incentive measures were intended to help us to achieve long-term performance and shareholder value. Excluding relatively small groups of employees whose incentive pools relate to certain specialized functions, such as sales and investments, company results against goals for measures (1) through (4) above controlled the overall cash incentive pool, and company results against goals for measures (1), (3) and (5) above controlled the overall equity incentive pool.

We use performance measures that we believe are useful in measuring the results from our insurance operations, but are not necessarily based on U.S. generally accepted accounting principles (GAAP). Operating return on equity and operating earnings per share are not based on GAAP. These measures exclude the after-tax effects of realized gains or losses, the after-tax impact of restructuring charges and the after-tax effects of significant, unusual or nonrecurring events, and an adjustment to eliminate after-tax unrealized appreciation or depreciation of fixed-maturity investments. These types of items can fluctuate significantly and distort a comparison between periods. For 2006, in determining our operating return on equity and operating earnings per share, we excluded after-tax net realized investment gains, after-tax gains on sale of real estate, after-tax contributions to the Safeco Insurance Foundation, after-tax losses on debt repurchases, and after-tax unrealized appreciation of fixed-maturity investments.

Net written premium also is a non-GAAP measure, but we calculate it on a GAAP basis. We calculate net written premiums by subtracting the change in net unearned premiums from net earned premiums for the period. We view net written premiums as a measure of business production and a leading indicator of net earned premiums, which is a GAAP measure.

Combined ratio is also a non-GAAP measure that is calculated on a GAAP basis. We calculate combined ratio by dividing the sum of our losses and expenses by our net earned premiums. Using combined ratio helps us see our operating trends without the effect of changes in net earned premiums.

You can read more about the above performance measures, as well as the constituent metrics that inform them, including the exclusions and adjustments discussed above, in our Annual Report on Form 10-K filed with the SEC on February 23, 2007, available at www.safeco.com. Our Annual Report for 2006 available at www.safeco.com includes a reconciliation of our 2006 operating return on equity to GAAP financial measures on page 124, and more detailed analysis of net written premium and combined ratio on pages 49 – 50.

Incentive Compensation—Cash and Equity Pool Funding.    Each employee eligible for incentive awards has a target award amount, which is expressed as a percentage of salary. Eligible employees have a target award percentage for cash and another target award percentage for equity. To determine the amount available in the overall cash incentive pool and the overall equity incentive pool, we determine the total pool available for all incentive awards in each category by adding up all eligible employees’ individual target award amounts. Target award amounts are based on actual paid salary for the cash pool and on salary rate for the equity pool. We adjust the aggregate dollar amount for each pool by a factor called the “pool modifier.” A separate pool modifier is determined for the cash pool and for the equity pool, in each case by scaling the company’s performance relative to its pre-established goals for that pool, and weighting each component for the applicable pool as pre-determined by the Compensation Committee when the goals were set. In 2006 and past years, the pool modifiers have had a significant influence on the amounts of Named Executives’ individual incentive awards. For the 2006 cash pool, the pool modifier could not exceed 2.0, or in other words, could not exceed a multiplier of 200%. For the 2006 equity pool, the pool modifier for 2006 could not exceed 1.33, or in other words, could not exceed a multiplier of 133%. You can read more about the actual pool modifiers for 2006 on page 38.

Incentive Compensation—Determining Individual Awards.    If the PIC Plan’s operating return on equity minimum has been met, the Compensation Committee then determines whether to award individual incentives for Named Executives, and if so, at what level. Its discretion in determining award amounts, if any, is largely informed by the following:

•

Achievement against the company’s pre-established goals relating to the company performance measures which determine funding for employee cash and equity incentive pools generally, which is primarily expressed by the pool modifier;

•	Individual performance against pre-established financial, operational and leadership goals for the year; and

•

Pre-established guidelines regarding award amounts for each Named Executive, shown on page 36 for 2006 , that are typically expressed as a percentage of salary and are set according to their role with the company and with consideration of competitive compensation data.

For Named Executives other than the CEO, the Compensation Committee considers recommendations by the CEO based on the CEO’s assessment of their performance for the year and other factors such as sustained contribution to the company, uniqueness of skills, marketability, and potential for advancement. The Compensation Committee gives the CEO’s recommendations significant weight in its deliberative process, but final decisions with respect to Named Executives’ compensation are made by the Compensation Committee. You can read about its actual decisions with respect to Named Executives’ incentive awards for 2006 starting on page 38.

Compensation Element—Equity: Rationale; Types and Terms of Awards

Equity—Rationale.    We make equity awards for a number of reasons. In general, equity awards motivate performance, align executives’ interests with shareholders’ interests, and help keep our compensation program competitive. Once equity awards are granted, they increase in value when our share price appreciates over time. This is particularly true in the case of stock options. Accordingly, equity awards help motivate our executives to manage our business in a way that enhances prospective shareholder value. The dividend equivalents we pay on RSRs (which we pay at the same rate as our dividends on common stock, as described on page 50) also help motivate near-term operating performance. Because the value of RSRs is not tied to an exercise price, RSRs also help continue to motivate executives to stay with the company and manage our business well in a volatile market. Service-based vesting for all equity awards helps us retain talent and foster the ongoing engagement of our executive team.

Equity—Types of Grants.    Historically, we have used a number of different types of equity awards in our equity incentive program. In 2006, our primary long-term incentive vehicle was RSRs. Once awarded, RSRs vest based solely on continued service. However, the amount of the annual RSR incentive award we make for any individual takes into account both company and individual performance for the previous year. For that reason, in the past, we have referred to these RSRs as performance-measure RSRs, or PM-RSRs. For ease of reference, this proxy statement refers to all restricted stock rights as RSRs. We did make equity awards in the form of RSRs and options to certain Named Executives in 2006 that were not based on performance for the previous year. These awards were granted in connection with their hiring, as described on page 37. Equity awards to new hires help to immediately align their interests with shareholders, promote retention and shareholder value creation, and help induce talented executives to accept employment with us.

Equity—LTIP, Vesting.    While performance-based equity incentive awards to Named Executives are made within the framework of the PIC Plan, another shareholder-approved plan governs the terms and conditions pursuant to which their and all other employees’ equity awards are made. This equity plan is the Long-Term Incentive Plan of 1997, as amended (LTIP). This plan permits the issuance of various types of equity awards, including both RSRs and stock options. Equity awards granted under the LTIP in or before 2006 typically vested over time, based on service with the company. They typically would vest in 25% annual increments over a four-year period starting in February of the year following the grant date. This schedule could be varied, when appropriate, to serve business objectives. In the past, when RSRs vested, they would be settled in stock or cash at the election of the award holder. Starting in December 2006, we settle RSRs only in shares, except to the extent necessary to satisfy tax obligations or when the settlement value is deferred into a deferred compensation arrangement as described on page 59, or in the event of accelerated settlement upon a change in control as described on page 61. When options vest, they become exercisable; upon exercise, the executive may retain the shares or receive the cash gain resulting from the difference between the shares’ market price and exercise price.

Equity—Mix of Awards.    The Compensation Committee regularly re-examines the mix of equity awards made under the LTIP and considers the best allocation among various awards. Starting on page 42 under the heading “Looking Forward,” we discuss plans to adjust the equity mix to increase our use of stock options. As part of this transition, in 2007, we made option grants to our Named Executives in addition to the annual RSR incentive awards. Starting in 2008, we expect that the overall equity incentive award will consist of both RSRs and options, with the overall equity award amount being based on individual and company performance.

Compensation Element—Perquisites

In general, Safeco does not offer Named Executives significant perquisites or other personal benefits. One program we do offer to Named Executives, as well as other employees based on job level, is relocation assistance. We have found that this type of a program is critical to successfully attracting recruits from other locations to our headquarters in Seattle and getting them started with our company quickly. Our relocation program provides assistance with moving and payment of related expenses, including assistance with the sale of a home, when employees relocate upon hire or are transferred within the company. The program, including home sale assistance, is administered through a third-party relocation assistance firm. Where applicable, the aggregate incremental cost to Safeco of relocation assistance for Named Executives in and with respect to 2006 is included in the Summary Compensation Table on page 44 in the “All Other Compensation” column. Details about our 2006 relocation assistance to Named Executives appear in a footnote to that table.

Through a time-share arrangement, we own a fractional interest in an aircraft operated by a third party, and we make the aircraft available to senior executives and the non-executive board Chair for Safeco business purposes. From time to time, a spouse may accompany one of these individuals to Safeco business events at Safeco’s request. This is not considered to be personal use of the aircraft. We reserve the flexibility to allow personal use of the aircraft, but no such personal use occurred in 2006, except that Ms. Reynolds’ late father traveled with her on the aircraft when they relocated to Seattle.

Compensation Element—Health and Welfare Benefits

Health and welfare benefits—such as life insurance, short-term and long-term disability plans, holidays and vacation—form another element of our Named Executives’ compensation. These benefits are generally provided to all salaried employees on the same basis, with certain coverage amounts adjusted for the employee’s pay level. Having a competitive benefits program helps keep our overall compensation program competitive. Health and welfare benefits, however, have less relative value (and cost) than base salary, incentive compensation and equity awards, which form the greatest portion of the Named Executives’ total compensation. We have not found it necessary to offer special health or welfare benefits to attract, engage or retain our executive team.

Compensation Element—Post-Employment Compensation Programs

Other elements of our Named Executives’ compensation can, in certain circumstances, be paid in connection with their departure from the company, such as in connection with retirement, involuntary termination, death, disability or a change in control of the company. You can view estimates of what our Named Executives would receive in various circumstances starting on page 65.

Post-Employment Compensation Programs—Retirement.    Retirement benefit opportunities for our Named Executives are tied primarily to annual compensation according to the formula applied to all plan participants. Our 401(k)/Profit-Sharing Retirement Plan (401(k)/PSRP) and our Cash Balance Plan (CBP) are available on the same basis to all employees who meet minimum service requirements. They are designed to be tax-qualified under the Internal Revenue Code, thereby permitting participants not to recognize taxable income on contributions and earnings until they receive distributions from the plans. We provide these plans because we believe they help keep our overall compensation program competitive.

Safeco also offers a Deferred Compensation and Supplemental Benefits Plan (DCP) for certain highly compensated executives. The primary purpose of the DCP is to restore the retirement benefit opportunities that participating executives would be entitled to under the terms of the 401(k)/PSRP and CBP absent Internal Revenue Code limitations. These executives may elect to defer salary, bonus, settlements of RSRs, and RSR dividend equivalents into the DCP on a tax-deferred basis, and Safeco makes restorative credits to the DCP on the same basis as it would make to the 401(k)/PSRP and the CBP absent Internal Revenue Code limitations. We provide the DCP because we believe it helps keep the compensation program for our senior executive team competitive.

The DCP is a retirement savings vehicle that does not qualify for all of the same tax benefits as do the 401(k)/PSRP and CBP, and for this reason it is referred to as a “nonqualified” deferred compensation plan. The DCP is an unfunded benefit obligation and not secured by a trust. Amounts deferred to the DCP by the executives and amounts credited by Safeco are also credited with earnings tied to the performance of designated measurement funds that are offered in our 401(k)/PSRP. Additional details about the DCP are given in the Nonqualified Deferred Compensation table on page 58 and the narrative following that table. Details about the CBP are given in the “Pension Benefits Table” on page 56 and the narrative following that table.

Post-Employment Compensation Programs—Severance.    Safeco also has made, from time to time, and may in the future make, payments to Named Executives upon their departure from the company. We make such payments for various reasons, depending on the circumstances of the departure. Our reasons typically include obtaining non-compete and non-solicit commitments, protecting our intellectual property, providing for a smooth transition, and obtaining a release of claims. We believe severance arrangements can serve the interests of the company and our shareholders when these or other business objectives are met. In July 2006, we agreed to severance and related benefits in connection with the resignation of Michael LaRocco, who had served as the Chief Operating Officer (COO) of our insurance subsidiaries. Details of his severance compensation arrangement are given starting on page 41.

In August 2006, the Compensation Committee approved severance guidelines applicable to executives generally, including the Named Executives other than the CEO. These guidelines, which provide a suggested range of cash, equity acceleration and limited other severance benefits, are intended to promote consistency and control costs. We discuss these severance guidelines in more detail starting on page 62.

Post-Employment Compensation Programs—Change in Control.    Our LTIP provides that immediately before a change in control of Safeco, the vesting of all equity awards will accelerate. We have also entered into Change in Control Severance agreements with our Named Executives that provide for certain benefits in connection with a termination occurring after a change in control. Under these agreements, involuntary termination without cause or voluntary termination for good reason within seven years of a change in control will trigger certain payments, as will voluntary termination by the employee within the thirteenth full calendar month after a change in control. Safeco has provided change in control severance agreements to certain members of senior management for many years, at least since the mid-1980s. We have continued to provide this benefit to certain incoming members of senior management since then, in part to maintain consistency and equal footing among these individuals. The agreements help make our compensation programs for senior executives competitive, and can serve shareholders’ interests by limiting the potential distraction of, and retention risk with respect to, senior management in the event of a potential change in control. The agreements also help manage the costs associated with retention and transition services in connection with a potential change in control. Details regarding our Named Executives’ Change in Control Severance Agreements are given starting on page 60.

Compensation Elements—Putting It All Together

When the Compensation Committee makes decisions regarding the compensation of our Named Executives, it first considers each significant element separately—base salary, cash incentive opportunity, equity incentive award opportunity and benefits—with a view to ensuring that each element is competitive and otherwise calibrated appropriately to the role played by the executive and his or her performance. It also considers how significant elements affect one another, such as base salary affecting cash and equity incentive opportunities; how all elements combine to form an executive’s total compensation; and how adjustments would affect amounts payable to an executive upon departure from the company under various circumstances.

To keep a current comprehensive picture of total compensation for Named Executives and other senior executives, the Compensation Committee uses a tally sheet developed for each individual showing all elements of compensation. The tally sheets separately show the executive’s base pay and a range of possible cash and equity incentive values for the current year. The tally sheets separately show realized values year-to-date and for the past four years of the following items, as well as total realized values over the past four years for all of the following items together:

•	Salary

•	Bonus

•	Dividend equivalents

•	Settlement of stock rights (RSRs, and PSRs where applicable)

•	Exercise of stock options

•	Retirement benefit contributions and credits

•	Health and welfare premiums, and

•	Perquisites

The tally sheets also show unrealized values with respect to equity awards and retirements for the current year and the past four years, as well as total unrealized values for these items for the same periods.

In addition, the tally sheets show projected amounts potentially payable under the following termination scenarios: retirement, voluntary termination, death, termination after change in control, involuntary termination without cause, and involuntary termination for cause. The tally sheets are intended to allow the Compensation Committee to evaluate discrete compensation decisions in the context of each Named Executive’s actual and projected total compensation.

Certain Executive Compensation Policies, Practices and Considerations

Policies, Practices and Considerations—Employment Agreements.    As a general rule, we do not have employment agreements with executive officers, and we generally prefer to maintain at-will employment relationships with our employees, including our Named Executives. However, we reserve the flexibility to enter into employment agreements when we believe it is appropriate under the circumstances.

Currently, our only employment agreement with a Named Executive is with our Chief Legal Officer, Arthur Chong. Mr. Chong agreed to undertake employment with us when both our CEO and Chief Financial Officer (CFO) at the time had announced that they would be leaving the company, and successors to these positions had not been identified. We agreed to an employment agreement with Mr. Chong that provided certain benefits if we terminated his employment without cause or if he voluntarily terminated his employment within 180 days of the first day of employment of our new CEO, or if we underwent a change in control during that period. That 180-day period lapsed in June 2006. The employment agreement also subjects Mr. Chong to non-compete and non-solicit obligations, which continue to apply until one year after his employment with us ends. Our agreement with Mr. Chong, dated October 14, 2005, is on file with the SEC as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed on November 3, 2005, available at www.safeco.com.

Policies, Practices and Considerations—Executive Stock Ownership Policy

Informed by our objective of linking compensation to shareholder interests, the Compensation Committee established a stock ownership policy for our executive officers in 2002. The ownership requirement is a fixed number of shares based on the executive’s position within the company, calculated with reference to estimated salary growth over a five-year acquisition period, estimated annual grants under our LTIP and a multiple of projected salary. We show the current requirements and holdings for our Named Executives below:

Name	Position	Requirement	Shares & Equivalents Held as of 2/28/07	Deadline
P. Reynolds	President and CEO	145,000	17,538	January 2011
R. Kari	Executive Vice President and CFO	35,000	1,571	June 2011
A. Chong	Executive Vice President and Chief Legal Officer	30,000	5,464	November 2010
A. Mysliwy	Executive Vice President and Chief Business Services Officer	20,000	30,796	May 2007
M. Hughes	Executive Vice President – Insurance Operations	30,000	6,967	July 2011

Executives subject to the policy (typically employees who are at the level of vice president or above) must acquire and retain, until they leave Safeco, a specified number of shares or certain share equivalents by the end of a five-year period. Share equivalents include shares owned by the executive in trust and share equivalents owned through the Safeco Stock Ownership Fund (an investment option of our 401(k)/PSRP) as well as the Safeco Stock Ownership Fund measurement fund under our Deferred Compensation Plan (DCP). For purposes of our stock ownership requirements, share equivalents do not include RSRs or stock options. Under our executive stock ownership policy, the shares acquired on settlement of RSRs must be retained until applicable share ownership requirements are met. If executives elect to defer settlement of RSRs into the DCP, the deferral must be allocated to the DCP’s Safeco Stock Ownership Fund measurement fund. The Compensation Committee reviews compliance with the stock ownership policy annually and periodically reviews the share ownership requirements to ensure they continue to be appropriate. We believe our Named Executives are on track to meet applicable ownership requirements within the five-year timeframe.

Policies, Practices and Considerations—“Clawback” Provisions in Equity Awards

The grant agreements evidencing the equity awards we make under our LTIP provide for certain forfeitures due to activity harmful to or competitive with Safeco by the employee within one year after settlement or exercise or one year after termination, whichever is later (the restricted period). The grant agreements allow Safeco to terminate rights under the agreement or to seek repayment for the value realized during the restricted period if the employee engages in such harmful or competitive activity. Safeco’s rights include the ability to set off other amounts payable to the employee by the amount it could recover under these provisions, which are sometimes called “clawback” provisions.

The agreements define the harmful activity to include engaging in job-related conduct for which criminal or civil penalties may be sought, accepting employment with or otherwise assisting a competitor without Safeco’s prior consent, disclosing or misusing Safeco confidential information and participating in a hostile attempt to acquire control of Safeco, each as may be determined by Safeco’s Board of Directors.

Policies, Practices and Considerations—Equity Grant Practices

Equity Grant Practices—Timing and Pricing.    Safeco does not have a practice of coordinating, and does not plan to coordinate, the timing of option or other equity grants with the release of material non-public information. Named Executives and other leadership employees are considered for equity awards on an annual basis in connection with our annual employee performance review and compensation adjustment cycle. We discuss the method by which the Compensation Committee determines the amount of the equity incentive pool and individual equity awards starting on page 28. At a regularly scheduled meeting during the first quarter of the year, which typically occurs in February, the Compensation Committee establishes the overall equity pool and decides on economic values for individual equity awards to our Named Executives and other members of senior management. An equity award recipient’s “economic value” is a set dollar amount that is subsequently converted to a number of shares based on a 20-trading day average closing price of our common stock. For 2006, this 20-day trading period was from January 23 through February 17, and for 2007, it was from January 24 through February 21. 2006 equity awards, based on 2005 performance, were granted on March 10, 2006, the same date that cash bonuses were paid. 2007 equity awards, based on 2006 performance, were granted on February 22, 2007, and the cash incentive for 2006 was paid on March 15, 2007. The earlier equity grant date in 2007 coincided more closely with the timing of our annual performance review process and enabled management to communicate all material award terms, including the stock option exercise price, which equaled the closing price on grant date, at the time of the performance review.

In the case of new hires, the date of grant is the first business day of employment, whether the grant is made by the Compensation Committee or the Incentive Plan Committee described on page 35. Stock options are granted with an exercise price equal to the closing market price of our common stock on the date of grant. Our LTIP does not allow for the grant of discounted options.

The Compensation Committee may also approve, and has from time to time approved, special equity grants (such as retention grants) outside the regular annual award cycle or new hire grant process. It may do so at regular or special meetings or through unanimous written consents.

Equity Grant Practices—Delegation of Authority.    In August 2006, the Compensation Committee designated Safeco’s CEO, so long as he or she is also a member of the Board of Directors, its chief legal officer and its head of human resources as the Incentive Plan Committee. The Compensation Committee delegated to the Incentive Plan Committee the authority to grant equity awards under our LTIP to new hires who are not among Safeco’s ten most highly compensated employees, or Section 16 officers. This delegation of authority is subject to guidelines approved by the Compensation Committee, limiting the amounts of awards that may be granted. Each new hire grant recommendation is developed in coordination with our human resources organization before an offer is presented. The human resources organization values proposed awards in relation to equity that may be forfeited at the new hire’s current employer, establishes the type of grant and grant terms, keeps an accounting of all awards and delivers a summary report of all actions taken by the Incentive Plan Committee to the Compensation Committee at each of its meetings. The delegation of authority provides that the effective date of new hire equity awards is the recipient’s first business day of employment and for stock options, the exercise price equals the closing market price of Safeco’s common stock on that day. The Compensation Committee’s charter also permits the Compensation Committee chair to approve compensation for any new hire who will be among our ten most highly paid employees, provided that two other members of the Compensation Committee also approve the compensation if it includes equity and the individual will be a Section 16 officer (which our Named Executives typically are).

Policies, Practices and Considerations—Role of Executive Officers

The responsibility to oversee Safeco’s compensation programs generally, and all significant decisions regarding Named Executives’ compensation, resides with the Compensation Committee. Safeco’s management provides support to the Compensation Committee in this role, supplying analysis and recommendations for its consideration. The Compensation Committee considers CEO recommendations regarding compensation decisions for Named Executives other than herself, as well as information and recommendations provided by Safeco’s human resources organization. Allie Mysliwy, our Executive Vice President (EVP) and Chief Business Services Officer, and one of our Named Executives for 2006, was responsible for Safeco’s human resources function throughout most of 2006, along with marketing, communications, community relations, operations and business continuity. In that role, he provided recommendations and analysis regarding significant compensation matters to the CEO and the Compensation Committee. In 2007, this responsibility will transition to our Senior Vice President of Human Resources, Jeff Diana.

Policies, Practices and Considerations—Tax and Accounting Treatment

Tax Treatment.    One factor the Compensation Committee considers in structuring our compensation programs is the extent to which Safeco will be able to deduct the compensation for federal income tax purposes. Under Section 162(m) of the Internal Revenue Code, Safeco’s deduction for certain compensation paid to the Named Executives is subject to an annual limit of $1 million per employee, unless it is deferred or considered performance-based. In 2005, our shareholders approved the PIC Plan (Performance Incentive Compensation Plan), under which cash and equity incentive awards to Named Executives can qualify as performance-based, and therefore not be subject to this limitation on deductibility. Details about the PIC Plan’s provisions are given starting on page 26.

Deductibility is only one factor that influences our compensation decisions, and there may be times when other interests outweigh our interest in securing deductibility. For example, when our purpose is to attract or retain executive talent or to promote a smooth transition in leadership, the Compensation Committee may make individual awards that may not qualify as performance-based and could be subject to the Section 162(m) limitation on deductibility.

Another tax-related factor that influences the structure our of our executive compensation programs is Section 409A of the Internal Revenue Code, whose limitations primarily relate to deferral of compensation. Our Compensation Committee continues to consider the impact of changes to Section 409A and in general the evolving tax and regulatory landscape in which its compensation decisions are made.

Accounting Treatment.    The Compensation Committee also considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity award program. For example, starting in December 2006, we began settling RSRs in stock, rather than giving the award holder the choice of receiving a cash or stock settlement. Shares are withheld to the extent necessary to satisfy tax withholding obligations, and for eligible employees, the settlement value may be deferred into the DCP. We would also settle RSRs in cash in the event of accelerated settlement upon a change in control as described on page 61. Our change to settling RSRs in stock means that the accounting expense associated with these awards will now be fixed at the date of award (although accounting adjustments will still be made for forfeited awards or changes to vesting should these events occur). Previously, the accounting was variable, meaning that fluctuations in our share price affected the recorded expense for outstanding awards. Permitting cash settlement offered convenience for our executives and helped replenish the number of shares available for grant under our LTIP. However, the Compensation Committee has concluded that on balance, fixed accounting is preferable at this time. The share settlement requirement also helps promote stock ownership by senior management.

2006 Compensation of Named Executives

2006 Compensation of Named Executives—In General.    The table below shows the general 2006 compensation structure for those Named Executives who remain in our employment. As discussed below the table, certain exceptions applied with respect to Mr. Hughes, who was promoted to his Executive Vice President position mid-year. We state the Named Executives’ cash and equity opportunities for 2007 on page 42.

Position	2006 Salary Rate	2006 Cash Incentive Opportunity – Percent of Salary*	2006 Equity Incentive Opportunity – Percent of Salary
CEO	$925,000	Guaranteed at 120% Maximum: 240%	Target: 300% Maximum: 400%
CFO	$550,000	Guaranteed at 70% Maximum: 140%	Target: 195% Maximum: 260%
Other Named Executives	$312,000 - $400,000	Target: 70% Maximum: 140%

*Maximum percentages with respect to cash incentives are also subject to the effect of the pool modifier discussed below, meaning that a maximum cash incentive award could potentially be 200% of the maximum percentage shown. The spirit of this approach is to enhance flexibility to distinguish for exceptional individual performance. While permitted, however, awards reflecting both a maximum individual percentage and the effect of the pool modifier have not been our practice with respect to Named Executives.

Except for guaranteed amounts, the percentages shown above were subject to the effect of the pool modifier as discussed on page 28. The cash incentive pool modifier could not exceed 2.0, and could be applied to individual awards, resulting in the potential for awards of up to twice the individual maximum percentages shown above. The equity incentive pool modifier for 2006 could not exceed 1.33. This modifier could be applied to individual equity awards, but only to the extent of the maximum percentage shown above. In other words, plan guidelines would have permitted an individual’s cash incentive to be up to 200% of the maximum cash percentage shown above, but would not have permitted an individual’s equity incentive to exceed the maximum equity percentage shown above.

Non-guaranteed incentive awards to the Named Executives are also subject to the parameters of the PIC Plan, discussed on page 26, including its 8% operating return on equity minimum requirement, per-person maximums, and the discretion of the Compensation Committee to choose to decrease or not any award incentive compensation.

The actual pool modifier with respect to the 2006 cash incentive pool, based on company results for 2006, was 1.8 (in other words, a multiplier of 180%). The actual pool modifier with respect to the 2006 equity incentive pool, also based on company results for 2006, was 0.887 (in other words, a multiplier of 88.7%).

One exception to the incentive opportunity percentages stated in the table above is with respect to Mr. Hughes, who was promoted to his Executive Vice President – Insurance Operations position mid-year. Our typical approach is to blend employees’ pre-promotion and post-promotion target opportunities. For Mr. Hughes’ 2006 equity incentive, his target opportunity was considered to be 134% of base salary, which represented a blend of his pre- and post-promotion equity opportunity levels. However, for his 2006 cash incentive, his opportunity levels at the time the cash incentives were determined in February 2007 were considered to be those applicable to the Named Executives other than the CEO as shown above, rather than a blend of his pre- and post-promotion cash incentive opportunities. This decision was based on a recommendation by our CEO, in light of Mr. Hughes’ extraordinary contributions to Safeco during the second half of 2006. His pre-promotion cash incentive opportunity was a target of 55% of base salary and maximum of 110% of base salary.

Departing Named Executives’ 2006 Opportunities.    Mr. LaRocco’s target and maximum cash incentive opportunities for 2006 were 100% and 200% of base salary, respectively, and his target and maximum equity incentive opportunities were 230% and 300%, respectively. Mr. Lauer’s cash and equity incentive opportunities were the same as for the other Named Executives shown in the table above. Mr. LaRocco’s 2006 base salary was $600,000 and Mr. Lauer’s was $362,000.

2006 Compensation of Named Executives—New Hires. Apart from our general compensation structure in place for Named Executives in 2006, we also made special equity grants to Named Executives that we hired during 2006. We show information about these grants below, as well as information about an equity grant to Mr. Chong in connection with his hiring in November 2005.

Name & Position	Grant Date	New Hire Inducement Equity Grant(s)	Fair Value on Grant Date	Vesting Schedule
Paula Rosput Reynolds President and CEO	January 3, 2006	42,300 RSRs	$2,442,825 based on closing stock price of $57.75	4-year vesting in 25% increments starting 1/3/07
		250,000 options with an exercise price of $57.75	$4,708,925 based on Black-Scholes model	50% 1/3/09 25% 1/3/10 25% 1/3/11
	March 10, 2006	57,148 RSRs	$2,943,122 based on closing stock price of $51.50	4-year vesting in 25% increments starting 2/15/07
Ross Kari Executive Vice President and Chief Financial Officer	June 21, 2006	8,680 RSRs	$478,876 based on closing stock price of $55.17	4-year vesting in 25% increments starting 2/15/07
		9,770 options with an exercise price of $55.17	$169,021 based on Black-Scholes model	4-year vesting in 25% increments starting 6/21/07
Arthur Chong Executive Vice President and Chief Legal Officer	November 14, 2005	16,000 RSRs	$900,160 based on closing stock price of $56.26	4-year vesting in 25% increments starting 11/14/06

The Compensation Committee’s purpose for making these equity grants at hire was primarily to induce these individuals to accept employment with Safeco, to immediately align their compensation opportunities with the interests of our shareholders, and in the case of Ms. Reynolds, to make her whole for equity forfeited at her prior employer. To the extent these grants occurred in 2006, they are included in the Grants of Plan-Based Awards table on page 48.

In 2006, we paid Mr. Chong a $250,000 cash bonus that was in consideration for his agreeing to undertake employment with us in 2005. That bonus is reflected in the “Bonus” column of the Summary Compensation Table on page 44. We also paid him a bonus in 2006 in an amount that was influenced by company and individual performance with respect to 2005. That bonus is not reflected in the Summary Compensation Table below, because it relates to 2005 performance, consistent with how we report the guaranteed bonuses promised our CEO and CFO in 2006 and paid in 2007, which are reported in this proxy statement as 2006 compensation.

Safeco also provided relocation assistance in 2006 to the newly hired executives listed above, in all cases through a third-party relocation assistance firm, as described starting on page 30 and as quantified in the footnote associated with the “All Other Compensation Column” of our Summary Compensation Table on page 44.

2006 Compensation of Named Executives—Cash and Equity Incentives.    Cash and equity awards were granted to each Named Executive with respect to 2006 after completion of the year based on company and individual performance.

To determine award amounts, the Compensation Committee first determined that our operating return on equity for 2006 exceeded the PIC Plan’s 8% minimum. The Compensation Committee then assessed the company’s 2006 performance against company goals with respect to operating return on equity, operating earnings per share, premium growth, combined ratio, and comparative combined ratio, as discussed starting on page 27. Company performance on all of these measures except premium growth exceeded the goals set for maximum incentive pool funding, whereas company performance with respect to premium growth fell short of the threshold. Blending the company’s performance levels against the goals applicable to the cash and equity incentive pools, respectively, using the pre-determined weightings assigned for each pool in February 2006, the Compensation Committee determined that the cash incentive pool modifier would be 1.8 (in other words, a multiplier of 180%) and that the equity pool modifier would be 0.887 (in other words, a multiplier of 88.7%). These pool modifiers determined the overall cash and equity incentive pools available for awards to employees generally, as described on page 28, and influenced the size of awards made to individual employees.

In determining actual award amounts for the Named Executives, the Compensation Committee assessed their performance against individual goals. These individual goals were developed early in 2006 and revised, with the approval of our CEO, at mid-year due to changing market conditions and business challenges. Our company’s 2006 goals, however, did not change during the year, nor did our CEO’s individual performance goals. At year end, each Named Executive provided our CEO with a self-assessment of his performance against his individual goals. With that input, feedback from members of Compensation Committee, and a review of the executive’s business results by our CEO, a final recommendation was reached and approved by the Compensation Committee for each Named Executive. The Compensation Committee similarly determined the CEO’s awards, based on company performance and achievement of her individual performance goals. The individual goals and awards for our Named Executives are discussed below. Adjustments to awards were made upward and downward depending on the results achieved for each individual goal. In each case, the Named Executive substantially achieved his or her goals overall.

2006 Compensation of Named Executives—CEO and President, Paula Reynolds. Ms. Reynolds’ individual performance goals for 2006 related to the following objectives:

•	Growing our policies in force at a rate greater than the industry average, without sacrificing our profitability
•	Improving our business processes throughout the company in order to deliver higher quality products and services for our customers and agent partners at a lower cost
•	Satisfying a diverse public whose expectations of excellence continue to rise
•	Investing in the future by developing our agents and employees

We paid Ms. Reynolds a cash incentive with respect to 2006 in the amount of $1,998,000 based on company and individual performance. Of this amount, $1,110,000 satisfied the one-time bonus guarantee that we offered Ms. Reynolds to induce her to join Safeco. The Compensation Committee also awarded her equity in the form of RSRs with an economic value of $2,461,425. As with all employees’ equity grants with respect to 2006 performance, this economic value was converted into a number of RSRs by dividing the economic value by the average closing price of our common stock for the 20 trading-day period from January 24, 2007 through February 21, 2007, which was $65.74. Accordingly, Ms. Reynolds was awarded 37,442 RSRs effective February 22, 2007, which was the grant date for all of our 2007 equity awards based on 2006 performance. These RSRs vest 100% on February 13, 2009. As part of our transition to using a mix of equity that includes stock options, as described on page 43, the Compensation Committee also awarded her stock options with an economic value of $693,750. Using the same 20 trading-day average price and a Black-Scholes discount factor, this economic value resulted in a grant of 45,882 stock options, which vest 100% on February 15, 2010. As with all stock options we grant, including those described below for the other Named Executives, the exercise price of these options was the closing price of our stock on the date of grant, which on February 22, 2007 was $68.70. The conversion methods from economic values to share numbers (for options and RSRS) described in this paragraph also applied to awards granted to the other Named Executives and all other recipients of 2007 annual equity awards based on 2006 performance.

2006 Compensation of Named Executives—CFO and Executive Vice President.    Mr. Kari’s individual performance goals for 2006 related to the following objectives:

•	Developing our financial planning and analysis organization
•	Streamlining our finance management structure
•	Ensuring delivery on year-end expense run rate reductions
•	Advancing corporate efforts to make key business processes more efficient
•	Identifying potential expense savings opportunities within certain functional areas

The Compensation Committee awarded Mr. Kari a cash incentive with respect to 2006 in the amount of $693,000. Of this amount, $385,000 reflected a one-time bonus guarantee that we offered Mr. Kari to induce him to join Safeco. The remaining $308,000 was awarded to him based on company and individual performance. The Compensation Committee also awarded him equity in the form of RSRs, based on company and individual performance, with an economic value of $951,308. This resulted in a grant of 14,471 RSRs. These RSRs vest 100% on February 13, 2009. The Compensation Committee also awarded him a transitional option grant with an economic value of $268,125, or 17,733 stock options, which vest 100% on February 15, 2010.

2006 Compensation of Named Executives—Chief Legal Officer and Executive Vice President Arthur Chong. Mr. Chong’s individual performance goals for 2006 related to the following objectives:

•	Reducing our outside legal fees
•	Developing our Office of Regulatory and Government Affairs
•	Reorganizing oversight of litigation with a view to managing enterprise risk
•	Enhancing our legal support framework for key business initiatives

The Compensation Committee awarded Mr. Chong a cash incentive with respect to 2006 in the amount of $546,000 based on company and individual performance. The Compensation Committee also awarded him equity in the form of RSRs, based on company and individual performance, with an economic value of $691,860. This resulted in a grant of 10,524 RSRs. These RSRs vest 100% on February 13, 2009. The Compensation Committee also awarded him a transitional option grant with an economic value of $195,000, or 12,897 stock options, which vest 100% on February 15, 2010.

2006 Compensation of Named Executives—Chief Business Services Officer and Executive Vice President Allie Mysliwy.    Mr. Mysliwy’s individual performance goals for 2006 related to the following objectives:

•	Developing marketing, education and training tools to help reverse our negative growth trend
•	Implementing programs to identify and retain employee talent
•	Contributing to expense reduction initiatives through organizational redesign, real estate consolidation, and other business process initiatives

The Compensation Committee awarded Mr. Mysliwy a cash incentive with respect to 2006 in the amount of $371,000 based on company and individual performance. The Compensation Committee also awarded him equity in the form of RSRs, based on company and individual performance, with an economic value of $546,569. This resulted in a grant of 8,314 RSRs. These RSRs vest 100% on February 13, 2009. The Compensation Committee also awarded him a transitional option grant with an economic value of $154,050, or 10,188 stock options, which vest 100% on February 15, 2010.

2006 Compensation of Named Executives—Executive Vice President, Insurance Operations Michael Hughes.    Mr. Hughes’ individual performance goals for 2006 related to the following objectives:

•	Reversing our negative growth trend and laying groundwork for more effective marketing
•	Expense savings initiatives
•	Providing leadership on key insurance operations efforts, including innovation, business processes, distribution, employee development and transparency
•	Ensuring effective rate plans and rigorous catastrophe management to drive profitability

The Compensation Committee awarded Mr. Hughes a cash incentive with respect to 2006 in the amount of $484,000 based on company and individual performance. The Compensation Committee also decided to award him equity in the form of RSRs, based on company and individual performance, with an economic value of $535,000. This resulted in a grant of 8,138 RSRs. These RSRs vest 100% on February 13, 2009. The Compensation Committee also awarded him a transitional option grant with an economic value of $133,750, or 8,846 stock options, which vest 100% on February 15, 2010.

2006 Compensation of Named Executives—Departing Employees.    Two Named Executives left employment during 2006: Dale Lauer and Michael LaRocco. Mr. Lauer retired and Mr. LaRocco resigned.

Departing Employees—Dale Lauer.    Dale Lauer, the former Executive Vice President – Claims & Service of Safeco’s insurance subsidiaries, retired from his position with Safeco effective July 31, 2006. He had served the company for 32 years. Pursuant to the terms of our LTIP, cash incentive program and other programs, and Compensation Committee policy, Mr. Lauer received certain benefits in connection with his retirement. All of his outstanding unvested RSR awards (34,102 RSRs) accelerated in accordance with the LTIP, and all of his outstanding unvested option awards (18,225 stock options) accelerated in accordance with a policy our Compensation Committee approved in 2005. The incremental fair value of this acceleration under Statement of Financial Accounting Standards No. 123 Share-Based Payment (FAS 123(R)), shown in our Grants of Plan-Based Awards table on page 48, was $95,049 with respect to the option acceleration and $190,259 with respect to the RSR acceleration. Mr. Lauer also became entitled to a bonus with respect to 2006 performance, to be paid in 2007. We paid him this bonus in March 2007 in the amount of $262,290, which represents his target cash incentive opportunity of 70%, multiplied by salary actually paid in 2006, multiplied by the pool modifier of 1.8. Mr. Lauer also became entitled to the balances in his CBP, Excess CBP Sub-Account and DCP accounts, all of which were already fully vested, as well as certain retiree medical and life insurance benefits that apply to him given his tenure at the company. This retiree program permits retirees and their spouses to remain enrolled in our health and life insurance programs so long as they pay their portion of the associated premiums.

Departing Employees—Michael LaRocco. Michael LaRocco, former President and Chief Operating Officer of Safeco’s insurance subsidiaries, resigned effective July 12, 2006. Upon resignation, he was entitled to his vested balances under the CBP, Excess CBP Sub-Account and the DCP. Pursuant to its original terms, Mr. LaRocco’s home purchase loan also began accruing interest once his employment terminated. You can read more about this home loan starting on page 78.

In connection with Mr. LaRocco’s resignation, we entered into a Separation and General Release Agreement with him. This agreement was filed as an exhibit to our Quarterly Report on Form 10-Q filed on August 2, 2006, available at www.safeco.com. Mr. LaRocco’s separation arrangements were determined in the discretion of the Compensation Committee; the Executive Severance Guidelines discussed starting on page 62 were adopted after his departure. The Separation and General Release Agreement provided that we would:

•	Pay him $275,000 in severance (paid in July 2006)
•	Pay him $600,000 in lieu of bonus, payable in March 2007 under certain terms
•	Pay him $15,000 in COBRA coverage
•	Pay him $10,000 to defray the cost of attorneys and tax advisors
•	Pay him his accrued, unused vacation (consistent with treatment of employees generally)
•	Accelerate vesting of 11,962 options we had previously granted him
•	Accelerate vesting of 21,287 RSRs we had previously granted him

In our report on Form 8-K filed July 13, 2006, we estimated that the value associated with this acceleration was approximately $1.4 million. This was an estimate of the intrinsic value to Mr. LaRocco of the acceleration, meaning the total value of the accelerated RSRs on the date of acceleration, and the intrinsic, or in-the-money value of the accelerated options assuming a share price of $55.86, the closing price of our stock on July 12, 2006. The incremental fair value of this acceleration under FAS 123(R), shown in our Grants of Plan-Based Awards table on page 48, was $69,725 with respect to the option acceleration and $148,835 with respect to the RSR acceleration.

The payment of $600,000 we made in March 2007 pursuant to his separation agreement was in lieu of a bonus with respect to 2006. This payment was contingent on our assessment of his compliance with the terms of the separation agreement, which included a three-month non-compete clause, a two-year non-solicit clause, and related provisions concerning nondisclosure of confidential and proprietary information, non-disparagement, and release of claims.

The compensation arrangements in connection with Mr. LaRocco’s resignation took into account his past contributions to the company, the specific facts and circumstances of his departure, and the restrictive covenants and release of claims to which Mr. LaRocco agreed.

2006 Compensation of Named Executives—Review of All Elements.    Using the tally sheets we describe on page 32, the Compensation Committee reviewed actual 2006 compensation for our Named Executives after the end of the year, both in terms of key compensation components and total value. The Compensation Committee concluded that the total compensation for each Named Executive for 2006 was appropriate, and reported on its evaluation of their compensation to the other non-employee directors of the board.

2007 Compensation of Named Executives

In February 2007, our Compensation Committee changed certain compensation opportunities for our Named Executives with respect to 2007. Salary increases, if any, were effective April 1, 2007, except that Mr. Mysliwy’s salary increase was made retroactively effective as of December 1, 2006.

Name	New Salary	2007 Cash Incentive Opportunity (% of Base Salary)*	2007 Equity Incentive Opportunity (% of Base Salary)
CEO—P. Reynolds	$975,000	Target: $1,250,000 Maximum: $2,500,000	Target: $3,250,000 Maximum: $5,687,500
CFO—R. Kari	$550,000	Target: 70% Maximum: 140%	Target: 195% Maximum: 340%
Chief Legal Officer—A. Chong	$425,000
Chief Business Services Officer—A. Mysliwy	$360,000
EVP, Insurance Operations—M. Hughes	$425,000

*Maximum amounts with respect to cash incentives are also subject to the effect of the pool modifier discussed below, meaning that a maximum cash incentive award could potentially be 200% of the maximum shown. The spirit of this approach is to enhance flexibility to distinguish for exceptional individual performance. While permitted, however, awards reflecting both an individual maximum and the effect of the pool modifier have not been our practice with respect to Named Executives.

Named Executives are also subject to the parameters of the PIC Plan, discussed on page 26, including the 8% operating return on equity requirement, per-person maximums, and the discretion of the Compensation Committee to choose to decrease or not award any incentive compensation. The cash incentive pool modifier cannot exceed 2.0, can be applied to individual awards, resulting in the potential for maximum awards of up to twice the maximum percentages (or dollar amounts in the case of the CEO) shown above. The equity incentive pool modifier for 2007 cannot exceed 1.75. As was the case for 2006, this modifier can be applied to individual equity awards, but the resulting equity award is capped at the individual’s maximum percentage or dollar amount shown in the table above. In other words, an individual’s cash incentive could be up to 200% of the maximum cash percentage shown above, but an individual’s equity incentive cannot exceed the maximum equity amount shown above.

Looking Forward—2007 Changes to Our Approach, Plans, Programs

During 2006 and early 2007, the Compensation Committee, in consultation with its outside compensation consultant and management, reviewed our overall incentive program. It decided to make a few changes to our equity program, including which company performance measures will inform incentives with respect to 2007.

2007 Changes—Equity Program. One change to our equity program was to require RSR settlements in shares, as described above, which will cause the accounting for this program to be fixed rather than variable, and which is intended to encourage equity ownership among all recipients. Another change was to incorporate the use of stock options in combination with RSRs for our most senior officers. This change is intended to strengthen the forward-looking element of equity incentives for Safeco’s senior officers, and is described in more detail below.

For the last several years, 100% of annual equity awards were granted as RSRs. Stock options were issued only in special cases as inducements to employment. In 2007, we decided to re-introduce the use of stock options in our annual equity incentive program. We made a special transitional stock option grant to members of senior management, including our Named Executives, in February 2007 to accelerate our transition toward a more forward-looking equity program. The economic value of this special grant equaled 25% of the target equity award value for each recipient. This transitional option grant was made in addition to, and not as part of, the equity incentive grant made in 2007, which was in the form of an RSR award, with respect to 2006 performance. You can read about equity awards to our Named Executives starting on page 39.

In 2008, for certain members of senior management, an option grant will be included as part of the annual equity incentive award we make based on performance during the previous year. We plan to award 75% of an executive’s overall annual equity grant’s economic value in the form of RSRs, and the remaining 25% in the form of stock options.

We will continue to fund an overall grant pool available for annual equity awards to employees formulaically, based on company results relative to our financial goals. No equity grant pool will be made available if our 2007 operating return on equity does not at least equal 8%. The value of individual awards will be driven by the overall size of the grant pool and, most importantly, by our assessment of each eligible person’s contribution to the organization. As with our former program, individual awards continue to be constrained by guidelines that have been established by the Compensation Committee with reference to competitive compensation data gathered by Towers Perrin. Our CEO’s equity target for 2007 changed from 300% of salary to a fixed dollar amount of $3,250,000, and her maximum changed from 400% of salary to a fixed dollar amount of $5,687,500. For other Named Executives, the target percentage of salary guideline did not change, but the maximum percentage has generally increased so as to approximate 175% of the target percentage. The 2007 equity opportunity guidelines for our Named Executives are shown on page 42.

We also changed our standard approach to vesting for RSRs awarded in or after 2007. Instead of vesting in increments over time, we are changing to cliff vesting for our equity awards. RSR awards will typically vest and settle 100% on February 15 of the second year after the grant date. Our stock options will typically vest and become exercisable on February 15 of the third year after grant. Our objective in this change was to enhance the effectiveness of these awards in retaining key leadership talent. The exercise term for options granted in or after 2007 will be seven years from grant date, which may be shortened upon termination of employment depending on the reason for termination. In the past, our stock options were typically granted with a ten-year term.

2007 Changes—Performance Measures.    The company performance measures selected for 2007, which are tied to our 2007 strategic plan, are comprised of several of the measures selected for 2006, as described on page 27, but the program will operate differently than in 2006. As was the case for 2006, no incentives pursuant to the PIC Plan will be paid to our Named Executives if the PIC Plan’s 8% operating return on equity minimum is not met. The overall cash incentive award pool will be informed by a matrix having the growth rate of our net written premiums as one axis, and our combined ratio as the other axis. Various levels of performance on each axis are associated with different pool modifier levels; the maximum cash incentive pool modifier of 2.0 is associated with high performance on both axes. This structure is intended to focus our employees on achieving profitable growth. We believe that achieving cash incentive awards at levels comparable to past years’ awards under this matrix will be challenging and is substantially uncertain to occur. The overall equity incentive pool will be informed primarily by our performance against an operating return on equity goal and adjusted based on our net written premium growth against goals. This structure is intended to focus our leadership on sustaining profitability, but not at the expense of growth. We believe that the equity performance goals for 2007 are challenging and substantially uncertain to be achieved.

The purpose of the table below is to show all compensation paid with respect to 2006 to our CEO, CFO, and three other most highly compensated executive officers as of the end of the year. It also shows compensation for two additional individuals who would have been among the three most highly compensated executive officers based on 2006 compensation, but for the fact that they were no longer employed by us at year-end. All individuals listed in the table are referred to in this proxy statement as “Named Executives.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-equity Incentive Plan Compen- sation ($) (5)	Change in Pension Value & Nonqualified Deferred Compen- sation Earnings ($) (6)	All Other Compen- sation ($) (7)	Total ($) (8)
Paula Rosput Reynolds, President & CEO (9)	2006	925,000	1,110,000	1,422,021	941,785	888,000	0	854,527	6,141,333
Ross Kari, EVP & CFO (10)	2006	291,667	385,000	86,376	24,649	308,000	0	666,205	1,761,897
Arthur Chong, EVP & Chief Legal Officer (11)	2006	400,000	250,000	673,953	0	546,000	946	22,972	1,893,871
Allie Mysliwy, EVP, Chief Business Officer (12)	2006	312,000	0	746,793	109,430	371,000	25,175	61,573	1,625,971
Michael Hughes, EVP, Insurance Operations (13)	2006	345,667	0	290,364	17,385	484,000	18,574	52,259	1,208,249
Michael LaRocco, Former President & COO, Insurance Subsidiaries (14)	2006	320,000	0	297,589	110,624	0	50,316	1,046,130	1,824,659
Dale Lauer, Former EVP, Claims & Service, Insurance Subsidiaries (15)	2006	208,167	0	1,388,168	125,750	262,290	36,341	61,665	2,082,381

(1)	Summary Compensation Table, Salary Column. The amounts shown in this column represent salary paid during 2006. For executives who were hired during the year or had a salary rate increase during the year, this amount is less than their annual base rate of salary. Amounts shown in this table also include amounts an executive may have elected to defer into the DCP. See the “Nonqualified Deferred Compensation” table on page 58 for more information on amounts deferred.

(2)	Summary Compensation Table, Bonus Column. Under prior rules, all non-salary cash incentives would have been reported under the “Bonus” column. Now we report our cash incentives based on performance under the column entitled “Non-equity Incentive Plan Compensation,” and the “Bonus” column reports cash bonuses that cannot be reported in the “Non-equity Incentive Plan Compensation” column, such as sign-on and guaranteed bonuses. Accordingly, amounts shown above in the “Bonus” column represent the guaranteed portion of Ms. Reynolds’ bonus with respect to 2006; the guaranteed portion of Mr. Kari’s bonus with respect to 2006; and Mr. Chong’s sign-on bonus of $250,000, which was paid in January 2006. These bonuses were promised and paid without regard to company performance and are therefore not considered to be non-equity incentive plan compensation.

(3)

Summary Compensation Table, Stock Awards Column.    This column shows the dollar amount recognized as an expense for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), in connection with RSRs awarded to the Named Executives. For Mr. Chong, Mr. Mysliwy, Mr. LaRocco and Mr. Lauer, amounts shown include amounts associated with awards granted in prior year(s). Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended December 31, 2006 included in Safeco’s Annual Report on Form 10-K filed with the SEC on February 23, 2007 and available at www.safeco.com. However, pursuant to SEC rules, the amounts shown above do not reflect any assumption that a portion of the awards will be forfeited. Additional details about RSRs awarded in 2006 are shown in the table on page 48 called “Grants of Plan-Based Awards” and the table called “Outstanding Equity Awards at December 31, 2006” on page 52.

For Mr. LaRocco, the amount shown includes the financial statement impact of the acceleration of certain RSRs, and the forfeiture of other RSRs, both effective July 13, 2006 in connection with his resignation. For Mr. Lauer, the amount shown includes the financial statement impact of the acceleration of RSRs in connection with his retirement effective July 31, 2006.

Amounts shown do not include 2006 expenses related to a performance stock right (PSR) program pursuant to which we formerly made payments based on achievement of specified performance goals at the end of a three-year performance period. The final performance period ended on December 31, 2005, and the final payout occurred on February 1, 2006, which payout was reflected in the “LTIP Payouts” column of our Summary Compensation Table for 2005 compensation. For the applicable Named Executives, the 2006 expenses associated with this program were negative amounts ranging from approximately ($23,000) to ($30,000). You can see details about the February 1, 2006 PSR settlements in the “Options Exercised and Stock Vested” table on page 55, and footnotes to that table, for those Named Executives who participated in the PSR program, which were Mr. Mysliwy, Mr. LaRocco, and Mr. Lauer.

(4)	Summary Compensation Table, Option Awards Column. This column shows the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), in connection with stock options awarded to the named executives. For Mr. Mysliwy, Mr. LaRocco and Mr. Lauer, amounts shown include amounts associated with awards granted in prior years. Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended December 31, 2006 included in Safeco’s Annual Report on Form 10-K filed with the SEC on February 23, 2007 and available at www.safeco.com. However, pursuant to SEC rules, the amounts shown above do not reflect any assumption that a portion of the awards will be forfeited. Additional details about stock options granted in 2006 are shown in the table on page 48 called “Grants of Plan-Based Awards” and the table called “Outstanding Equity Awards at December 31, 2006” on page 52. For Mr. LaRocco, the amount shown includes the financial statement impact of the acceleration of certain stock options, and the forfeiture of other stock options, both effective July 13, 2006 in connection with his resignation. For Mr. Lauer, the amount shown includes the financial statement impact of the acceleration of stock options in connection with his retirement effective July 31, 2006.

(5)	Summary Compensation Table, Non-Equity Incentive Plan Compensation Column. We treat cash awards under our PIC Plan as non-equity incentive plan compensation as this term is defined by the SEC. Awards are made to Named Executives under this plan based on company and individual performance. You can read more about the PIC Plan starting on page 26, and you can read about the 2006 incentive determination for each Named Executive starting on page 38. Under prior rules, we would have reported cash amounts paid pursuant to the PIC Plan under the “Bonus” column.

(6)	Summary Compensation Table, Change in Pension Value & Nonqualified Deferred Compensation Earnings Column. Pursuant to SEC rules, amounts shown in this column are included in the “Total Compensation” column, but are not used in determining the identity of our Named Executives. Amounts shown in the “Change in Pension Value & Nonqualified Deferred Compensation Earnings Column” represent the annual increase in the actuarial present value of the individual’s accumulated benefit under our CBP plus the annual increase in value of the individual’s Excess CBP Sub-Account. We discuss how these values are calculated on pages 50-51 and give additional related information in and following the table called “Pension Benefits” on page 56. Earnings on nonqualified deferred compensation balances are not included in this column because these earnings are not treated as above-market or preferential. You can see what these earnings were for 2006 in the Nonqualified Deferred Compensation table on page 58 and can read more on this topic in the narrative following that table.

(7)	Summary Compensation Table, All Other Compensation Column. Amounts shown are explained in further detail in the table and text below. We do not show the dividend equivalents we pay on RSRs, which we pay at the same rate as dividends on our outstanding shares of common stock. Pursuant to SEC rules, these amounts are not reported in the Summary Compensation Table because they are factored into the grant date fair value required to be reported in the Grants of Plan-Based Awards table on page 48. You can find more details about our dividends on page 50.

Name	Safeco 401(k)/ PSRP Contri- bution	Safeco DCP Contri- bution	Tax Gross Ups	Home Loan Interest Benefit	Relocation Assistance	Severance & Related Payments	Other	Total
Reynolds	0	0	8,150	0	846,009	0	368	854,527
Kari	0	0	32,711	0	633,404	0	90	666,205
Chong	1,000	1,333	5,394	0	15,000	0	245	22,972
Mysliwy	23,990	37,403	0	0	0	0	180	61,573
Hughes	24,122	27,970	0	0	0	0	167	52,259
LaRocco	25,228	93,560	8	27,181	0	900,000	153	1,046,130
Lauer	25,228	36,309	3	0	0	0	125	61,665

401(k)/PSRP and DCP Contributions.    Amounts shown in these columns reflect Safeco contributions and credits to the executive’s 401(k)/PSRP Plan and DCP accounts, respectively, but excluding credits to the Excess CBP Sub-Account, which are reflected in the column entitled “Change in Pension Value & Nonqualified Deferred Compensation Earnings.” You can read more about our DCP starting on page 59.

Tax Gross-Ups.    All tax gross-ups for Ms. Reynolds, Mr. Kari and Mr. Chong were in connection with relocation assistance. The gross-ups for Mr. LaRocco and Mr. Lauer were in connection with Safeco’s credit to the employee’s Excess CBP Sub-Account; we grossed-up the taxed portion of the benefit for these employees, who departed before year-end, with respect to the employee portion of Medicare taxes.

Home Loan Interest Benefit.    For Mr. LaRocco, the amount shown in this column includes $27,181 interest benefit for a below-market rate residential loan made as an inducement to relocate to the Seattle area in 2001, which is required to be repaid in full no later than July 12, 2007, the first anniversary of his last day of employment with Safeco. Pursuant to the Sarbanes-Oxley Act of 2002, we no longer provide such loans to executives, and the terms of this loan have not been modified. See page 78 for more detail.

Severance & Related Payments.    For Mr. LaRocco, amounts shown represent payments we made to Mr. LaRocco in connection with his resignation in July 2006. The amount shown includes a cash severance payment of $275,000, a payment toward COBRA coverage in the amount of $15,000, a payment of $10,000 to defray attorneys’ and tax advisors’ fees, all paid in July 2006. Also included is a payment in lieu of bonus in the amount of $600,000 that we made to him in March 2007, also in connection with his resignation in July 2006. These payments were conditioned on his entry into a Separation and General Release Agreement with Safeco; more detail is provided starting on page 41.

Relocation Assistance.    Amounts shown for relocation assistance represent the aggregate incremental cost to Safeco of relocation assistance we provided, through a third-party relocation assistance firm, to newly hired executives in connection with their relocations to the Seattle area in 2006, which includes some estimates for Ms. Reynolds, whose former home at the time of preparation of this proxy statement was subject to a pending sale. We explain the nature of amounts comprising this relocation assistance below.

•

Reynolds.    The amount shown for Ms. Reynolds includes a moving allowance, cost of moving an immediate family member and household goods, home purchase assistance (closing costs), and costs to maintain her former home while it was on the market during 2006 and early 2007. The amount shown also includes an estimated net amount representing the difference between (i) the Safeco outlay that enabled our third-party relocation assistance firm to take title of her home while it was marketed for sale, plus estimated closing costs and commissions with respect to the pending sale of the home, plus estimated mortgage payoff upon sale, plus other estimated costs of maintaining and repairing the property through closing, and (ii) the expected purchase price to be ultimately recovered by Safeco from the relocation assistance firm upon closing. The relocation firm has accepted a purchase offer with respect to the home and at the time this proxy statement was printed, closing was expected to occur on or about March 30, 2007.

•

Kari.    Includes a moving allowance, cost of moving household goods, temporary housing, home purchase assistance (closing costs, loan-related fees, agent and inspector fees), home sale costs (closing costs and commissions), costs to maintain his former home while it was on the market, commercial airfare for two round trips to his former home after his move to Seattle, and the loss associated with the sale of his former home.

•	Chong. Includes a moving allowance.

Other.    Includes employer-paid life insurance premiums.

(8)	Summary Compensation Table, Total Column. This column aggregates the dollar values shown in the other columns to the left. Under SEC rules, values shown under the column entitled “Change in Pension Value & Nonqualified Deferred Compensation Earnings” are included in the “Total” column, but are excluded for purposes of determining which executives in addition to the CEO and CFO are most highly paid and therefore required to be reported as Named Executives in this proxy statement.

(9)	Summary Compensation Table, P. Reynolds. Safeco appointed Ms. Reynolds as Chief Executive Officer and President of Safeco Corporation effective January 1, 2006.

(10)	Summary Compensation Table, R. Kari. Safeco appointed Mr. Kari as Chief Financial Officer and Executive Vice President effective June 21, 2006.

(11)	Summary Compensation Table, A. Chong. Safeco appointed Mr. Chong as Executive Vice President and Chief Legal Officer effective November 14, 2005.

(12)	Summary Compensation Table, A. Mysliwy. Mr. Mysliwy has been employed by Safeco since 1981. He was appointed Executive Vice President effective August 4, 2004 and has been Chief Business Services Officer since February 1, 2006. Mr. Mysliwy’s 2006 annual base salary rate effective April 2006 was $316,000, and was increased in February 2007 to $360,000. This increase was made retroactively effective as of December 1, 2006, based on our CEO’s recommendation to the Compensation Committee in August 2006 that Mr. Mysliwy’s salary should be so increased contingent upon employment of a new Senior Vice President of Human Resources, which occurred on that date.

(13)	Summary Compensation Table, M. Hughes. Mr. Hughes has been employed by Safeco since 2002. Safeco appointed him as Executive Vice President – Insurance Operations effective July 13, 2006.

(14)	Summary Compensation Table, M. LaRocco. Mr. LaRocco resigned effective July 12, 2006. The details of payments he received in connection with his resignation are described on page 41.

(15)	Summary Compensation Table, D. Lauer. Mr. Lauer, who began employment with Safeco in 1972, retired effective July 31, 2006. The details of compensation associated with his retirement are described on page 41.

GRANTS OF PLAN-BASED AWARDS – 2006

Name	Grant Date	Date of Comp. Committee Action (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value (6)
			Target ($)	Maximum ($)
P. Reynolds			1,110,000	4,440,000
	1/3/06	12/1/05				250,000	57.75	4,708,925
	1/3/06	12/1/05			42,300			2,442,825
	3/10/06	2/1/06			57,148			2,943,122
R. Kari			385,000	1,540,000
	6/21/06	5/26/06				9,770	55.17	169,021
	6/21/06	5/26/06			8,680			478,876
A. Chong			280,000	1,120,000
	3/10/06	2/1/06			13,976			719,764
A. Mysliwy			221,200	884,800
	3/10/06	2/1/06			10,480			539,720
M. Hughes			171,600	686,400
	3/10/06	2/1/06			4,960			255,440
M. LaRocco (7)			600,000	2,400,000
	3/10/06	2/1/06			24,724			1,273,286
	7/13/06	8/10/06			21,287			148,835
	7/13/06	8/10/06				11,962		69,725
D. Lauer(8)			253,400	1,013,600
	3/10/06	2/1/06			11,724			603,786
	7/31/06				34,102			190,259
	7/31/06					18,225		95,049

(1)	Grants of Plan-Based Awards Table, Date of Comp. Committee Action Column. Dates for Compensation Committee action awarding grants to Ms. Reynolds and Mr. Kari effective in January and June 2006, respectively, vary from the dates of grant, as shown, because the Compensation Committee approved the awards before these individuals began employment with Safeco, with a grant date effective on the dates they commenced employment. Dates for Compensation Committee action awarding grants effective on March 10, 2006 for all Named Executives shown reflect the practice of the Compensation Committee to approve an equity award with a specified expected economic value at its regularly scheduled first quarter meeting (typically in February), with the actual number of shares underlying the award to be determined with respect to the average closing price over a period of time preceding the actual grant date, as described on page 34.

(2)	Grants of Plan-Based Awards Table, Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Column. Amounts shown in the “Target” column reflect applicable individual salary percentage guidelines and 2006 base salary, both as of April 2006, and assume no incentive pool modifier. The “Maximum” amounts shown reflect the maximum individual salary percentages and 2006 salary as of April 2006, multiplied by the maximum cash incentive pool modifier with respect to company results, which is 2.0. See page 36 for information about applicable individual 2006 target and maximum salary percentage guidelines for cash incentive awards. Cash incentives payable to Named Executives for any year are also subject to the PIC Plan, which imposes a maximum per-person annual limit on cash incentives of $6,000,000.

(3)	Grants of Plan-Based Awards Table, All Other Stock Awards Column. Amounts shown represent the number of shares of common stock underlying RSRs awarded pursuant to the LTIP. RSRs are subject to service-based vesting, and awards made through 2006 typically vested in 25% annual increments in the month of February in the first, second, third and fourth year following the grant date. Vesting schedule details with respect to outstanding equity awards at year-end, including 2006 RSR grants, can be found following the table called “Outstanding Equity Awards at December 31, 2006” on page 52. The vesting program for 2007 equity grants is discussed starting on page 43.

(4)	Grants of Plan-Based Awards Table, All Other Option Awards Column. Amounts shown represent the number of shares of common stock underlying options awarded pursuant to the LTIP. Stock options issued under this plan are subject to service-based vesting. Vesting schedule details with respect to outstanding equity awards at year-end, including 2006 option and RSR grants, can be found following the table called “Outstanding Equity Awards at December 31, 2006” on page 52. The vesting program for 2007 equity grants is discussed starting on page 43.

(5)	Grants of Plan-Based Awards Table, Exercise or Base Price of Option Awards Column. The exercise price of stock options granted under the LTIP is the closing share price of our common stock on the date of grant. Accordingly, the exercise prices shown in this column reflect our closing share prices on January 3, 2006 and June 21, 2006.

(6)	Grants of Plan-Based Awards Table, Grant Date Fair Value Column. Shows aggregate grant date fair value of RSRs and stock options computed in accordance with FAS 123(R), as follows:

a.	For RSRs, grant date fair value is computed by multiplying the number of shares underlying the award by the closing stock price on date of grant. The closing stock prices on the grant dates shown in the table were:

Date	Closing Price
1/3/06	$57.75
3/10/06	$51.50
6/21/06	$55.17
7/13/06	$54.34
7/31/06	$53.72

b.	For options, the grant date fair values we report here are computed in accordance with FAS 123(R) based on a Black-Scholes valuation model. You can find out about the assumptions underlying our Black-Scholes valuation model by reading footnote 12 to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on February 23, 2007 and available at www.safeco.com.

(7)	For Mr. LaRocco, the amounts shown with respect to July 13, 2006 reflect the incremental fair value calculated under FAS 123(R) associated with modifications to equity awards in connection with his resignation (July 13, 2006 being the date of the acceleration, not the original grant date). Specifically, on July 13, 2006 we accelerated the vesting of 21,287 RSRs and 11,962 stock options in connection with his resignation. The incremental fair values attributable to these vesting accelerations were calculated by determining the difference between the original FAS 123(R) grant date fair value with respect to the accelerated equity award and the new FAS 123(R) grant date fair value of the equity award on the date of acceleration. The Compensation Committee reviewed the material terms of Mr. LaRocco’s compensation in connection with his resignation (including acceleration of certain equity awards as shown above) before we entered into the Separation and General Release Agreement with him, and it ratified these separation arrangements and the agreement at its regularly scheduled meeting on August 10, 2006.

(8)	For Mr. Lauer, the amounts shown with respect to July 31, 2006 reflect the incremental fair value calculated under FAS 123(R) associated with the acceleration of all of his unvested RSR and option awards in connection with his retirement (July 31, 2006 being the date of the acceleration, not the original grant date). Specifically, on July 31, 2006 we accelerated 34,102 RSRs and 18,225 stock options in connection with his retirement. The incremental fair values attributable to these accelerations were calculated by determining the difference between the original FAS 123(R) grant date fair value with respect to the accelerated equity award and the new FAS 123(R) grant date fair value of the equity award on the date of acceleration. The equity acceleration Mr. Lauer received in connection with his retirement was pursuant to existing plan provisions and Compensation Committee policy and was not separately approved by the Compensation Committee.

Discussion – Summary Compensation Table and Grants of Plan-Based Awards Table

Below we discuss material factors necessary to understand the information we provide in the Summary Compensation Table and Grants of Plan-Based Awards Table above. Additional specific information about our Named Executives’ 2006 compensation arrangements is given above starting on page 36, under the heading “2006 Compensation of Named Executives.”

Dividends. We do not pay dividends on option awards, but we do pay dividend equivalents on RSRs. The applicable dividend rate is the same as it is for all outstanding shares of Safeco common stock, and is determined by our Board of Directors. For 2006, we paid a quarterly dividend of $0.25 per share in the first and second quarters and $0.30 per share in the third and fourth quarters. Pursuant to SEC rules, dividend equivalents are not reported in the Summary Compensation Table because they are factored into the grant date fair value required to be reported in the Grants of Plan-Based Awards table.

2006 Equity Grants. The equity grants shown in the Grants of Plan-Based Awards table are all of the equity awards we made in 2006 to our Named Executives. For our CEO and CFO, who joined Safeco during 2006, these equity awards were made in connection with their hiring, as described in more detail on page 37. For the other Named Executives, the March equity awards were RSR grants based on individual and company performance during 2005; the Compensation Committee determined these awards in the manner described on page 29. The company performance measures that applied with respect to our 2005 equity incentive pool were the same ones that applied to the 2006 equity incentive pool, as discussed starting on page 27: operating return on equity, comparative combined ratio, and premium growth. The July 2006 items shown in the Grants of Plan-Based Awards table concern acceleration of vesting of certain equity awards upon Mr. LaRocco’s and Mr. Lauer’s departures from the company, as detailed in footnotes 7 and 8 to that table and as described further starting on page 41.

Assumptions Underlying Change in Pension Values. The Summary Compensation Table column entitled “Change in Pension Value & Nonqualified Deferred Compensation Earnings” reflects the 2006 change in value of two elements: the Cash Balance Plan (CBP) account and the related, supplemental portion of the Deferred Compensation Plan (DCP) that we refer to as the Excess CBP Sub-Account. You can read more about the CBP and the Excess CBP Sub-Account starting on page 57.

The change in pension value with respect to the CBP is based on the present value of the accumulated CBP benefit as of two dates: December 31, 2005 and December 31, 2006. The present value of the accumulated CBP benefit at a given date is determined in two steps. First, the accumulated benefit is calculated by projecting the employee’s account balance as of the calculation date with 5% interest to normal retirement age (age 65) and dividing by 73. The resulting value is an escalating quarterly annuity payable at age 65. Second, using assumptions consistent with those used for disclosure purposes under Statement of Financial Accounting Standards 87, “Employers Accounting for Pensions” (SFAS 87), as amended, the present value of this benefit is converted to a lump-sum form of payment and the lump-sum amount is discounted back to the current calculation date using the SFAS 87 discount rate assumption. Once the present values of the accumulated CBP benefit for the beginning and end of the year are determined, the beginning value is subtracted from the ending value, and the difference is included in the Summary Compensation Table’s column entitled “Change in Pension Value & Nonqualified Deferred Compensation Earnings.” For Mr. LaRocco and Mr. Lauer, the present value of their accumulated CBP benefit as of December 31, 2006 was zero, because these Named Executives, who both left Safeco’s employment in July 2006, took distributions of their full CBP account balances during 2006. The difference in present value of their CBP benefit included in the Summary Compensation Table was the value of the amount of their 2006 distribution, which represented their entire CBP account balance, less the present value of their accumulated CBP benefit as of December 31, 2005.

The second element included in this column is the annual change in value of the Excess CBP Sub-Account. The change in value for this element equals a pay-based credit plus an annual interest credit. The pay-based credit equals 3% of eligible compensation (salary and bonus) in excess of the Internal Revenue Code’s Section 401(a)(17) limit, which in 2006 was $220,000. The interest credit is a 5% annual interest credit applied to the account balance on a monthly basis. Together, the pay-based credit and the interest credit represent the increase in value of the Excess CBP Sub-Account from one year to the next, and this sum is included in the Summary Compensation Table’s column entitled “Change in Pension Value & Nonqualified Deferred Compensation Earnings.” The method of calculation described above for the increase in value of the Excess CBP Sub-Account is our method of calculating the increase for record-keeping and financial reporting purposes. If and when benefits are actually paid, we conduct an actuarial calculation to ensure that the value paid is not less than the amount required by the governing plan document, which is the same calculation as described above with respect to calculation of the present value of the accumulated CBP benefit. We believe that the amounts reported here pursuant to our record-keeping and financial reporting method of calculation do not differ materially from amounts that would result from the actuarial method of calculation set forth in the plan document.

You can find out more about the assumptions underlying our CBP calculations, as well as additional information regarding our obligations with respect to the CBP and the DCP (including the Excess CBP Sub-Account), in footnote 9 to our audited financial statements for the fiscal year ended December 31, 2006 included in Safeco’s Annual Report on Form 10-K filed with the SEC on February 23, 2007 and available at www.safeco.com.

The following table provides information on equity that has been previously awarded and remained outstanding at the end of 2006, unexercised or unvested, for each of our Named Executives. No amounts are shown for Mr. LaRocco and Mr. Lauer because their RSRs either accelerated and settled, or were forfeited, when they terminated employment with Safeco, and any options exercisable at that time expired to the extent they were not exercised within the succeeding three months, a period which ended before fiscal year-end, the date as of which all items in the table below are stated.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
P. Reynolds (3)	0	250,000	57.75	Jan. 3, 2016	99,448	6,220,472
R. Kari (4)	0	9,770	55.17	June 21, 2016	8,680	542,934
A. Chong (5)	0	0			25,976	1,624,799
A. Mysliwy (6)	51,225	14,457	38.19	May 7, 2013	31,460	1,967,823
	0	2,618	38.19	May 7, 2013
	61,455	0	33.32	May 1, 2012
	3,545	0	33.32	May 1, 2012
	3,833	0	27.29	May 2, 2011
	1,250	0	40.63	May 5, 2009
M. Hughes (7)	3,001	0	33.32	May 1, 2012	12,862	804,518
	889	0	33.32	May 1, 2012
	0	2,618	38.19	May 7, 2013
	11,625	1,257	38.19	May 7, 2013

(1)	Outstanding Equity Awards Table, Number of Shares or Units of Stock That Have Not Vested Column. Amounts shown represent the number of shares of common stock underlying outstanding RSR awards.

(2)	Outstanding Equity Awards Table, Market Value of Shares or Units of Stock That Have Not Vested Column. The market value shown for all awards shown in this column was calculated by multiplying $62.55, the closing price of our common stock as of the last business day of the year, which was December 29, 2006, by the number of shares underlying the applicable award.

(3)	Outstanding Equity Awards Table, P. Reynolds. The year-end holdings shown for Ms. Reynolds consist of awards that vest or vested as follows:

Type of Award	Grant Date	Original Grant (#)	Vesting Schedule
Option	1/3/06	250,000	50% (125,000 options) vest 1/3/09 25% (62,500 options) vest 1/3/10 25% (62,500 options) vest 1/3/11
RSR	3/10/06	57,148	25% (14,287 RSRs) vested 2/15/07 25% (14,287 RSRs) vest 2/15/08 25% (14,287 RSRs) vest 2/13/09 25% (14,287 RSRs) vest 2/15/10
RSR	1/3/06	42,300	25% (10,575 RSRs) vested 1/3/07 25% (10,575 RSRs) vest 1/3/08 25% (10,575 RSRs) vest 1/3/09 25% (10,575 RSRs) vest 1/3/10

(4)	Outstanding Equity Awards Table, R. Kari. The year-end holdings shown for Mr. Kari consist of awards that vest or vested as follows:

Type of Award	Grant Date	Original Grant (#)	Vesting Schedule
Option	6/21/06	9,770	25% (2,443 options) vest 6/21/07 25% (2,442 options) vest 6/21/08 25% (2,443 options) vest 6/21/09 25% (2,442 options) vest 6/21/10
RSR	6/21/06	8,680	25% (2,170 RSRs) vested 2/15/07 25% (2,170 RSRs) vest 2/15/08 25% (2,170 RSRs) vest 2/13/09 25% (2,170 RSRs) vest 2/15/10

(5)	Outstanding Equity Awards Table, A. Chong. The year-end holdings shown for Mr. Chong consist of awards that vest or vested as follows:

Type of Award	Grant Date	Original Grant (#)	Vesting Schedule
RSR	3/10/06	13,976	25% (3,494 RSRs) vested 2/15/07 25% (3,494 RSRs) vest 2/15/08 25% (3,494 RSRs) vest 2/13/09 25% (3,494 RSRs) vest 2/15/10
RSR	11/14/05	16,000	25% (4,000 RSRs) vested 11/14/06 25% (4,000 RSRs) vest 11/14/07 25% (4,000 RSRs) vest 11/14/08 25% (4,000 RSRs) vest 11/14/09

(6)	Outstanding Equity Awards Table, A. Mysliwy. The year-end holdings shown for Mr. Mysliwy consist of awards that vest or vested as follows:

Type of Award	Grant Date	Original Grant (#)	Vesting Schedule
Option	5/7/03	65,682	26% (17,075 options) vested 5/7/04 26% (17,075 options) vested 5/7/05 26% (17,075 options) vested 5/7/06 22% (14,457 options) vest 5/7/07
Option	5/7/03	2,618	100% (2,618 options) vest 5/7/07
Option	5/1/02	61,455	26.4% (16,250 options) vested 5/1/03 26.4% (16,250 options) vested 5/1/04 25.6% (15,706 options) vested 5/1/05 21.6% (13,249 options) vested 5/1/06
Option	5/1/02	3,545	15% (544 options) vested 5/1/05 85% (3,001 options) vested 5/1/06
Option	5/2/01	8,833	18% (1,634 options) vested 5/2/02 18% (1,634 options) vested 5/2/03 30% (2,565 options) vested 5/2/04 34% (3,000 options) vested 5/2/05
Option	5/5/99	2,500	25% (625 options) vested 5/5/00 25% (625 options) vested 5/5/01 25% (625 options) vested 5/5/02 25% (625 options) vested 5/5/03
RSR	3/10/06	10,480	25% (2,620 RSRs) vested 2/15/07 25% (2,620 RSRs) vest 2/15/08 25% (2,620 RSRs) vest 2/13/09 25% (2,620 RSRs) vest 2/15/10
RSR	3/11/05	14,204	25% (3,551 RSRs) vested 2/15/06 25% (3,551 RSRs) vested 2/15/07 25% (3,551 RSRs) vest 2/15/08 25% (3,551 RSRs) vest 2/13/09
RSR	5/5/04	19,296	25% (4,824 RSRs) vested 2/15/05 25% (4,824 RSRs) vested 2/15/06 25% (4,824 RSRs) vested 2/15/07 25% (4,824 RSRs) vest 2/15/08
RSR	5/7/03	2,716	25% (679 RSRs) vested 2/15/04 25% (679 RSRs) vested 2/15/05 25% (679 RSRs) vested 2/15/06 25% (679 RSRs) vested 2/15/07

(7)	Outstanding Equity Awards Table, M. Hughes. The year-end holdings shown for Mr. Hughes consist of awards that vest or vested as follows:

Type of Award	Grant Date	Original Grant (#)	Vesting Schedule
Option	5/7/03	12,882	30% (3,875 options) vested 5/7/04 30% (3,875 options) vested 5/7/05 30% (3,875 options) vested 5/7/06 10% (1,257 options) vest 5/7/07
Option	5/7/03	2,618	100% (2,618 options) vest 5/7/07
Option	5/1/02	12,004	25% (3,001 options) vested 5/1/03 25% (3,001 options) vested 5/1/04 25% (3,001 options) vested 5/1/05 25% (3,001 options) vested 5/1/06
Option	5/1/02	3,556	25% (889 options) vested 5/1/03 25% (889 options) vested 5/1/04 25% (889 options) vested 5/1/05 25% (889 options) vested 5/1/06
RSR	3/10/06	4,960	25% (1,240 RSRs) vested 2/15/07 25% (1,240 RSRs) vest 2/15/08 25% (1,240 RSRs) vest 2/13/09 25% (1,240 RSRs) vest 2/15/10
RSR	3/11/05	7,064	25% (1,766 RSRs) vested 2/15/06 25% (1,766 RSRs) vested 2/15/07 25% (1,766 RSRs) vest 2/15/08 25% (1,766 RSRs) vest 2/13/09
RSR	5/5/04	4,948	25% (1,237 RSRs) vested 2/15/05 25% (1,237 RSRs) vested 2/15/06 25% (1,237 RSRs) vested 2/15/07 25% (1,237 RSRs) vest 2/15/08
RSR	5/7/03	520	25% (130 RSRs) vested 2/15/04 25% (130 RSRs) vested 2/15/05 25% (130 RSRs) vested 2/15/06 25% (130 RSRs) vested 2/15/07

The following table shows aggregate amounts that our Named Executives realized on equity awards during 2006 through exercise of stock options or vesting of RSRs.

OPTION EXERCISES AND STOCK VESTED – 2006

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (1)	Value Realized On Exercise (2) ($)	Number of Shares Acquired on Vesting (#) (3)	Value Realized on Vesting ($) (4)
P. Reynolds	0	0	0	0
R. Kari	0	0	0	0
A. Chong	0	0	4,000	243,280
A. Mysliwy (5)	9,667	242,718	13,220	689,623
M. Hughes	11,670	214,432	3,278	171,177
M. LaRocco (6)	186,717	4,011,229 (6)	42,055	2,272,641
D. Lauer (7)	143,949	2,572,516	48,080	2,561,162

(1)	Options Exercised and Stock Vested Table, Option Awards – Number of Shares Acquired on Exercise Column. Amounts shown represent the gross number of shares acquired on exercise. To the extent that a Named Executive used shares to pay the exercise price or satisfy tax obligations, the actual number of shares acquired would be less than the amounts shown.

(2)	Options Exercised and Stock Vested Table, Option Awards – Value Realized on Exercise Column. Amounts shown in this column as the value realized upon exercise reflect the difference between the market price of Safeco common stock on the date of exercise and the exercise price of the options. The amount realized has not been reduced to reflect the payment of tax obligations.

(3)	Options Exercised and Stock Vested Table, Stock Awards – Number of Shares Acquired on Vesting Column. Amounts shown represent the gross number of shares that vested. To the extent that a Named Executive settled an award in cash or used shares to satisfy tax obligations, the number of shares actually acquired would be less than the amount shown.

(4)	Options Exercised and Stock Vested Table, Stock Awards – Value Realized on Vesting Column. Amounts shown in this column as the value realized upon vesting were computed by multiplying the number of shares that vested by the closing price of Safeco common stock on the date of vesting. Amounts shown have not been reduced to reflect the payment of tax obligations.

(5)	Options Exercised and Stock Vested Table, Stock Awards – A. Mysliwy. Of the $689,623 shown as value realized for vesting of Mr. Mysliwy’s stock awards, $509,876 represents amounts realized on vesting of 9,764 RSRs on February 15, 2006, and $179,747 represents the settlement of 3,456 performance stock rights, or PSRs, under a program whose final vesting and payout occurred on February 1, 2006. Safeco no longer issues PSRs.

(6)	Options Exercised and Stock Vested Table, Stock Awards – M. LaRocco. Of the $2,272,641 shown as value realized for vesting of Mr. LaRocco’s stock awards, $846,695 represents amounts realized on vesting of 16,214 RSRs on February 15, 2006; $1,189,092 represents amounts realized on vesting of 21,287 RSRs on July 13, 2006 in connection with his resignation; and $236,854 represents settlement of 4,554 performance stock rights, or PSRs, under a program whose final vesting and payout occurred on February 1, 2006. Safeco no longer issues PSRs. The amount Mr. LaRocco realized with respect to this PSR settlement was included in the “LTIP Payouts” column of our Summary Compensation Table for 2005 compensation.

(7)	Options Exercised and Stock Vested Table, Stock Awards – D. Lauer. Of the $2,561,162 shown as value realized for vesting of Mr. Lauer’s stock awards, $548,728 represents amounts realized on vesting of 10,508 RSRs on February 15, 2006; $1,831,959 represents amounts realized on vesting of 34,102 RSRs on July 31, 2006 in connection with his retirement; and $180,475 represents settlement of 3,470 performance stock rights, or PSRs, under a program whose final vesting and payout occurred on February 1, 2006. Safeco no longer issues PSRs. The amount Mr. Lauer realized with respect to this PSR settlement was included in the “LTIP Payouts” column of our Summary Compensation Table for 2005 compensation. Of the total amount shown in the table as value realized in 2006 upon vesting of stock awards, Mr. Lauer deferred $808,283 into the DCP.

The table below shows the present value of the accumulated benefit under the terms of our Cash Balance Plan, or CBP. It shows separately amounts attributable to an associated restorative supplemental cash balance benefit called the Excess CBP Sub-Account. Additional explanation follows the table. Because eligibility to participate in the CBP is based on an initial one-year service requirement, only certain Named Executives were eligible to participate in the CBP or Excess CBP Sub-Account during 2006, and only these individuals are shown in the table.

PENSION BENEFITS – 2006

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($) (3)
A. Chong	CBP	0.1	946	0
	Excess CBP Sub-Account	0.1	0	0
A. Mysliwy	CBP	17.0	92,878	0
	Excess CBP Sub-Account	17.0	56,685	0
M. Hughes	CBP	3.7	24,467	0
	Excess CBP Sub-Account	3.7	26,528	0
M. LaRocco	CBP	4.4	0	34,786
	Excess CBP Sub-Account	4.4	116,034	0
D. Lauer	CBP	17.0	0	118,514
	Excess CBP Sub-Account	17.0	55,553	0

(1)	Pension Benefits Table, Number of Years Credited Service Column. As of December 31, 2006. With the exception of Mr. Mysliwy and Mr. Lauer, each listed executive’s number of years of actual service exceeds his number of years of credited service by at least one year and no more than 13 months, due to our service eligibility requirements, which require an employee to work at Safeco for at least one year to be eligible to participate in the CBP and, if applicable, the Excess CBP Sub-Account. With respect to Mr. Mysliwy and Mr. Lauer, who became employed before establishment of the CBP, credited service years began accruing upon establishment of the CBP (and excess CBP sub-account) on January 1, 1989, at which time these particular Named Executives had already been employed with Safeco for some time. Accordingly, with respect to Mr. Mysliwy and Mr. Lauer, actual service years exceed credited service years by 7.2 years (Mysliwy) and 16.7 years (Lauer). For all Named Executives, the differences between years of actual service and years of credited service do not result in any benefit augmentation.

(2)	Pension Benefits Table, Present Value of Accumulated Benefit Column. Dollar amounts in this column, as well as all other dollar amounts and years shown in this table, were computed as of December 31, 2006, the pension plan measurement date used for financial statement reporting purposes with respect to Safeco’s audited financial statements for 2006. For purposes of this table, we assume a retirement age of 65 years, the normal retirement age for purposes of the CBP. The CBP payments during fiscal year 2006 shown for Mr. LaRocco and Mr. Lauer reflected their entire CBP account balances. If the other individuals named in the table were to have not been employed by Safeco as of year-end, the actual amounts payable to them also would have been their actual account balances. For the CBP, the actual account balances as of year-end were as follows:

Name	Actual CBP Account Balances at 12/31/2006 ($)
A. Chong	1,000
A. Mysliwy	98,638
M. Hughes	26,015

For the Excess CBP Sub-Account, actual account balances are shown in the Pension Benefits table. Further information on how the amounts shown in the Pension Benefits table were calculated is given in the narrative below.

How the Cash Balance Plan (CBP) Works

CBP—Basics.    The CBP is a defined benefit plan that was established to provide retirement benefits for salaried employees, who become eligible to participate after one year of service with Safeco, provided they work a minimum of 1,000 hours. Safeco also provides a supplemental benefit to Named Executives and other senior executives under the terms of the DCP. This supplemental benefit is a restoration benefit, meaning that it allows participants to accrue amounts on the same basis as they would be entitled to accrue under the CBP if there were no Internal Revenue Code limitations on their participation in the CBP. We call this restoration benefit the Excess CBP Sub-Account.

CBP—Benefit Accrual.    Employees do not contribute to the CBP or the Excess CBP Sub-Account. The CBP is credited annually with an amount equal to 3% of eligible annual compensation, which is comprised of base salary and bonus and subject to limitations imposed by Section 401(a)(17) of the Internal Revenue Code. Interest is credited monthly on the cumulative amount credited for prior years at an annual rate of 5%. The Excess CBP Sub-Account accrues a credit based on the same formula with respect to compensation exceeding the Internal Revenue Code limitations.

CBP—Calculating Present Value.    With respect to the CBP, we calculate the present value of a participant’s accumulated benefit in two steps. First, the accumulated benefit is calculated by projecting the employee’s account balance as of the calculation date with 5% interest to normal retirement age (age 65) and dividing by 73. The resulting value is an escalating quarterly annuity payable at 65. Second, using assumptions consistent with those used for SFAS 87 (as amended) disclosure purposes, the present value of this accumulated benefit is converted to a lump sum form of payment and that lump sum amount is discounted back to the current calculation date using the SFAS 87 discount rate assumption.

With respect to the Excess CBP Sub-Account, the reported present value is the same as the actual account value and no actuarial calculation was conducted. The reported present value of the Excess CBP Sub-Account above reflects our method of calculating the present value of this account for record-keeping and financial reporting purposes. If and when benefits are actually paid, we conduct an actuarial calculation to ensure that the value paid is not less than the amount required by the governing plan document, which is the same calculation as described above with respect to calculation of the present value of the accumulated CBP benefit. We believe that the amounts reported here pursuant to our record-keeping method of calculation do not differ materially from amounts that would result from the actuarial method of calculation set forth in the plan document.

You can find out more about the assumptions underlying our CBP calculations, as well as additional information regarding our obligations with respect to the CBP and the DCP (including the Excess CBP Sub-Account), in footnote 9 to our audited financial statements for the fiscal year ended December 31, 2006 included in Safeco’s Annual Report on Form 10-K filed with the SEC on February 23, 2007 and available at www.safeco.com.

CBP—Vesting.    An employee’s balance in the CBP and Excess CBP Sub-Account becomes vested at a graduated rate, starting after two years of service with full vesting after five years of service.

CBP—Distributions.    Participants may elect to receive, after termination of employment, a lump-sum distribution of their vested CBP balances or an annuitized payment from the CBP’s trust fund. The annuitized payments are made quarterly and annuity options include single life as well as a joint and 50% survivor payment. Participants have the ability to request level payments or actuarially equivalent escalating payments.

With respect to Excess CBP Sub-Accounts, participants who leave Safeco can choose to receive a lump-sum distribution, annual installment payments not to exceed a period of 20 years, or a combination of the two. Alternatively they may maintain their vested balance and allocate it to the same measurement funds available under the DCP, which are discussed on page 60.

CBP—Retirement.    There is no feature with respect to the CBP or Excess CBP Sub-Account that enhances benefits upon early retirement, and Safeco does not grant additional service credits with respect to these plans. Excluding Mr. Lauer, who retired in 2006, no Named Executive is eligible to retire for purposes of the CBP or Excess CBP Sub-Account.

Nonqualified Defined Contribution and

Other Nonqualified Deferred Compensation Plans

The following table shows contributions, earnings, withdrawals and balances under our Deferred Compensation and Supplemental Benefit Plan for Executives, or DCP. The amounts shown here exclude amounts attributable to the Excess CBP Sub-Account, described starting on page 56.

NONQUALIFIED DEFERRED COMPENSATION – 2006

Name	Executive Contributions in 2006 ($) (1)	Safeco Contributions in 2006 ($)(2)	Aggregate Earnings in 2006 ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Dec. 31, 2006 ($) (4)
P. Reynolds	84,531	0	6,832	0	91,362
R. Kari	0	0	0	0	0
A. Chong	10,800	1,333	556	0	12,689
A. Mysliwy	56,773	37,403	25,131	0	368,770
M. Hughes	72,552	27,970	10,560	0	192,905
M. LaRocco	10,000	93,560	46,807	0	469,976
D. Lauer	818,851	36,309	14,311	0	1,498,897

(1)	Nonqualified Deferred Compensation Table, Executive Contributions Column. The table below shows whether amounts reported in this column, if greater than zero, are reported in the 2006 Summary Compensation Table (SCT) on page 44 and what these executive contributions comprise. More information about the kinds of deferrals and contributions to the DCP is given on page 59.

Name	Nature of Item Deferred	Amount	In SCT	SCT Column
Reynolds	RSR dividend equivalents	84,531	No	NA
Chong	Excess savings deferral	10,800	Yes	Salary
Mysliwy	Excess savings deferral	13,093	Yes	Salary
	Salary deferral	43,679	Yes	Salary
Hughes	Excess savings deferral	17,245	Yes	Salary
	Salary deferral	55,307	Yes	Salary
LaRocco	Excess savings deferral	10,000	Yes	Salary
Lauer	Excess savings deferral	2,346	Yes	Salary
	RSR settlements	808,283	No	NA
	RSR dividend equivalents	8,222	No	NA

(2)	Nonqualified Deferred Compensation Table, Safeco Contributions Column. All amounts shown in this column are reported as compensation in the 2006 Summary Compensation Table on page 44 in that table’s “All Other Compensation” column.

(3)	Nonqualified Deferred Compensation Table, Aggregate Earnings Column. Aggregate earnings on individuals’ DCP balances are not reported in the Summary Compensation Table, because they are not treated as above-market or preferential.

(4)	Nonqualified Deferred Compensation Table, Aggregate Balance Column. Of the amounts shown in this column, no amounts were reported in previous years’ Summary Compensation Tables, except with respect to Mr. LaRocco and Mr. Lauer, the only individuals among our Named Executives who have been named in previous Safeco proxy statements. Mr. LaRocco was named in our proxy statements filed in years 2002-2006 with respect to compensation for years 2001-2005. Mr. Lauer was named in our proxy statement filed in 2006 with respect to 2005 compensation. Amounts shown in the “Aggregate Balance” column above for these individuals include the following aggregate amounts, representing employee and employer contributions, that have been reported in Summary Compensation Tables for the years indicated:

Name	Amount ($)	Year(s)
LaRocco	253,950	2001-2005
Lauer	42,040	2005

How the Deferred Compensation Plan for Executives (DCP) Works

DCP—Basics.    The Deferred Compensation and Supplemental Benefit Plan for Executives (DCP) is an unfunded nonqualified plan that was established to provide retirement asset accumulation for certain highly-compensated employees. Participants may defer up to 100% of salary, bonus, RSR settlements, and dividend equivalents payable on RSRs. Safeco also credits each executive’s account in the DCP as described below. The following discussion does not address the Excess CBP Sub-Account, which for certain administrative purposes is treated as part of the DCP, but which is described above starting on page 56 in connection with our Pension Benefits disclosures.

DCP—Safeco Credits.    Safeco credits the DCP with amounts that could have been contributed to the 401(k)/PSRP but for limitations imposed by the Internal Revenue Code. Safeco’s credits to the DCP are explained below.

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Excess Savings Match.    401(k)/PSRP participants with one year of service receive a match on salary deferrals into the 401(k)/PSRP equal to 2/3 of the first 6% deferred. Internal Revenue Code Section 401(a)(17) limits the earnings eligible for deferral to $220,000. Employees who participate in the DCP can defer to the DCP amounts earned in excess of this limit. We call this type of employee deferral an “excess savings deferral.” The “excess savings match” is a contribution Safeco makes to the DCP with respect to any such excess savings deferrals, at the same rate (2/3 of the first 6% deferred) that would apply if the deferrals were being made to the 401(k)/PSRP.

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Supplemental Guaranteed Contribution.    Participants in the 401(k)/PSRP also receive a “safe harbor” contribution by Safeco equal to 3% of the participant’s eligible earnings with respect to employee deferrals. This guaranteed contribution is subject to limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code. The “supplemental guaranteed contribution” is a guaranteed contribution Safeco makes to the DCP equal to 3% of the eligible earnings in excess of these Internal Revenue Code limits.

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Supplemental Profit Sharing Contribution.    Safeco may authorize, in its discretion, an additional profit sharing contribution for all participants in the 401(k)/PSRP. Safeco authorized a profit sharing contribution of 4.68% of eligible earnings (salary and bonus) for all 401(k)/PSRP participants in 2006. The “supplemental profit sharing contribution” is a credit for DCP participants equal to a defined percentage of eligible earnings in excess of the Internal Revenue Code’s Section 401(a)(17) limit or any amount which could not be made to the qualified plan as a result of the application of the Section 415 limit. Accordingly, Safeco authorized a supplemental profit sharing credit equal to 4.68% of eligible earnings in excess of Internal Revenue Code’s Section 401(a)(17) limits to the DCP participants in 2006.

DCP—Vesting.    The excess savings match and supplemental profit sharing contribution are subject to vesting. They become vested at a graduated rate, starting after two years of service, with full vesting after five years of service.

DCP—Earnings.    Participants in the DCP elect “measurement funds” for their DCP accounts. These measurement funds comprise the same funds as are available to 401(k)/PSRP participants. The funds are called “measurement funds” because DCP accounts are not actually invested in these funds. Rather, the accounts are deemed to grow at the same rate as the measurement funds selected. Participants may allocate or reallocate their account balances among these measurement funds on a daily basis, except that balances in the Safeco Stock Ownership Fund are subject to certain restrictions. The following table shows the measurement funds that were available during 2006 and the annualized return for each fund.

DCP Measurement Funds	Annualized Return (%)
American Funds EuroPacific Growth R5	22.17
American Funds Growth Funds of America R5	11.24
Goldman Sachs Small Value I	17.78
Hotchkis & Wiley Large Cap Value I	13.70
Safeco Stock Ownership Fund	11.61
Undiscovered Managers Small Cap Growth Institutional	9.31
Vanguard Balanced Index Institutional	11.10
Vanguard Total Bond Market Index Institutional	4.40
Vanguard Institutional Total Stock Market Index Fund	15.76
Wells Fargo Advantage Total Return Bond I	4.09
Wells Fargo Stable Return G Fund	4.79

DCP—Distributions.    Distributions from the DCP are generally payable after termination of employment according to elections made by participants subject to the vesting requirements noted above. Distributions may be made in the form of a lump sum payment, annual installments for a period of up to 20 years, or a combination of the two. Distributions cannot begin until the later of six months following termination of employment or the January following termination of employment. Executives can also elect to maintain their DCP accounts following termination. After termination, executives who elect to do so may continue to re-allocate amounts among the measurement funds then available.

Potential Payments Upon Separation of Service or Change in Control

In this section, we discuss the arrangements that would trigger payments or benefits to our Named Executives upon termination of employment in various circumstances or upon a change in control. Starting on page 65, we quantify estimated payments and benefits assuming the triggering events occurred as of December 29, 2006, the last business day of the year. For Mr. Lauer and Mr. LaRocco, who actually departed during 2006, we discuss the actual compensation arrangements in connection with their departures starting on page 41.

Payments and benefits we may make upon termination or a change in control are governed by the terms of the following plans, arrangements and guidelines:

•	Change in Control Severance Agreements with each of our Named Executives
•	Our Executive Severance Guidelines (not applicable to the CEO)
•	The LTIP
•	Our DCP

Change in Control Severance Agreements.    Safeco has provided change in control severance agreements to certain members of senior management for many years. Safeco has entered into a Change in Control Severance Agreement with our CEO and each of our Executive Vice Presidents, including all of our Named Executives. The terms of this agreement are the same for each Named

Executive. The agreements help make our compensation programs for senior executives competitive, and can serve shareholders’ interests by limiting the potential distraction of, and retention risk with respect to, senior management in the event of a potential change in control. The agreements also help manage the costs associated with retention and transition services in connection with a potential change in control.

Change in Control Severance Agreements—Stay-Pay Agreement.    The agreement requires the executive to remain in the company’s employment for a certain period if certain events occur pursuant to which a change in control is anticipated (a potential change in control). Specifically, in the event of a potential change in control, he or she must continue employment until the earliest of the following:

•	Six months after the potential change in control

•	A change in control actually occurs

•	Termination for good reason, or due to death, disability or retirement

•	Termination by company for any reason

Change in Control Severance Agreements—Payments upon Change in Control.    The agreement also provides for certain benefits upon a change in control and upon termination following a change in control. Immediately before a change in control, vesting of all the executive’s outstanding equity accelerates (only to the extent earned, in the case of performance stock rights, which we do not currently offer). This acceleration of vesting is also required for all employee equity awards under the terms of our LTIP. Upon vesting in connection with a change in control, the Change in Control Severance Agreement requires that RSRs settle in cash and that options accelerate with enough time to obtain the benefits that other shareholders would receive in connection with the change in control. The agreement also provides that restrictions on any other outstanding incentive awards will lapse on a Change in Control and that the executive will remain eligible for a cash incentive bonus under the terms of Safeco’s incentive plan for leadership employees generally.

Change in Control Severance Agreements—Severance Following Change in Control.    During the seven years following the change in control, if the executive is discharged without cause, demoted or given other good reason to resign, the agreement calls for the following severance payments:

(i)	a lump-sum cash payment of three times annual base salary (reduced to the extent the employee is within three years of attaining age 65),

(ii)	a lump sum cash payment of any incentive compensation that has already been allocated or awarded to the executive for a completed period and which is contingent only on continued employment,

(iii)	a pro rata portion of the aggregate value of all contingent incentive compensation awards, assuming the highest achievement of individual and company goals so as to produce maximum payouts,

(iv)	continuation of life, disability, accident and health benefits for three years (reduced to the extent the employee is within three years of attaining age 65 or obtains similar benefits after departure), and

(v)	a tax gross-up to the extent a certain excise tax is imposed on any amounts payable in connection with a change in control or termination of the executive.

The above payments are also payable if the executive resigns, for any reason, during the thirteenth full calendar month following the change in control.

With respect to the tax gross-up referenced above, if the executive is required to pay any excise tax pursuant to Sections 280G and 4999 of the Internal Revenue Code, we will make an additional payment to the executive in the amount of the excise tax plus all additional taxes associated with this excise tax payment (the 280G tax gross-up).

For purposes of the agreement, terminations without cause or resignations for good reason occurring before a change in control will be deemed to occur following a change in control, thus triggering severance, if they are at the request or direction of the acquirer; if the “good reason” for resignation arose due to the acquirer; or if the executive can otherwise demonstrate that the termination is in connection with or in anticipation of the change in control. The severance payments described above also become payable if we fail to cause an acquirer to assume our obligations under the Change in Control Severance Agreement in connection with a change in control.

Executives may defer all or a portion of severance and tax gross-up payments made under the Change in Control Severance Agreement, with simple interest at an annual rate of 10%. Payment can occur in up to 120 monthly installments beginning on a date and for a period elected by the executive, but in no event beginning later than January 1st of the year after the executive turns 65. Safeco intends to comply in good faith with Section 409A of the Internal Revenue Code, concerning deferred compensation arrangements, and any final regulations issued thereunder. We continue to monitor this area of regulation and may consider making substitute benefits available to executives to the extent appropriate in connection with Section 409A compliance.

No severance payments are due under the agreement if an executive is terminated for “cause,” which is defined in the agreement to mean (i) the willful and continued failure by the executive to substantially perform the executive’s duties after a written demand for substantial performance is delivered to the executive by the board, or (ii) the willful engaging by the executive in conduct that is demonstrably and materially injurious to the company, monetarily or otherwise.

A “change in control” for purposes of the Change in Control Severance Agreement means:

•	Acquisition by a person of beneficial ownership of 25% of the company’s voting securities

•	A change of a majority of the board to directors not approved by incumbent directors

•	A merger or consolidation in which Safeco voting securities represent less than 75% of voting power after transaction, or

•	Approval of plan of complete liquidation, dissolution or sale of all or substantially all of Safeco’s assets.

Non-CEO Executive Severance Guidelines.    Before August 2006, our Compensation Committee approved severance payments, if any, for our executives on a case-by-case basis. In August 2006, the Compensation Committee determined that for competitive purposes, to provide consistency, and to control severance costs, it would be appropriate to establish executive severance guidelines. After analysis of competitive data, including publicly available benchmark information compiled by Hewitt Associates, the Compensation Committee approved guidelines that suggest minimum and maximum separation payments for senior officers upon resignation for good reason (as determined by the Compensation Committee) or involuntary termination without cause. The guidelines apply to the Named Executives employed by us at year-end other than our CEO.

The guidelines suggest providing the following severance benefits. For some benefits, the guidelines suggest a single level of benefit, and for other benefits, the guidelines suggest a range, with minimum, maximum and typical benefits. We describe the suggested benefits below, indicating where applicable, the “typical” and “maximum” levels suggested by the guidelines:

•	Cash severance: typical payment is one year’s pay, maximum payment is two years’ pay (in each case, “pay” being base salary plus target bonus)

•	Payment in lieu of bonus: typical payment is pro-rated bonus at target, not adjusted for company results and maximum payment is pro-rated bonus at target, adjusted for company results

•

Equity acceleration: typical payment is pro-rated vesting of equity awards that would otherwise vest within 12 months and maximum payment is vesting of all equity awards that would otherwise vest within 12 months

•	Payment for health coverage: A lump-sum payment equal to three months of company health plan premiums for that employee and

•	Outplacement services for up to one year

These benefits are contingent on the executive’s execution of a waiver of claims. Our executive severance guidelines do not apply to voluntary resignation without good reason, retirement, death or disability, or change in control. Our Compensation Committee reserves the right to modify or terminate this program at anytime. In all cases, severance payments remain subject to the Compensation Committee’s discretion and may be adjusted upward or downward based on factors such as length of service and transition requirements, as well as the particular circumstances of and restrictive covenants secured in connection with a given departure.

As noted above, the executive severance guidelines do not apply to our CEO. As of January 1, 2007 and going forward, any severance payments or other benefits to our CEO upon a termination not governed by the Change in Control Severance Agreement or other Safeco plan or policy would be determined in the discretion of the Compensation Committee. Ms. Reynolds’ offer letter did contain a provision that if her employment were terminated without cause before her first anniversary of employment (January 1, 2007), we would pay her 18 months’ salary and a pro-rated bonus at target, both contingent on execution of a waiver and release of claims. These provisions have lapsed, but they are reflected in the tables starting on page 65 below, which quantify estimated payments that would have been payable to our Named Executives assuming termination or a change in control occurred as of the last business day of 2006.

LTIP.    The LTIP provides for acceleration of vesting of equity awards under certain circumstances that involve termination of employment or a change in control. These provisions apply to all holders of awards under the plan. The LTIP and Compensation Committee policy provide for acceleration of vesting as follows:

Retirement:    Acceleration of vesting of options and RSRs depends upon the terms of the award agreement or the action or policy of the Compensation Committee. Before February 2007, our LTIP provided for accelerated vesting of RSRs upon retirement, and Compensation Committee policy was to also accelerate vesting of options upon retirement. This full acceleration of RSRs and options upon retirement continues to apply to all awards granted before February 2007. For equity awards (options and RSRs) granted in February 2007 or later, our Compensation Committee’s policy is to provide full acceleration of vesting on retirement, except that any equity awards granted in the year of retirement are accelerated only on a pro-rated basis.

Disability:    Acceleration of vesting of options and RSRs depends upon the terms of the award agreement or the action or policy of the Compensation Committee. Before February 2007, our LTIP provided for accelerated vesting of RSRs, but not options, upon total and permanent disability. This full acceleration of RSRs upon disability continues to apply to all RSRs under our Compensation Committee’s policy. For option awards granted in February 2007 or later, our Compensation Committee’s policy is to provide full acceleration of vesting upon total and permanent disability.

Death:    Our LTIP provides for automatic accelerated vesting of stock options upon death. Accelerated vesting of RSRs depends upon the terms of the award agreement or action or policy of the Compensation Committee. Before February 2007, our LTIP provided for vesting of all unvested RSRs if employment was terminated due to death. This full acceleration of RSRs upon death continues to apply to all RSRs in accordance with our Compensation Committee’s policy.

Change in Control:    All unvested equity awards accelerate, without regard to termination of employment.

Retirement Plans.    Accumulated benefits in the CBP do not accelerate upon a change in control of Safeco or upon any of the other events shown in the tables below. Unvested amounts in the DCP and the Excess CBP Sub-Account vest if a participant’s employment is terminated within two years following a change in control.

Estimated Termination, Change in Control Payments for Named Executives.    In the tables below, we show estimated amounts that would have been payable to each Named Executive employed by us in a variety of termination scenarios, assuming the triggering event occurred as of December 29, 2006, the last business day of the year. We do not show amounts that would have been payable upon retirement as of that date, because none of the Named Executives employed by us as of December 29, 2006 was eligible to retire on that date.

In estimating the severance amounts shown in the table for involuntary terminations not for cause for our Named Executives other than the CEO, we have assumed application of the maximum suggested payments under our Executive Severance Guidelines.

No accelerated vesting would be triggered upon the events shown in the table with respect to the CBP, but termination upon a change in control would accelerate the vesting of balances in the Excess CBP Sub-Account and DCP, and we show the amount that would have vested in the tables below. For those Named Executives who were not yet eligible to participate in these plans as of that date, amounts shown in these rows are accordingly zero. For those Named Executives whose full account balances as of that date were already vested, amounts shown are also zero. You can view more information about the Named Executives’ fiscal year-end CBP and Excess CBP Sub-Account balances in the Pension Benefits table on page 56 and the footnotes to that table, and their DCP balances in the Nonqualified Deferred Compensation Table on page 58.

An amount for the 2006 cash incentive award is included in these tables, even though they speak as of the last business day of the year, at which point the performance period for any cash incentive award was complete. If a termination event shown below were to occur during the course of a performance period, any awarded but unpaid cash incentive with respect to the previous completed period would be payable, as well as a pro-rata amount with respect to the current period. In the case of involuntary termination, disability or death, the pro-rata incentive amount would be payable when cash incentives with respect to the period are paid, at the individual’s applicable target percentage of base salary, modified by actual company results (assuming, in the case of involuntary termination, application of the maximum bonus benefit formulation under the executive severance guidelines). In the case of termination upon change in control, the pro-rata incentive amount would instead be payable upon termination, and the amount would be based on an assumption that company results and individual performance were at levels that would result in the maximum amount payable, resulting in a pro-rata cash incentive amount reflecting the maximum applicable individual salary percentage times the maximum cash incentive pool modifier of 2.0.

Other assumptions are discussed in the footnotes to each table. In no case do we undertake to actually pay estimated amounts shown solely by virtue of their appearance in this proxy statement.

Estimated amounts payable upon termination, change in control and related events with respect to Paula Rosput Reynolds, President and CEO, as of December 29, 2006. No payments or benefits would have been triggered upon voluntary resignation or termination for cause.

Type of Benefit or Payment	Involuntary, Not for Cause Termination (1) ($)	Change in Control – No Termination($) (2)	Termination Without Cause upon Change in Control ($) (3)	Disability ($) (4)	Death ($) (5)
Cash Payment	1,387,500	0	2,775,000	0	0
Bonus (6)	1,110,000	0	1,998,000	1,998,000	1,998,000
RSRs Acceleration (7)	0	6,220,472	6,220,472	6,220,472	6,220,472
Options Acceleration (8)	0	1,200,000	1,200,000	0	1,200,000
Excess CBP Sub-Account Acceleration of Unvested Portion (9)	0	0	0	0	0
DCP Acceleration of Unvested Portion (10)	0	0	0	0	0
Outplacement Services (11)	0	0	0	0	0
280G Tax Gross-Up (12)	0	0	1,981,433	0	0
Other Perks or Benefits (13)	0	0	27,027	0	0
Total	2,497,500	7,420,472	14,201,932	8,218,472	9,418,472

(1)	Amounts shown in this column reflect the terms of Ms. Reynolds’ offer letter. December 29, 2006 preceded the first anniversary of Ms. Reynolds’ first day of employment, which was January 1, 2007. As of the date of this proxy statement, these provisions of the offer letter no longer apply. The executive severance guidelines described above that apply to our other Named Executives do not apply to our CEO; any severance payments or other benefits to our CEO upon a termination not governed by the Change in Control Severance Agreement or other Safeco plan would be determined in the discretion of the Compensation Committee.
(2)	Our LTIP provides for accelerated vesting of all equity awards issued under that plan in the event of a change in control.
(3)	Amounts shown in this column reflect the terms of our Change in Control Severance Agreement, described starting on page 60 and estimated attorneys’ fees. With respect to the amount shown as bonus payment, the table assumes that because the bonus period was complete, the amount payable as bonus would be considered to be incentive compensation that has already been allocated or awarded to the executive for a completed period under the terms of our Change in Control Severance Agreement.
(4)	Assumes total and permanent disability. Reflects acceleration of unvested RSRs, but not options; see page 63 for an explanation of our LTIP provisions and Compensation Committee policy regarding acceleration of vesting upon certain events. No amounts are shown with respect to standard disability pay we make available on the same basis to all employees.
(5)	Reflects acceleration of unvested RSRs and options; see page 63 for an explanation of our LTIP provisions and Compensation Committee policy regarding acceleration of vesting upon certain events. No amounts are shown with respect to life insurance coverage, which we provide for all employees, with premiums paid for by Safeco, in the amount of one year’s salary.
(6)	The amount shown for bonus payment upon involuntary termination reflects the terms of Ms. Reynolds’ offer letter. Otherwise, amounts shown in this row reflect payment of a target bonus modified by the actual cash incentive pool modifier for the company’s 2006 results, which was 1.8.
(7)	Amounts shown for RSR acceleration were calculated by multiplying the number of shares that would have vested due to the triggering event by $62.55, the closing price of our common stock on December 29, 2006. Our LTIP provides for accelerated vesting of all equity awards issued under that plan in the event of a change in control. As of December 29, 2006, our LTIP also provided for acceleration of all RSRs upon disability or death; this provision was modified in February 2007 and, for awards granted subsequent to this modification, acceleration of RSRs upon death, disability or retirement will depend on the provisions of the particular award agreement or other Compensation Committee action.
(8)	Values shown with respect to option accelerations were calculated by subtracting the aggregate exercise price from the aggregate market price of the options that would have accelerated, using a market price of $62.55, the closing price of our common stock on December 29, 2006.
(9)	Ms. Reynolds was not eligible to participate in the DCP’s Excess CBP Sub-Account as of December 29, 2006. Unvested amounts in the Excess CBP Sub-Account would vest upon termination within two years of a change in control or upon death or disability.
(10)	Ms. Reynolds’ DCP account as of December 29, 2006 did not include any unvested portions because she was not yet eligible for company DCP credits. Unvested amounts in the DCP would vest upon termination within two years of a change in control or upon death or disability.

(11)	Ms. Reynolds’ offer letter did not provide for outplacement services upon termination within her first year of employment.
(12)	Represents estimated cost to Safeco of providing a 280G excise tax gross-up based on a 280G excise tax rate of 20%, a 35% federal income tax rate, and a 1.45% Medicare tax rate. The amount shown for the 280G excise tax gross-up does not include any such excise tax gross-up with respect to the estimated cash bonus payment shown, because the bonus performance period was complete as of the date of the table, and as such, the payment need not be treated as relating to a change in control for purposes of the excise tax calculation.
(13)	The amount shown in this row with respect to termination upon change in control reflects 36 months’ health and welfare benefits continuation and estimated attorneys’ or other advisors’ fees.

Estimated amounts payable upon termination, change in control and related events with respect to Ross Kari, Executive Vice President and CFO, as of December 29, 2006. No payments or benefits would have been triggered upon voluntary resignation or termination for cause.

Type of Benefit or Payment	Involuntary, Not for Cause Termination (1) ($)	Change in Control – No Termination($) (2)	Termination Without Cause upon Change in Control ($) (3)	Disability ($) (4)	Death ($) (5)
Cash Payment	1,870,000	0	1,650,000	0	0
Bonus (6)	693,000	0	693,000	693,000	693,000
RSRs Acceleration (7)	135,734	542,934	542,934	542,934	542,934
Options Acceleration (8)	18,022	72,103	72,103	0	72,103
Excess CBP Sub-Account Acceleration of Unvested Portion (9)	0	0	0	0	0
DCP Acceleration of Unvested Portion (10)	0	0	0	0	0
Outplacement Services (11)	186,450	0	0	0	0
280G Tax Gross-Up (12)	0	0	606,833	0	0
Other Perks or Benefits (13)	10,000	0	37,000	0	0
Total	2,913,206	615,037	3,601,870	1,235,934	1,308,037

(1)	This column description also includes resignations that occur by the executive for good reason (as agreed to by the company). With the exception of the amount shown in the “Other Perks or Benefits” row, amounts shown represent maximum suggested payments under our executive severance guidelines as discussed starting on page 62.
(2)	Our LTIP provides for accelerated vesting of all equity awards issued under that plan in the event of a change in control.
(3)	Amounts shown in this column reflect the terms of our Change in Control Severance agreement, described starting on page 60, and estimated attorneys’ fees. With respect to the amount shown as bonus payment, the table assumes that because the bonus period was complete, the amount payable as bonus would be considered to be incentive compensation that has already been allocated or awarded to the executive for a completed period under the terms of our Change in Control Severance Agreement.
(4)	Assumes total and permanent disability. Reflects acceleration of unvested RSRs, but not options; see page 63 for an explanation of our LTIP provisions and Compensation Committee policy regarding acceleration of vesting upon certain events. No amounts are shown with respect to standard disability pay we make available on the same basis to all employees.
(5)	Reflects acceleration of unvested RSRs and options; see page 63 for an explanation of our LTIP provisions and Compensation Committee policy regarding acceleration of vesting upon certain events. No amounts are shown with respect to life insurance coverage, which we provide for all employees, with premiums paid for by Safeco, in the amount of one year’s salary.
(6)	Amounts shown in this row reflect payment of a target bonus modified by the actual cash incentive pool modifier for the company’s 2006 results, which was 1.8. Amounts shown are based on Mr. Kari’s annual salary rate rather than actual salary paid, consistent with the terms of his offer letter.
(7)	Amounts shown for RSR acceleration were calculated by multiplying the number of shares that would have vested due to the triggering event by $62.55, the closing price of our common stock on December 29, 2006. Our LTIP provides for accelerated vesting of all equity awards issued under that plan in the event of a change in control. As of December 29, 2006, our LTIP also provided for acceleration of all RSRs upon disability or death; this provision was modified in February 2007 and, for awards granted subsequent to this modification, acceleration of RSRs upon death, disability or retirement will depend on the provisions of the particular award agreement or other Compensation Committee action.

(8)	Values shown with respect to option accelerations were calculated by subtracting the aggregate exercise price from the aggregate market price of the options that would have accelerated, using a market price of $62.55, the closing price of our common stock on December 29, 2006.
(9)	Mr. Kari was not eligible to participate in the DCP’s Excess CBP Sub-Account as of December 29, 2006. Unvested amounts in the Excess CBP Sub-Account would vest upon termination within two years of a change in control or upon death or disability.
(10)	Mr. Kari had no amounts credited to his DCP account as of December 29, 2006. Unvested amounts in the DCP would vest upon termination within two years of a change in control or upon death or disability.
(11)	Assumes one year’s outplacement services at an estimated, aggregate incremental cost to Safeco. As of December 29, 2006, our practice was to provide one year’s outplacement services to all employees in the event of involuntary, not-for-cause termination. The value associated with such services for senior executives can be significantly higher than for other employees.
(12)	Represents estimated cost to Safeco of providing a 280G excise tax gross-up based on a 280G excise tax rate of 20%, a 35% federal income tax rate, and a 1.45% Medicare tax rate. The amount shown for the 280G excise tax gross-up does not include any such excise tax gross-up with respect to the estimated cash bonus payment shown, because the bonus performance period was complete as of the date of the table, and as such, the payment need not be treated as relating to a change in control for purposes of the excise tax calculation.
(13)	The amount shown in this row with respect to an involuntary, not-for-cause termination reflects an estimated allowance for attorneys’ or other advisors’ fees. The amount shown in this row with respect to termination upon a change in control reflects 36 months’ health and welfare benefits continuation and estimated attorneys’ or other advisors’ fees.

Estimated amounts payable upon termination, change in control and related events with respect to Arthur Chong, Executive Vice President and Chief Legal Officer, as of December 29, 2006. No payments or benefits would have been triggered upon voluntary resignation or termination for cause.

Type of Benefit or Payment	Involuntary, Not for Cause Termination (1) ($)	Change in Control – No Termination ($) (2)	Termination Without Cause upon Change in Control ($) (3)	Disability ($) (4)	Death ($) (5)
Cash Payment	1,360,000	0	1,200,000	0	0
Bonus (6)	504,000	0	504,000	504,000	504,000
RSRs Acceleration (7)	468,750	1,624,799	1,624,799	1,624,799	1,624,799
Options Acceleration (8)	0	0	0	0	0
Excess CBP Sub-Account Acceleration of Unvested Portion (9)	0	0	0	0	0
DCP Acceleration of Unvested Portion (10)	0	0	1,333	1,333	1,333
Outplacement Services (11)	141,900	0	0	0	0
280G Tax Gross-Up (12)	0	0	612,211	0	0
Other Perks or Benefits (13)	10,000	0	42,349	0	0
Total	2,484,650	1,624,799	3,984,692	2,130,132	2,130,132

(1)	This column description also includes resignations that occur by the executive for good reason (as agreed to by the company). With the exception of the amount shown in the “Other Perks or Benefits” row, amounts shown represent maximum suggested payments under our executive severance guidelines as discussed starting on page 62.
(2)	Our LTIP provides for accelerated vesting of all equity awards issued under that plan in the event of a change in control.
(3)	Amounts shown in this column reflect the terms of our Change in Control Severance Agreement, described starting on page 60, and estimated attorneys’ fees. With respect to the amount shown as bonus payment, the table assumes that because the bonus period was complete, the amount payable as bonus would be considered to be incentive compensation that has already been allocated or awarded to the executive for a completed period under the terms of our Change in Control Severance Agreement.
(4)	Assumes total and permanent disability. Reflects acceleration of unvested RSRs, but not options; see page 63 for an explanation of our LTIP provisions and Compensation Committee policy regarding acceleration of vesting upon certain events. No amounts are shown with respect to standard disability pay we make available on the same basis to all employees.
(5)	Reflects acceleration of unvested RSRs and options; see page 63 for an explanation of our LTIP provisions and Compensation Committee policy regarding acceleration of vesting upon certain events. No amounts are shown with respect to life insurance coverage, which we provide for all employees, with premiums paid for by Safeco, in the amount of one year’s salary.

(6)	Amounts shown in this row reflect payment of a target bonus modified by the actual cash incentive pool modifier for the company’s 2006 results, which was 1.8. Amounts shown are based on actual salary paid, as reported in the Summary Compensation Table.
(7)	Amounts shown for RSR acceleration were calculated by multiplying the number of shares that would have vested due to the triggering event by $62.55, the closing price of our common stock on December 29, 2006. Our LTIP provides for accelerated vesting of all equity awards issued under that plan in the event of a change in control. As of December 29, 2006, our LTIP also provided for acceleration of all RSRs upon disability or death; this provision was modified in February 2007 and, for awards granted subsequent to this modification, acceleration of RSRs upon death, disability or retirement will depend on the provisions of the particular award agreement or other Compensation Committee action.
(8)	Mr. Chong did not hold any Safeco stock options as of December 29, 2006.
(9)	Mr. Chong was not eligible to participate in the DCP’s Excess CBP Sub-Account as of December 29, 2006. Unvested amounts in the Excess CBP Sub-Account would vest upon termination within two years of a change in control or upon death or disability.
(10)	Amount shown reflects acceleration of unvested amounts in the DCP, which would vest upon termination within two years of a change in control or upon death or disability.
(11)	Assumes one year’s outplacement services at an estimated, aggregate incremental cost to Safeco. As of December 29, 2006, our practice was to provide one year’s outplacement services to all employees in the event of involuntary, not-for-cause termination. The value associated with such services for senior executives can be significantly higher than for other employees.
(12)	Represents estimated cost to Safeco of providing a 280G excise tax gross-up based on a 280G excise tax rate of 20%, a 35% federal income tax rate, and a 1.45% Medicare tax rate. The amount shown for the 280G excise tax gross-up does not include any such excise tax gross-up with respect to the estimated cash bonus payment shown, because the bonus performance period was complete as of the date of the table, and as such, the payment need not be treated as relating to a change in control for purposes of the excise tax calculation.
(13)	The amount shown in this row with respect to an involuntary, not-for-cause termination reflects an estimated allowance for attorneys’ or other advisors’ fees. The amount shown in this row with respect to termination upon a change in control reflects 36 months’ health and welfare benefits continuation and estimated attorneys’ or other advisors’ fees.

Estimated amounts payable upon termination, change in control and related events with respect to Allie Mysliwy, Executive Vice President and Chief Business Services Officer, as of December 29, 2006. No payments or benefits would have been triggered upon voluntary resignation or termination for cause.

Type of Benefit or Payment	Involuntary, Not for Cause Termination (1) ($)	Change in Control – No Termination($) (2)	Termination Without Cause upon Change in Control ($) (3)	Disability ($) (4)	Death ($) (5)
Cash Payment	1,074,400	0	948,000	0	0
Bonus (6)	393,120	0	393,120	393,120	393,120
RSRs Acceleration (7)	730,208	1,967,823	1,967,823	1,967,823	1,967,823
Options Acceleration (8)	415,947	415,947	415,947	0	415,947
Excess CBP Sub-Account Acceleration of Unvested Portion (9)	0	0	0	0	0
DCP Acceleration of Unvested Portion (10)	0	0	0	0	0
Outplacement Services (11)	103,050	0	0	0	0
280G Tax Gross-Up (12)	0	0	0	0	0
Other Perks or Benefits (13)	10,000	0	32,735	0	0
Total	2,726,725	2,383,770	3,757,625	2,360,943	2,776,890

(1)	This column description also includes resignations that occur by the executive for good reason (as agreed to by the company). With the exception of the amount shown in the “Other Perks or Benefits” row, amounts shown represent maximum suggested payments under our executive severance guidelines, as discussed starting on page 62. For purposes of this table, Mr. Mysliwy’s 2006 annual base salary is assumed to be $316,000, the rate actually in effect as of December 29, 2006. In February 2007, Mr. Mysliwy’s base salary was retroactively adjusted to $360,000 effective as of December 1, 2006 as noted on page 47.
(2)	Our LTIP provides for accelerated vesting of all equity awards issued under that plan in the event of a change in control.

(3)	Amounts shown in this column reflect the terms of our Change in Control Severance Agreement, described starting on page 60, and estimated attorneys’ fees. With respect to the amount shown as bonus payment, the table assumes that because the bonus period was complete, the amount payable as bonus would be considered to be incentive compensation that has already been allocated or awarded to the executive for a completed period under the terms of our Change in Control Severance Agreement.
(4)	Assumes total and permanent disability. Reflects acceleration of unvested RSRs, but not options; see page 63 for an explanation of our LTIP provisions and Compensation Committee policy regarding acceleration of vesting upon certain events. No amounts are shown with respect to standard disability pay we make available on the same basis to all employees.
(5)	Reflects acceleration of unvested RSRs and options; see page 63 for an explanation of our LTIP provisions and Compensation Committee policy regarding acceleration of vesting upon certain events. No amounts are shown with respect to life insurance coverage, which we provide for all employees, with premiums paid for by Safeco, in the amount of one year’s salary.
(6)	Amounts shown in this row reflect payment of a target bonus modified by the actual cash incentive pool modifier for the company’s 2006 results, which was 1.8. Amounts shown are based on actual salary paid, as reported in the Summary Compensation Table.
(7)	Amounts shown for RSR acceleration were calculated by multiplying the number of shares that would have vested due to the triggering event by $62.55, the closing price of our common stock on December 29, 2006. Our LTIP provides for accelerated vesting of all equity awards issued under that plan in the event of a change in control. As of December 29, 2006, our LTIP also provided for acceleration of all RSRs upon disability or death; this provision was modified in February 2007 and, for awards granted subsequent to this modification, acceleration of RSRs upon death, disability or retirement will depend on the provisions of the particular award agreement or other Compensation Committee action.
(8)	Values shown with respect to option accelerations were calculated by subtracting the aggregate exercise price from the aggregate market price of the options that would have accelerated, using a market price of $62.55, the closing price of our common stock on December 29, 2006.
(9)	Amounts credited to Mr. Mysliwy’s Excess CBP Sub-Account of the DCP as of December 29, 2006 were already vested in their entirety as of that date.
(10)	Amounts credited to Mr. Mysliwy’s DCP account as of December 29, 2006 were already vested in their entirety as of that date.
(11)	Assumes one year’s outplacement services at an estimated, aggregate incremental cost to Safeco. As of December 29, 2006, our practice was to provide one year’s outplacement services to all employees in the event of involuntary, not-for-cause termination. The value associated with such services for senior executives can be significantly higher than for other employees.
(12)	Amount shown for 280G excise tax gross-up is zero because Mr. Mysliwy’s assumed change-in-control related payments as of December 29, 2006 would not have been high enough to trigger a 280G excise tax.
(13)	The amount shown in this row with respect to an involuntary, not-for-cause termination reflects an estimated allowance for attorneys’ or other advisors’ fees. The amount shown in this row with respect to termination upon a change in control reflects 36 months’ health and welfare benefits continuation and estimated attorneys’ or other advisors’ fees.

Estimated amounts payable upon termination, change in control and related events with respect to M. Hughes, Executive Vice President – Insurance Operations, as of December 29, 2006. No payments or benefits would have been triggered upon voluntary resignation or termination for cause.

Type of Benefit or Payment	Involuntary, Not for Cause Termination (1) ($)	Change in Control – No Termination($) (2)	Termination Without Cause upon Change in Control ($) (3)	Disability ($) (4)	Death ($) (5)
Cash Payment	1,360,000	0	1,200,000	0	0
Bonus (6)	385,764	0	385,764	385,764	385,764
RSRs Acceleration (7)	273,531	804,518	804,518	804,518	804,518
Options Acceleration (8)	94,395	94,395	94,395	0	94,395
Excess CBP Sub-Account Acceleration of Unvested Portion (9)	0	0	0	0	0
DCP Acceleration of Unvested Portion (10)	0	0	0	0	0
Outplacement Services (11)	132,600	0	0	0	0
280G Tax Gross-Up (12)	0	0	442,266	0	0
Other Perks or Benefits (13)	10,000	0	14,461	0	0
Total	2,256,290	898,913	2,941,404	1,190,282	1,284,677

(1)	This column description also includes resignations that occur by the executive for good reason (as agreed to by the company). With the exception of the amount shown in the “Other Perks or Benefits” row, amounts shown represent maximum suggested payments under our executive severance guidelines, as discussed starting on page 62.
(2)	Our LTIP provides for accelerated vesting of all equity awards issued under that plan in the event of a change in control.
(3)	Amounts shown in this column reflect the terms of our Change in Control Severance Agreement, described starting on page 60, and estimated attorneys’ fees. With respect to the amount shown as bonus payment, the table assumes that because the bonus period was complete, the amount payable as bonus would be considered to be incentive compensation that has already been allocated or awarded to the executive for a completed period under the terms of our Change in Control Severance Agreement.
(4)	Assumes total and permanent disability. Reflects acceleration of unvested RSRs, but not options; see page 63 for an explanation of our LTIP provisions and Compensation Committee policy regarding acceleration of vesting upon certain events. No amounts are shown with respect to standard disability pay we make available on the same basis to all employees.
(5)	Reflects acceleration of unvested RSRs and options; see page 63 for an explanation of our LTIP provisions and Compensation Committee policy regarding acceleration of vesting upon certain events. No amounts are shown with respect to life insurance coverage, which we provide for all employees, with premiums paid for by Safeco, in the amount of one year’s salary.
(6)	Amounts shown in this row reflect payment of a target bonus modified by the actual cash incentive pool modifier for the company’s 2006 results, which was 1.8. Amounts shown are based on actual salary paid, as reported in the Summary Compensation Table, and are based on Mr. Hughes’ blended pre- and post-promotion cash incentive target for 2006, which was 62%. Upon recommendation of the CEO, based on Mr. Hughes’ contributions in 2006, the percentage actually used in calculating the bonus we paid Mr. Hughes with respect to 2006 was 70%. See page 37 for more detail.
(7)	Amounts shown for RSR acceleration were calculated by multiplying the number of shares that would have vested due to the triggering event by $62.55, the closing price of our common stock on December 29, 2006. See page 63 for an explanation of our LTIP provisions and Compensation Committee policy regarding acceleration of vesting upon certain events.
(8)	Values shown with respect to option accelerations were calculated by subtracting the aggregate exercise price from the aggregate market price of the options that would have accelerated, using a market price of $62.55, the closing price of our common stock on December 29, 2006.
(9)	Amounts credited to Mr. Hughes’ Excess CBP Sub-Account of the DCP as of December 29, 2006 were already vested in their entirety as of that date.
(10)	Amounts credited to Mr. Hughes’ DCP account as of December 29, 2006 were already vested in their entirety as of that date.
(11)	Assumes one year’s outplacement services at an estimated, aggregate incremental cost to Safeco. As of December 29, 2006, our practice was to provide one year’s outplacement services to all employees in the event of involuntary, not-for-cause termination. The value associated with such services for senior executives can be significantly higher than for other employees.
(12)	Represents estimated cost to Safeco of providing a 280G excise tax gross-up based on a 280G excise tax rate of 20%, a 35% federal income tax rate, and a 1.45% Medicare tax rate. The amount shown for the 280G excise tax gross-up does not include any such excise tax gross-up with respect to the estimated cash bonus payment shown, because the bonus performance period was complete as of the date of the table, and as such, the payment need not be treated as relating to a change in control for purposes of the excise tax calculation.
(13)	The amount shown in this row with respect to an involuntary, not-for-cause termination reflects an estimated allowance for attorneys’ or other advisors’ fees. The amount shown in this row with respect to termination upon a change in control reflects 36 months’ health and welfare benefits continuation and estimated attorneys’ or other advisors’ fees.

Compensation of Directors

The following table shows the compensation our non-employee directors earned with respect to 2006. Paula Reynolds is not compensated in her capacity as a director; her compensation as our CEO and President is set forth in the Summary Compensation Table on page 44. No amounts are shown for Mr. Rinehart because he was appointed to our board in March 2007. The 2006 cash retainer and fee arrangements are shown in the first footnote following the Director Compensation table. As in past years, the 2006 annual equity award for directors was 2,500 RSRs, granted on the date of our 2006 annual meeting, vesting on the date of the following year’s annual meeting, and settling (to the extent vested) upon departure from the board. As explained in more detail below, we changed our directors’ annual RSR award starting in 2007 to be derived from an economic value, rather than a fixed number of RSRs. The effect this year will be a reduction in the number of RSRs granted, given the current price of our stock. You can read about the changes to our director compensation program starting on page 73.

DIRECTOR COMPENSATION—2006

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Joseph W. Brown (Chair)	136,000	374,958	1,372	512,330
Robert S. Cline (Audit Committee Chair)	70,000	166,458	1,372	237,830
Peter L.S. Currie	57,000	104,250	0	161,250
Maria Eitel	49,500	104,250	0	153,750
Joshua Green, III (Nom/Gov Committee Chair)	66,000	166,458	1,372	233,830
John S. Hamlin (4)	21,000	0	0	21,000
G. Thompson Hutton (5)	5,500	(94,167)	0	(88,667)
Kerry Killinger (Comp. Committee Chair)	59,000	166,458	0	225,458
Gary F. Locke	52,000	166,458	0	218,458
W. Gary Reed, Jr. (Finance Committee Chair)	63,000	166,458	1,372	230,830
Judith Runstad	51,000	166,458	1,372	218,830

(1)	Director Compensation Table, Fees Earned or Paid in Cash Column. The cash retainer is paid in May at the board’s annual meeting, and meeting fees are paid with respect to the previous quarter on the following quarter’s dividend payment date. The following table shows the overall compensation structure for our non-employee directors for their board and committee work during 2006:

2006 Director Compensation Structure

Type of Fee	Amount
Annual Board Retainer	$36,000
Annual Non-Executive Board Chair Retainer	$100,000
Annual Committee Chair Retainer (other than Audit Committee)	$4,000
Annual Audit Committee Chair Retainer	$8,000
Meeting Fees
Board Meeting	$1,500
Committee Meeting	$1,000
Annual RSR Grant—Share Number	2,500 RSRs

Mr. Brown was appointed as our non-executive board chair effective January 1, 2006. Because he assumed the role in January rather than in May, he received a pro rata portion of his chair retainer in January. The aggregate retainer paid to Mr. Brown with respect to 2006 was $125,000. He received a special RSR grant of 7,500 RSRs in May 2006, in lieu of the regular annual director RSR grant, in consideration of his service as our non-executive Chair in 2006.

(2)	Director Compensation Table, Stock Awards Column. The directors’ RSRs are granted pursuant to the terms of our stock awards program for non-employee directors under the LTIP immediately following each year’s annual meeting of shareholders and they vest on the date of the next annual meeting. Directors’ vested RSRs, however, are not settled until the director leaves the board, except that the director may elect to defer the settlement value of RSRs into the DCP for Directors, as described below under the caption “Deferred Compensation Plan for Directors.” For 2006, our board chair received 7,500 RSRs and each of the other non-employee directors received 2,500 RSRs.

Amounts shown in the “Stock Awards” column reflect the 2006 expense associated with RSR awards for each director. For Mr. Hutton, the negative amount shown reflects the reversal of previous expense taken with respect to unvested RSRs that he forfeited upon resignation from the board. Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended December 31, 2006 included in Safeco’s Annual Report on Form 10-K filed with the SEC on February 23, 2007 and available at www.safeco.com. However, pursuant to SEC rules, the amounts shown above do not reflect any assumption that a portion of the awards will be forfeited.

The grant date fair values under FAS 123(R) of our non-employee directors’ 2006 RSR awards are shown below. This value is derived by multiplying the number of RSRs granted by the closing price of our common stock on the date of grant, May 3, 2006, which was $54.85. We pay dividend equivalents on these RSRs at the same rate we pay dividends on outstanding shares. Dividend rates for 2006 are given on page 50.

Name	2006 RSR Grants FAS 123(R) Grant Date Fair Value ($)
J. Brown	411,375
R. Cline	137,125
P. Currie	137,125
M. Eitel	137,125
J. Green	137,125
J. Hamlin (4)	0
T. Hutton (5)	0
K. Killinger	137,125
G. Locke	137,125
G. Reed	137,125
J. Runstad	137,125

As of December 31, 2006, our non-employee directors held the following equity awards:

Name	RSRs (#)	Options (#)
J. Brown	15,000	4,000
R. Cline	10,000	8,000
P. Currie	2,500	0
M. Eitel	2,500	0
J. Green	10,000	8,000
J. Hamlin (4)	0	0
G. Hutton (5)	0	0
K. Killinger	10,000	0
G. Locke	5,000	0
G. Reed	10,000	0
J. Runstad	10,000	8,000

(3)	Director Compensation Table, Option Awards Column. Options are not currently part of our non-employee director compensation program. Amounts shown reflect the 2006 expense associated with outstanding non-employee director option awards. Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended December 31, 2006 included in Safeco’s Annual Report on Form 10-K filed with the SEC on February 23, 2007 and available at www.safeco.com. However, pursuant to SEC rules, the amounts shown do not reflect any assumption that a portion of the awards will be forfeited.

(4)	Director Compensation Table, John. S. Hamlin. Mr. Hamlin was appointed to the Board of Directors effective November 1, 2006. Because our director compensation program at the time of his appointment included an annual grant of 2,500 RSRs, Mr. Hamlin will receive 2,500 RSRs in May 2007 rather than RSRs having an economic value of $120,000.

(5)	Director Compensation Table, G. Thompson Hutton. Mr. Hutton resigned from the Board of Directors effective March 15, 2006.

The above Director Compensation table and related footnotes reflect the total compensation paid our directors with respect to 2006. We do not provide perquisites or other personal benefits to our directors. We provide a Deferred Compensation Plan for our non-employee directors as described below, but our non-employee directors do not participate in our Cash Balance Plan (CBP) or the Excess CBP Sub-Account.

Changes to Director Compensation for 2007

We structure our director pay to attract and retain qualified individuals. Each year, our Nominating/Governance Committee reviews competitive director pay data compiled by Towers Perrin. The Nominating/Governance Committee targets overall director compensation between the 50th and 75th percentile of a group of peer companies comprised primarily of the independent public companies included in our Compensation Peer Group for executive pay benchmarking.

Our past practice of granting a fixed number of RSRs annually (2,500) was developed at a time when our share price was lower than it is now. Accordingly, the value of this annual grant has increased significantly in recent years due to our share price appreciation. For this reason, the directors’ overall pay with respect to 2006 exceeded the 75th percentile of the director pay peer group. The directors decided that tying the annual directors’ equity award to a dollar value, rather than a fixed number of shares, would keep their overall compensation better aligned with their peers. For 2007, they fixed this dollar value at $120,000. This value will be converted into an actual RSR share number based on the same price that the economic value of Safeco employees’ 2007 equity grants were converted to shares. This conversion method used the average closing price of our common stock over the 20 trading-day period from January 24 through February 21, 2007, which was $65.74, as described on page 34. This will result in an annual 2007 grant per director of 1,825 RSRs, except for Mr. Hamlin, whose 2007 grant will be 2,500 RSRs as noted above. The directors also approved increases to the annual board retainer and committee chair retainers effective for 2007 in an effort to keep their overall compensation in the targeted range.

The 2007 compensation structure for Safeco’s directors is as follows:

2007 Director Compensation Structure

Type of Fee	Amount
Annual Board Retainer	$40,000
Annual Non-Executive Chairman Retainer	$100,000
Annual Committee Chair Retainer (other than Audit Committee)	$7,500
Annual Audit Committee Chair Retainer	$12,000
Meeting Fees
Board Meeting	$1,500
Committee Meeting	$1,000
RSR Grant—Economic Value	$120,000

The following elements of our director compensation program remain unchanged from 2006, except as noted.

Charitable Giving.    Safeco has had a corporate charitable giving program for decades. Under one feature of this program, Safeco will match up to $1,000 in gifts to 501(c)(3) nonprofit organizations. Our directors are eligible to participate in this program to the same extent as employees. We do not have in place any director legacy or similar charitable award programs under which Safeco makes or agrees to make donations in a director’s name.

Expense Reimbursement.    We provide transportation for or reimburse our non-employee directors for travel and out-of-pocket expenses incurred in connection with their services, including travel to and from Safeco headquarters as appropriate to carry out their duties. We also reimburse directors for expenses incurred to participate in continuing education programs, which are required under our Corporate Governance Guidelines.

Director Stock Ownership Requirements.    As discussed above, the RSRs we grant our non-employee directors vest annually. However, they are not settled until the director leaves the board. Under our Corporate Governance Guidelines, directors are expected to own at least 10,000 shares of Safeco common stock or vested RSRs by December 31, 2008 or within six years of joining the board, whichever is later. We changed the time frame for achieving the ownership requirement in 2007 from a five-year to a six-year period in connection with our change to fix the RSR grant at an economic value rather than a fixed share number. All directors either have met this requirement or are on track to do so within the required timeframe.

Deferred Compensation Plan for Directors.    We provide a Deferred Compensation Plan (DCP) for our non-employee directors, into which they may defer their annual retainers and meeting fees, settlements of RSRs, and dividend equivalents accrued on RSRs. There are no Safeco matching contributions or credits made to this plan. Amounts deferred are credited with earnings tied to the performance of the same measurement funds offered in our 401(k)/PSRP for employees. Information about these measurement funds can be found on page 60. Accrued balances for those directors who participate in the DCP for Directors are shown below as of December 31, 2006:

Name	DCP Balance ($)
Joseph W. Brown	607,211
Robert S. Cline	2,426
Peter L.S. Currie	105,571
Joshua Green III	732,771
Kerry Killinger	337,097
Gary F. Locke	135,515
W. Gary Reed, Jr.	825,536
Judith Runstad	23,889

Compensation Committee

Overview

Our Compensation Committee is comprised of four members and each is, in the judgment of the board, an “independent director” as defined by the New York Stock Exchange. The members of the Compensation Committee also are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” within the meaning of Section 16b-3 of the Securities Exchange Act of 1934.

How Our Compensation Committee Operates

The Compensation Committee operates under a written charter that is posted on our website at www.safeco.com/governance. The charter is reviewed annually and modifications are recommended to the full board for approval. The Compensation Committee also performs an annual self-evaluation to assess its performance generally and against its charter. The Compensation Committee meets at least quarterly and whenever necessary to fulfill its responsibilities; in 2006 it met four times. It also may act by unanimous written consent. During each quarterly meeting the members meet in executive session, and with various members of management to gain additional insight and perspective with respect to such matters as management succession, the CEO evaluation, legal matters and compensation and benefits matters generally.

The Compensation Committee’s Responsibilities

The members of Safeco’s Compensation Committee assist the board in fulfilling its responsibility to, among other things, (i) set and evaluate compensation, (ii) oversee Safeco’s management succession, (iii) oversee diversity efforts, and (iv) oversee Safeco’s health/welfare and retirement benefit plans.

Specifically, the Compensation Committee is responsible for annually reviewing and approving Safeco’s CEO’s and certain other executive officers’: (a) annual base salary level, (b) annual incentive opportunity level, and (c) long-term incentive opportunity level. In this regard, the Compensation Committee approves the performance measures to be used in executive, management, and broad-based employee incentive plans and the levels of performance for which incentive compensation is to be paid. With respect to the compensation of the CEO, the Compensation Committee annually establishes financial and leadership goals and objectives relevant to the CEO’s compensation and evaluates the CEO’s performance in light of those goals. The Compensation Committee’s other responsibilities include approval of salary changes for our ten most highly compensated employees. The Compensation Committee has delegated authority to the Chair to approve the compensation for any newly hired employee who will be one of the ten most highly compensated and the Chair must report such approval to the full committee. If, however, such employee is a Section 16 officer and the compensation includes equity, at least two other members of the Compensation Committee must also approve it.

The Compensation Committee has authority to directly engage its own outside consultants and for 2006 the Compensation Committee directly retained a principal of Towers Perrin to assist it by collecting and analyzing competitive compensation data, informing the Compensation Committee regarding compensation best practices and trends, and developing the executive compensation program. Our CEO provides recommendations to the Compensation Committee regarding Named Executives’ compensation and is responsible for conducting the performance evaluations for them. Our human resources organization also supports the Compensation Committee and provides recommendations regarding the amount and form of compensation paid to executive officers.

The Compensation Committee also administers the LTIP and has authority under the LTIP to delegate certain functions to management. See page 35 for a discussion of the Compensation Committee’s delegation of authority to the Incentive Plan Committee for equity grants to certain newly hired employees.

The Compensation Committee has authorized a principal of Towers Perrin, who reports directly to the Compensation Committee, to interact with Safeco’s management, as needed, on behalf of the Compensation Committee. Communication and interaction with management may occur for a number of reasons. On a routine basis, before regularly scheduled Compensation Committee meetings, the Compensation Committee’s consultant meets with management to review the meeting agenda, materials that will be discussed by the Compensation Committee and, when relevant, any proposals on which management will ask the Compensation Committee to take action. At other times, the Compensation Committee’s consultant may contact management to obtain or confirm information that is necessary for the consultant to effectively advise the Compensation Committee on a variety of ad hoc requests and inquiries made by the Compensation Committee. The parameters for this interaction were established when the Compensation Committee originally retained the consultant as its sole advisor.

Certain Relationships and Related Person Transactions

Safeco’s Policies.    Our policy is that all employees and directors must avoid any action that would put their own interests in conflict with the best interests of Safeco. Specifically, they must avoid involvement in any outside activities, whether through employment, investment or otherwise, that would interfere with job performance, create a conflict of interest or provide an unfair business advantage. These policies are included in our Code of Business and Financial Conduct and Ethics, which applies to all of Safeco’s directors, officers and employees. Each director and executive officer is instructed to inform the Audit Committee whenever confronted with any situation that may be perceived as a conflict of interest, even if the person does not believe the situation would violate Safeco’s Code of Business and Financial Conduct and Ethics. Our Audit Committee must approve or ratify all related person transactions entered into between our directors and executive officers and the company as more fully discussed below.

NYSE Rules.    Conflict of interest situations are also governed by the NYSE rules that define “independent” director status. Each of our directors, other than Ms. Reynolds, qualifies as “independent” in accordance with the NYSE rules.

The NYSE rules include a series of objective tests that do not allow a director to be considered independent if the director has certain employment, business or family relationships with the company. The NYSE independence definition includes a requirement that the board also review the relations of each independent director to the company on a subjective basis (including relationships discussed below) and affirmatively determine that there are no relationships between Safeco and any non-employee director that would compromise such director’s independence. In accordance with that review, on February 7, 2007, the board, based on analysis made by the Nominating/Governance Committee, made a subjective determination as to each non-employee director as of that date that no relationships exist that, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the directors reviewed and discussed information provided by the directors and Safeco with regard to each director’s business and personal activities as they may relate to Safeco and Safeco’s management.

SEC Rules.    The SEC also has specific disclosure requirements covering transactions involving Safeco and a related person. On February 7, 2007, our Board of Directors adopted a policy statement that describes the procedures for the review, approval or ratification of related person transactions. The policy memorializes in one document the steps we take to identify, and ensure Audit Committee approval or ratification of, related person transactions. The policy covers any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which Safeco was, is or will be a participant and the amount involved will or is expected to exceed $120,000 and in which any related person had, has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

For purposes of the policy, a “related person” is:

•	any director (or nominee for director) of Safeco Corporation;

•	any executive officer of Safeco Corporation;

•	any person or entity with beneficial ownership of 5% or more of the outstanding stock of Safeco Corporation;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

We recognize that related person transactions can raise questions as to whether they are consistent with the best interests of a company and its shareholders. Such transactions have come under increased scrutiny in recent years. As a general matter, Safeco avoids such transactions. However, Safeco recognizes that on occasion, depending on the particular circumstances, such transactions may be appropriate. Safeco reserves flexibility to enter into or ratify such transactions, provided that the Board of Directors, acting through the Audit Committee, determines that the transaction is not inconsistent with the best interests of Safeco and its shareholders.

We take a number of steps to identify and report transactions with our directors and executive officers so as to facilitate their review and approval by the Audit Committee.

•

Annually, each director and executive officer completes a Director and Officer (D&O) Questionnaire that requests, among other items, information regarding their business and non-profit affiliations, their immediate family members and the business and non-profit affiliations of their immediate family members.

•

Any person who is appointed as a director or executive officer completes a D&O Questionnaire before such person’s appointment, except that if it is impracticable for an executive officer to submit such information in advance, the person may submit such information promptly following the appointment.

•

On a quarterly basis, we distribute a questionnaire to the executive officers and directors to capture any potential related person transactions and to receive updates to the information requested in the annual D&O questionnaire.

•

Our legal department compiles and reviews the information received and distributes a report to the Audit Committee if any potential related person transactions are identified. Our legal department also compiles and updates a master list of related persons and distributes it quarterly to appropriate Safeco departments for review and identification of potential related person transactions.

The Audit Committee or Chair will consider all relevant facts and circumstances concerning a potential related person transaction, including, as applicable:

•	the benefits to Safeco;

•	impact on director independence;

•	availability of other sources for comparable products or services;

•	terms of the transaction versus terms available to unrelated third parties or to employees generally;

•	whether the proposed transaction presents, or appears to present, a conflict of interest; and

•	any other legal, regulatory or other considerations relevant to the transaction.

Only disinterested members of the Audit Committee will review, approve or ratify any related person transaction. The following transactions are deemed to be pre-approved: director and certain executive officer compensation; certain transactions where charges are determined by competitive bids or that involve common carriers or utilities charging rates fixed under law; transactions that involve services as a bank depository, transfer agent or registrar; and transactions where the related person’s interest arises solely from owning securities.

With respect to our review of related person transactions for 2006, we have the following to disclose:

Safeco has a relationship with Puget Energy and its affiliates, which purchase surety coverage from Safeco’s surety organization. This is a long-standing relationship that pre-dates Ms. Reynolds’ appointment as Safeco’s President and CEO. Puget Energy’s CEO is the spouse of Ms. Reynolds. Puget Energy paid premiums to Safeco for surety coverage in 2006 that totaled approximately $120,000, and Safeco does not consider the relationship material. However, to avoid any actual, potential or perceived conflicts of interest, Safeco has established an internal screen such that Ms. Reynolds will not be directly involved in any business decisions, including any disputes or claims discussions, directly involving Safeco’s surety relationship with Puget Energy.

In 2001 and 2002, prior to enactment of the Sarbanes-Oxley Act, we made loans in connection with the retention of certain officers and their relocations to Washington State and purchases of homes. In accordance with the Sarbanes-Oxley Act, the loans were never modified or renewed, and we no longer offer such loans to executives. The only remaining outstanding home loan is to Mike LaRocco. We loaned Mr. LaRocco $780,000, which amount was the greatest amount outstanding during 2006 and the amount outstanding on February 28, 2007, in connection with his offer of employment in 2001. The interest rate of this loan was zero percent while he was employed with us, and began accruing interest at 5.43% effective upon his resignation of employment, beginning July 12, 2006. Pursuant to its original terms, his loan is due and payable one year after departure from the company. Accordingly, Mr. LaRocco’s loan is due and payable on July 12, 2007.

How to Submit Shareholder Proposals and

Director Nominations for the 2008 Meeting

We will hold our 2008 annual meeting of shareholders on May 7, 2008. The federal proxy solicitation rules govern whether we must consider a shareholder proposal for inclusion in the proxy materials we distribute before our annual meeting, and these rules require that we be given significant advance notice. For us to consider a shareholder proposal for inclusion in our 2008 proxy materials, we must receive it no later than December 4, 2007.

If you would like to nominate someone for election to the Board of Directors, you must follow procedures outlined in our bylaws. The bylaws provide that you may nominate persons for election to the Board of Directors by sending written notice of your intention to nominate someone to the Secretary to Safeco’s Board of Directors at Safeco Plaza, Seattle, Washington 98185. We must receive your notice at least 90 days before the annual meeting. For the 2008 annual meeting, we would need to receive your notice by February 7, 2008. The notice must contain your name, address, telephone number and the number of shares of common stock you own, as well as certain information about the nominee required under the federal proxy solicitation rules. Your notice of nomination also must be accompanied by the nominee’s written consent to being a nominee and a statement of his or her intention to serve as a director, if elected.

To bring any other business before our 2008 annual shareholders meeting, you must file a written notice of intention to bring such business with the Secretary to the Board of Directors at Safeco Plaza, Seattle, Washington 98185 by February 7, 2008. The notice must contain the name, address, telephone number and number of shares of common stock owned by the shareholder, a brief description of the business and the reasons for conducting it at the meeting, and any material interest the shareholder has in such business. No such notices were filed to propose additional business for our 2007 annual meeting.

Annual Report and Form 10-K

A copy of our annual report and Form 10-K for 2006 accompanies this proxy statement. We will provide you an additional copy without charge if you request one by mail to Investor Relations, Safeco Corporation, Safeco Plaza, Seattle, Washington 98185 or by e-mail to ir@safeco.com. This report is also available on our website at www.safeco.com/ar.

Other Matters

The board does not know of any other matters to be presented for action at the annual meeting. If you vote by Internet or phone or return a proxy card before the annual meeting, your shares will be voted in accordance with your specifications. If any other matters come before the annual meeting properly, the persons named as proxies on your proxy card will vote all shares they represent in accordance with their best judgment.

Please promptly vote by Internet or phone or return your proxy card or voting instruction form so that your shares are represented at the meeting. Thank you.

Paula Rosput Reynolds
President and Chief Executive Officer

Seattle, Washington

April 2, 2007

kcomm (212) 493-6961— 70259 BNY— Safeco Corporation – Internet Telephone Proxy Card	Proof 8 —03/21/07 —17:50

ADMISSION TICKET

Annual Meeting of Shareholders

May 2, 2007, 11:00 a.m. Pacific Time

*New Location*

The Seattle Public Library, Microsoft Auditorium

1000 Fourth Avenue, Seattle, WA 98104

DRIVING DIRECTIONS

Traveling North on I-5:

•   Take I-5 exit 165 at Seneca Street.

•   Follow Seneca Street one block west.

•   Turn left on Fifth Avenue and go south one block to Spring Street.

•   The library is on the right.

Traveling South on I-5:

•   Take I-5 exit 165B at Union Street.

•   Follow Union three blocks west to Fifth Avenue.

•   Turn left on Fifth and go south three blocks to Spring Street.

•   The library is on the right.

PARKING

The Seattle Public Library has a 143-stall underground parking garage with an entrance on Spring Street between Fourth and Fifth avenues. The garage is operated by AMPCO Parking Systems (425-462-7515). The parking garage has spaces designated for Washington State Disabled Parking Permit holders.

Height limit in the garage is 6 feet, 6 inches.

Note: If you plan to attend the Annual Meeting of Shareholders, please so indicate by marking the appropriate box on the attached proxy card. If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video, still photography or audio recording at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.	Parking Rates* Monday - Saturday 0 - 20 minutes 20 - 40 minutes 40 - 60 minutes 1 - 2 hours 2 - 3 hours 3 - 4 hours 4 - 5 hours 5 - 24 hours	$0 $3 $5 $7 $10 $14 $18 $24
* Parking is at shareholders own expense

This Admission Ticket should not be returned with your proxy but should be retained and brought with you to the Annual Meeting.

SAFECO CORPORATION
Proxy Solicited on Behalf of the Board of Directors of the Corporation
for the Annual Meeting of Shareholders
May 2, 2007

If I am a registered shareholder, I, by signing the reverse, appoint Paula Rosput Reynolds and Art Chong, each with full power of substitution, as the true and lawful attorneys and proxies for me, to represent and vote my shares at the Annual Meeting of Shareholders of Safeco Corporation to be held at The Seattle Public Library, Microsoft Auditorium, 1000 Fourth Avenue, Seattle, Washington 98104 at 11:00 a.m. on May 2, 2007, and any adjournment or postponement thereof, and to represent and vote my shares in the transaction of such business as may properly come before the meeting.

If I am a participant in the Safeco 401(k)/Profit-Sharing Retirement Plan’s Safeco Stock Ownership Fund, I, by signing the reverse, direct Wells Fargo Bank, N.A., trustee of such fund, to vote my shares as indicated on the reverse, or if not so indicated, in accordance with the plan document as described in the proxy statement.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but, if you are a registered shareholder, you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies named above cannot vote your shares unless you sign and return this card.

(Continued, and to be signed and dated, on reverse side.)

To include any comments, please mark this box. ☐	SAFECO CORPORATION P.O. BOX 11276 NEW YORK, NY 10203-0276

kcomm (212) 493-6961— 70259 BNY— Safeco Corporation – Internet Telephone Proxy Card	Proof 8 —03/21/07 —17:50

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 Hours a Day - 7 Days a Week Save Your Company Money - It’s Fast and Convenient

INTERNET		TELEPHONE		MAIL
https://www.proxypush.com/saf		1-866-307-0791

• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touchtone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR

•   Mark, sign and date your proxy card.

•   Detach your proxy card from the admission ticket.

•   Return your proxy card in the postage-paid envelope provided.

•   Do not mail more than one proxy card per return envelope.

Your telephone or Internet vote authorizes the proxyholders named in the proxy to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy card. The deadline for telephone and Internet voting is 5:00 p.m., Eastern Time, May 1, 2007 for registered shareholders and 11:59 p.m., Eastern Time, April 29, 2007 for participants in the Safeco 401(k)/Profit-Sharing Retirement Plan’s Safeco Stock Ownership Fund.

ON-LINE ACCESS TO PROXY MATERIALS

For shareholders who have elected to receive Safeco’s Proxy Statement and Annual Report electronically, you can now view the 2007 Annual Meeting materials on the Internet by pointing your browser to

http://www.safeco.com/ar.

YOUR VOTE IS IMPORTANT THANK YOU FOR VOTING

☐	ê DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ê

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.	☒ Votes must be indicated (x) in black or blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND “AGAINST” PROPOSAL 3.

1.	ELECTION OF DIRECTORS						This proxy when properly executed will be voted as directed herein. IF NO DIRECTION IS GIVEN, THE PROXIES NAMED ON THE REVERSE SIDE INTEND TO VOTE THE SHARES TO WHICH THIS PROXY RELATES “FOR ALL” WITH RESPECT TO PROPOSAL 1, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The undersigned hereby revokes all prior proxies given by the undersigned to vote at the meeting or any adjournment or postponement thereof
	FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS* (as marked below)	☐

Nominees:	01 - Robert S. Cline, 02 - Maria S. Eitel, 03 - John S. Hamlin 04 - Paula Rosput Reynolds and 05 - Charles R. Rinehart.

To change your address, please mark this box

and make edits at left.

I/We plan to attend the Annual Meeting

(admission ticket attached)

I/We would like to receive future distributions of Safeco’s Proxy Statement and Annual Report electronically.

☐ ☐ ☐
INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the space provided below.
*EXCEPTIONS

2.	RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS SAFECO’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING IN THE ELECTION OF DIRECTORS.	☐	☐	☐

S C A N L I N E
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here